Exhibit 10.3

LOAN AGREEMENT

Dated as of May 10, 2005

Among

W-#2 BALTIMORE, LLC, W-BOSTON, LLC,

CASA MARINA OWNER, LLC, KEY WEST REACH OWNER, LLC,

EL CONQUISTADOR PARTNERSHIP L.P., S.E.,

POSADAS DE SAN JUAN ASSOCIATES,

ATLANTA AMERICAN OWNER, LLC, and

FT. LAUDERDALE OWNER, LLC,

collectively, as Borrower,

TRAVIS REAL ESTATE GROUP JOINT VENTURE,

as Baltimore Owner

and

JPMORGAN CHASE BANK, N.A.,

and

BEAR STEARNS COMMERCIAL MORTGAGE, INC.,

collectively, as Lender

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-ii-

SCHEDULES

Schedule 1.1	–	Out Parcels
Schedule 1.2	–	Pre-approved Qualified Franchisor
Schedule 1.3	–	Pre-approved Qualified Manager
Schedule 1.4	–	Properties – Allocated Loan Amounts
Schedule 1.5	–	Parking Lease
Schedule 1.6	–	Ferryboat Charters
Schedule 1.7	–	Ship Mortgages
Schedule 1.8	–	Submerged Land Leases
Schedule 1.9	–	Qualified Transferee
Schedule 2.3.1	–	Amortization Schedule
Schedule 2.10	–	Tempus Documents
Schedule 4.1.1	–	Organizational Structure
Schedule 4.1.4	–	Litigation
Schedule 4.1.5	–	Material Agreements
Schedule 4.1.12	–	Condemnation
Schedule 4.1.17	–	Assessments
Schedule 4.1.20	–	Insurance Claims
Schedule 4.1.26	–	Rent Roll
Schedule 5.1.11	–	Smith Travel Research Report
Schedule 5.2.1	–	Permitted Brands
Schedule 5.2.10	–	Permitted FF&E Financing
Schedule 7.1.1	–	Required Repairs – Deadlines for Completion
Schedule 9.6	–	Servicers

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Exhibit 10.3

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of May 10, 2005 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among JPMORGAN CHASE BANK, N.A., having an address at 270 Park Avenue, New York, New York 10017-2014 and BEAR STEARNS COMMERCIAL MORTGAGE, INC., a New York corporation, having an address at 383 Madison Avenue, New York, New York 10179 (each, a “Co-Lender” and collectively, “Lender”), W-#2 BALTIMORE, LLC (“Baltimore Borrower”), W-BOSTON, LLC (“Boston Borrower”), CASA MARINA OWNER, LLC (“Casa Marina Borrower”), KEY WEST REACH OWNER, LLC (“Reach Borrower”), EL CONQUISTADOR PARTNERSHIP L.P., S.E. (“El Con Borrower”), POSADAS DE SAN JUAN ASSOCIATES (“El San Juan Borrower”), ATLANTA AMERICAN OWNER, LLC (“Atlanta Borrower”) and FT. LAUDERDALE OWNER, LLC (“Fort Lauderdale Borrower”), each having an address c/o Wyndham International, Inc., 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207 (each, an “Individual Borrower” and collectively, “Borrower”) and TRAVIS REAL ESTATE GROUP JOINT VENTURE (“Baltimore Owner”), having an address c/o Wyndham International, Inc., 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender;

WHEREAS, it is a condition to making of the Loan to Borrower that Baltimore Owner enter into the Indemnity Guaranty (as hereinafter defined) to guaranty the payment of all of the obligations and liabilities of Baltimore Borrower under this Agreement and the other Loan Documents (as hereinafter defined) and that Baltimore Owner secure its obligations under the Indemnity Guaranty by executing and delivering the Mortgage (as hereinafter defined) which encumbers the Baltimore Individual Property (as hereinafter defined); and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents.

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Bank” shall mean a bank or other financial institution which (a) has a long term unsecured debt rating of at least “A” (or its equivalent) by each of the Rating

Agencies, which rating shall not include a “t” or otherwise reflect a termination risk or (b) is otherwise acceptable to the Rating Agencies. Notwithstanding the foregoing, JPMorgan Chase Bank, N.A. shall be an Acceptable Bank from and after the occurrence of a Securitization.

“Acceptable Counterparty” shall mean any counterparty to the Interest Rate Cap Agreement that (a) has and shall maintain (or who has a guarantor of its obligations as counterparty which has and shall maintain), until the expiration of the applicable Interest Rate Cap Agreement a long-term unsecured debt rating of at least “A” (or its equivalent) by each of the Rating Agencies, which rating shall not include a “t” or otherwise reflect a termination risk or (b) is otherwise acceptable to the Rating Agencies; provided, however, if the Acceptable Counterparty has a long-term unsecured debt rating of at least “AAA” by S&P (or its equivalent by Moody’s), no additional rating shall be required by Fitch if Fitch is one of the Rating Agencies rating the Securities.

“Acquired Property” shall have the meaning set forth in Section 5.1.11(f)(i) hereof.

“Acquired Property Statements” shall have the meaning set forth in Section 5.1.11(f)(i) hereof.

“Actual Amount” shall have the meaning set forth in Section 7.3.1(a) hereof.

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(c) hereof.

“Adjusted Release Amount” shall mean, (a) for each Non-Minority Property, one hundred twenty percent (120%) of the Release Amount for such Non-Minority Property, and (b) for each Minority Interest Property, one hundred percent (100%) of the Release Amount for such Minority Interest Property.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or executive officer of such Person or of an Affiliate of such Person.

“Affiliated Franchisor” shall mean any Franchisor which is an Affiliate of Borrower, Guarantor or Principal.

“Affiliated Loans” shall mean a loan made by Lender to an Affiliate of Borrower or Guarantor.

“Affiliated Manager” shall mean any Manager which is an Affiliate of Borrower, Guarantor or Principal.

“Agent” shall mean any Eligible Institution acting as Agent under the Cash Management Agreement.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Properties prepared by Borrower for the applicable Fiscal Year or other period.

“Applicable Interest Rate” shall mean the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time in accordance with the provisions of Section 2.2.3 hereof.

“Applicable Month” shall have the meaning set forth in Section 7.3.1(a) hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Assignment of Leases” shall mean (a) with respect to each Individual Property (other than the Baltimore Individual Property), that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from the applicable Individual Borrower, as assignor, to Lender, as assignee, assigning to Lender all of such Individual Borrower’s interest in and to the Leases and Rents of such Individual Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (provided that with respect to the El Con Individual Property and the El San Juan Individual Property only, such Assignment of Leases and Rents shall not be recorded) and, (b) with respect to the Baltimore Individual Property, that certain first priority Indemnity Assignment of Leases and Rents, dated as of the date hereof, from Baltimore Owner, as assignor, to Lender, as assignee, assigning to Lender all of Baltimore Owner’s interest in and to the Leases and Rents of the Baltimore Individual Property as security for the Baltimore Owner Obligations, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower, Baltimore Owner and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assumed Note Rate” shall have the meaning set forth in Section 2.4.1 hereof.

“Atlanta Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Atlanta Individual Property” shall mean the Individual Property located in Atlanta, Georgia and known as the Atlanta American.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation with respect to all or any part of any Individual Property.

“Baltimore Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Baltimore Individual Property” shall mean the Individual Property located in Baltimore, Maryland.

“Baltimore Owner” shall have the meaning set forth in the introductory paragraph hereto.

“Baltimore Owner Obligations” shall mean the obligations and liabilities of Baltimore Owner under the Indemnity Guaranty.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, for any period, with respect to each Individual Property, the sum of the following costs associated with such Individual Property for such period: (a) Taxes, (b) Insurance Premiums and (c) Ground Rents.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Boston Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Boston Individual Property” shall mean the Individual Property located in Boston, Massachusetts.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(h) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York or the place of business of any Servicer are not open for business and, in the case of Section 2.6.1 only, a Puerto Rico Business Day.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including, without limitation, expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Casa Marina Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Casa Marina Individual Property” shall mean the Individual Property located in Key West, Florida and known as Wyndham Casa Marina Resort.

“Cash Expenses” shall mean, for any period, the Operating Expenses for the operation of the Properties to the extent that such expenses are actually incurred by Borrower minus any payments into the Tax and Insurance Escrow Fund.

“Cash Management Account” shall have the meaning set forth in Section 2.6.2(a) hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Baltimore Owner, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Servicing Fees Account” shall have the meaning ascribed thereto in the Cash Management Agreement.

“Cash Sweep Cure” shall mean any one of the following: (a) depositing cash in escrow with Lender or delivering to Lender a Letter of Credit, which cash deposit or Letter of Credit shall be in an amount which, if applied to the reduction of the Loan would cause the Debt Yield to be not less than the Debt Yield Threshold, and, if applicable, the Non-Minority Debt Yield to be not less than then the Non-Minority Debt Yield Threshold, (b) prepaying the Loan in an amount which, if applied to the reduction of the Loan would cause the Debt Yield to be not less than the Debt Yield Threshold, and, if applicable, the Non-Minority Debt Yield to be not less than the Non-Minority Debt Yield Threshold, or (c) the Debt Yield is in excess of the Debt Yield Threshold for three (3) consecutive months and, if applicable, the Non-Minority Debt Yield is in excess of the Non-Minority Debt Yield Threshold for three (3) consecutive months; provided that no new Cash Sweep Event shall have occurred and be continuing. Notwithstanding anything to the contrary contained herein, the number of occurrences of a Cash Sweep Cure hereunder shall not, in the aggregate, during any twelve (12) month period exceed two (2).

“Cash Sweep Cure Deposit” shall have the meaning set forth in Section 2.6.2(d) hereof.

“Cash Sweep Event” shall mean that either (a) the Debt Yield is less than the Debt Yield Threshold, or (b) the Non-Minority Debt Yield is less than the Non-Minority Debt Yield Threshold.

“Cash Sweep Period” shall mean the period from and after a Cash Sweep Event until a Cash Sweep Cure has occurred.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Co-Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of the Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Concession Agreements” shall mean, collectively, the Concession Agreement dated as of December 30, 2004 between El Con Borrower and American Parking System, Inc. and the Deed of Ground Lease and Concession Agreement dated December 30, 2004 among Williams Hospitality Group Inc., El San Juan Borrower and American Parking System, Inc.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of the date hereof, among each Individual Borrower, Baltimore Owner and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement JPMorgan Chase Bank, N.A. and with respect to any Replacement Interest Rate Cap Agreement, any substitute Acceptable Counterparty.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.

“Conveyed Parcel” shall have the meaning set forth in Section 4.1.38(e).

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under this Agreement and the Note for such period.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, a ratio in which:

(a) the numerator is the Net Cash Flow for the applicable Properties to be tested; and

(b) the denominator is an assumed aggregate debt service for the Loan and the Mezzanine Loans (or the portion of the Loan and the Mezzanine Loans attributable to the Properties to be tested) during the ensuing twelve (12) month period calculated on the basis of a nine percent (9.0%) per annum debt service constant for the Loan and the Mezzanine Loans or portion thereof, taking into account and reflecting any principal payments resulting from amortization, releases, pre-payments, or otherwise.

“Debt Yield” shall mean, as of any date of determination, the percentage obtained by dividing (a) Net Cash Flow for all of the Properties by (b) the then outstanding aggregate principal balance of the Loan and the Mezzanine Loans.

“Debt Yield Threshold” shall mean eight percent (8.0%).

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) five percent (5%) above the Applicable Interest Rate.

“Determination Date” shall mean the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences.

“Disapproved Budget Category” shall have the meaning set forth in Section 5.1.11(d).

“Disclosure Document” shall mean a private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“El Con Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“El Con Individual Property” shall mean the Individual Property owned by El Con Borrower and located in Puerto Rico.

“El Con Individual Property Conveyed Parcels” shall have the meaning set forth in Section 4.1.38(c) hereof.

“El Con Tax Decree” shall have the meaning set forth in Section 5.1.28 hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal, Puerto Rico or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal, Puerto Rico or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s); provided, however, for purposes of the definition of “Property Account Bank” as set forth herein, Banco Popular shall be deemed to be an Eligible Institution for purposes of the Puerto Rico Properties and Bank of America, N.A. shall be deemed to be an Eligible Institution for all the Properties.

“El San Juan Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“El San Juan Individual Property” shall mean the Individual Property owned by El San Juan Borrower and located in Puerto Rico.

“El San Juan Tax Decree” shall have the meaning set forth in Section 5.1.28 hereof.

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Emergency Repairs” shall have the meaning set forth in Section 6.4(d) hereof.

“Environmental Indemnity” shall mean, for each Individual Property, that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Baltimore Owner for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall have the meaning set forth in Section 5.2.10(f) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess” shall have the meaning set forth in Section 7.3.1(b) hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 2.6.2 hereof.

“Excess Cash Reserve Account” shall have the meaning set forth in Section 2.6.2 hereof.

“Excess Cash Reserve Fund” shall have the meaning set forth in Section 2.6.2 hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Exchange Act Filing” shall have the meaning set forth in Section 5.1.11(i) hereof.

“Extended Maturity Date” shall have the meaning set forth in Section 2.7 hereof.

“Extension Option” shall have the meaning set forth in Section 2.7 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Ferryboat Affiliate” shall mean El Conquistador Ferryboat Inc., a Puerto Rico corporation.

“Ferryboat Charters” shall mean, collectively, those certain Baltic and International Maritime Conference Standard Bareboat Charters between El Con Borrower and Ferryboat Affiliate as more particularly described on Schedule 1.6 attached hereto.

“FF&E” shall mean all fixtures, furniture, furnishings, equipment (including operating equipment, operating supplies and fixtures attached to and forming part of the Improvements), apparatus and other personal property used in, or held in storage for use in (or if the context so dictates, required in connection with), or required for the operation of the Improvements in accordance with this Agreement, including, without limitation, (i) office furnishings and equipment, (ii) specialized hotel, spa and casino equipment necessary for the operation of any portion of the Improvements, including equipment for kitchens, laundries, dry cleaning facilities, bars, restaurants, public rooms, commercial and parking space, spa, casino and recreational facilities, and (iii) all other furnishings and equipment as the applicable Individual Borrower or Manager deems necessary or desirable for the operation of the Improvements in accordance with this Agreement.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Foreign Taxes” shall have the meaning set forth in Section 2.2.3(e) hereof.

“Fort Lauderdale Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Fort Lauderdale Individual Property” shall mean the Individual Property located in Fort Lauderdale, Florida.

“Franchise Agreement” shall mean, with respect to each Individual Property, that certain Franchise Agreement, dated as of the date hereof, between the applicable Individual Borrower or Baltimore Owner and Franchisor, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, the applicable Replacement Franchise Agreement executed in accordance with the terms and provisions of this Agreement.

“Franchisor” shall mean WHC Franchise Corporation, a Delaware corporation, or, if the context requires, a Qualified Franchisor.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean all income, revenue and proceeds computed in accordance with GAAP and the Uniform System of Accounts and derived by Borrower, Baltimore Owner or Manager from the use, occupancy or enjoyment of the Properties, or any part thereof, or received by Borrower, Baltimore Owner or Manager from the sale of any goods, services or other items sold on or provided from the Properties in the ordinary course of the Properties operation, including without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Properties including net parking revenue and net casino wins; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the

Properties even though rendered outside of the Properties; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); and (d) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds; but excluding, (1) gross receipts received by lessees, licensees or concessionaires of the Properties; (2) consideration received at the Properties for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower, Baltimore Owner or Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Properties operation; (4) federal, state, commonwealth and municipal excise, sales, use, occupancy, gaming, and other taxes collected directly from patrons or guests of the Properties as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (5) Awards; (6) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the Properties employees; (8) the proceeds of any financing; (9) other income or proceeds resulting other than from the use or occupancy of the Properties, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Properties in the ordinary course of business; (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (11) payments made to Borrower pursuant to the Interest Rate Cap Agreement, and (12) all income and proceeds from judgments, settlements and other resolutions of disputes, except to the extent payable on account of or in lieu of items otherwise includable in Gross Income from Operations.

“Gross Revenue Percentage Increase” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Ground Lease” shall mean that certain Deed Number 12 of Lease, dated December 15, 1990, executed before Notary Public Silvestre M. Miranda, among Alberto Bachman Umpierre, an individual, and Lilliam Bachman Umpierre, an individual, collectively as the ground lessor, and El Con Borrower, as ground lessee.

“Ground Lessor” shall mean the ground lessor under the Ground Lease.

“Ground Rent” shall mean the rent and all other charges which may be due under the Ground Lease.

“Guarantor” shall mean Wyndham International, Inc.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person for borrowed money including indebtedness in the form of mezzanine debt and in the form of preferred equity if such preferred equity is treated as debt under GAAP; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Person” shall have the meaning set forth in Section 9.2(b) hereof.

“Indemnifying Person” shall mean each of Borrower, Baltimore Owner, Guarantor and Principal.

“Indemnity Deed of Trust” shall mean that certain Indemnity Deed of Trust, dated as of the date hereof, from Baltimore Owner to Lender to secure the payment of all of the obligations and liabilities of Baltimore Borrower under this Agreement and the other Loan Documents, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Indemnity Guaranty” shall mean that certain Indemnity Guaranty Agreement, dated as of the date hereof, from Baltimore Owner to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Independent Director” or “Independent Manager” shall mean a Person who is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (a) a stockholder, director (with the exception of serving as the Independent Director or Independent Manager of an Individual Borrower or any Principal), officer, employee, partner, member, trustee attorney or counsel of Borrower, Baltimore Owner, Principal or any Affiliate of either of them; (b) a creditor, customer (other than as a hotel guest or patron), supplier or other person who derives any of its income or revenues from its activities with Borrower, Baltimore Owner, Principal or any Affiliate of either of them (other than the receipt of fees for serving as an Independent Director or Manager); (c) a Person Controlling or under common Control with any such stockholder, director, officer, partner, member, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, customer, supplier or other Person. A natural person who satisfies the foregoing definition other than subparagraph (b) shall not be disqualified from serving as an Independent Director or Independent Manager if such individual is an Independent Director or Independent Manager provided by a nationally-recognized company that provides professional independent directors or managers (a “Professional Independent Director”) and other corporate services in the ordinary course of its business. A natural person who otherwise satisfies the foregoing definition other than subparagraph (a) by reason of being the independent director or independent manager of a “special purpose entity” affiliated with a Borrower, Baltimore Owner, or Principal shall not be disqualified from serving as an Independent Director or Independent Manager if such individual is either (i) a Professional Independent Director or (ii) the fees that such individual earns from serving as independent director of affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. Except as set forth in (a) above, notwithstanding the immediately preceding sentence, an Independent Director or Independent Manager may not simultaneously serve as Independent Director or Independent Manager of a Borrower, Baltimore Owner, or Principal, as applicable, and also as an independent director or independent manager of a special purpose entity that owns a direct or indirect equity interest in such Borrower, Baltimore Owner, or Principal, or a direct or indirect interest in any co-borrower with such Borrower, Baltimore Owner, or Principal.

“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by an Individual Borrower or Baltimore Owner and encumbered by the applicable Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of such Mortgage and referred to therein as the “Property”.

“Initial Ground Lease Escrow Deposit” shall have the meaning set forth in Section 7.4 hereof.

“Initial Maturity Date” shall mean June 9, 2007.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Akin Gump Strauss Hauer & Feld LLP or another firm reasonably acceptable to Lender in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Period” shall mean the period from the ninth (9th) day of each month through and including the eighth (8th) day of the immediately following month; provided that the first Interest Period hereunder shall commence on and include the date that principal is advanced hereunder and shall end on and include the eighth (8th) day of the month immediately following the month in which the Closing Date occurs.

“Interest Rate Cap Agreement” shall mean, as applicable, an Interest Rate Cap Agreement (together with the confirmation and schedules relating thereto) in form and substance reasonably satisfactory to Lender between Borrower and an Acceptable Counterparty or a Replacement Interest Rate Cap Agreement.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. Notwithstanding the foregoing, with respect to the El Con Individual Property the term “Lease” shall not include the Ground Lease.

“Legal Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all material covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower or Baltimore Owner, at any time in force affecting such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit reasonably acceptable to Lender, which Letter of Credit (a) shall be issued in favor of Lender, (b) shall be either an evergreen letter of credit or one which has an initial expiration date not earlier than one (1) year from the date of its issuance, (c) shall entitle Lender to draw thereon in New York, New York, and (d) shall be issued by a domestic Acceptable Bank or the U.S. agency or branch of a foreign Acceptable Bank.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively, absent manifest error, by Lender or its agent.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower or Baltimore Owner, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Assignments of Leases, the Environmental Indemnity, the O&M Agreement, the Indemnity Guaranty, the Assignment of Management Agreement, the Guaranty, the Property Account Agreement, the Cash Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement, the Contribution Agreement, the Ship Mortgages and all other documents executed and/or delivered in connection with the Loan.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Losses” shall have the meaning set forth in Section 9.4(b) hereof.

“Management Agreement” shall mean, with respect to each Individual Property, the management agreement entered into by and between the applicable Individual Borrower or Baltimore Owner, if applicable and Manager, pursuant to which Manager is to provide management and other services with respect to such Individual Property, or, if the context requires, the applicable Replacement Management Agreement, and in the case of the Puerto Rico Properties shall include the Services Agreements between WMC Puerto Rico, Inc. and Williams Hospitality Group Inc.

“Manager” shall mean Wyndham International, Inc. (or any of its Affiliates), or, if the context requires, a Qualified Manager who is managing the Properties in accordance with the terms and provisions of this Agreement.

“Material Lease” shall mean a Lease demising in excess of 2,500 square feet or for parking operations and/or facilities.

“Maturity Date” shall mean the Initial Maturity Date or, if applicable, the Extended Maturity Date, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Allowable Fees” shall mean aggregate franchise royalty and base and incentive management fees equal to the lesser of (a) the aggregate actual base and incentive management and franchise royalty fees due under the Management Agreement and Franchise Agreement, respectively and (b) three percent (3%) of gross revenue at the Properties.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine A Adjusted Release Amount” shall mean the “Adjusted Release Amount” as defined in the Mezzanine A Loan Documents.

“Mezzanine A Borrower” shall mean, collectively, W -Baltimore Majority Mezz Borrower, LLC, W-Baltimore Minority Mezz Borrower, LLC, PAH Batterymarch Realty Company Mezz Borrower, LLC, Conquistador Mezzanine (SPE), Inc., El San Juan Mezz Borrower, Inc., Casa Marina Mezz Borrower, LLC, Key West Mezz Borrower, LLC, Atlanta American Mezz Borrower, LLC and Wyndham Fort Lauderdale Airport Mezz Borrower, LLC, together with their respective successors and permitted assigns.

“Mezzanine A Debt Service Account” shall have the meaning ascribed to such term in the Cash Management Agreement.

“Mezzanine A Lender” shall mean, collectively, JPMorgan Chase Bank, N.A. and Bear Stearns Commercial Mortgage, Inc., together with their respective successors and permitted assigns.

“Mezzanine A Loan” shall mean that certain loan made as of the date hereof by Mezzanine A Lender to Mezzanine A Borrower in the original principal amount of Fifty Million Dollars ($50,000,000).

“Mezzanine A Loan Agreement” shall mean that certain Mezzanine A Loan Agreement, dated as of the date hereof, between Mezzanine A Borrower and Mezzanine A Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Mezzanine A Loan Default” shall mean an “Event of Default” under the Mezzanine A Loan.

“Mezzanine A Loan Documents” shall mean all documents evidencing the Mezzanine A Loan and all documents executed and/or delivered in connection therewith.

“Mezzanine A Release Amount” shall mean the “Release Amount” as defined in the Mezzanine A Loan Documents.

“Mezzanine Adjusted Release Amount” shall mean, collectively, the Mezzanine A Adjusted Release Amount, the Mezzanine B Adjusted Release Amount, and the Mezzanine C Adjusted Release Amount.

“Mezzanine B Adjusted Release Amount” shall mean the “Adjusted Release Amount” as defined in the Mezzanine B Loan Documents.

“Mezzanine B Borrower” shall mean, collectively, W-Baltimore Majority Mezz Borrower #2, LLC, W-Baltimore Minority Mezz Borrower #2, LLC, PAH Batterymarch Realty Company Mezz Borrower #2, LLC, Conquistador Mezzanine #2 (SPE), Inc., El San Juan Mezz Borrower #2, Inc., Casa Marina Mezz Borrower #2, LLC, Key West Mezz Borrower #2, LLC, Atlanta American Mezz Borrower #2, LLC and Wyndham Fort Lauderdale Airport Mezz Borrower #2, LLC, together with their respective successors and permitted assigns.

“Mezzanine B Debt Service Account” shall have the meaning ascribed to such term in the Cash Management Agreement.

“Mezzanine B Lender” shall mean, collectively, JPMorgan Chase Bank, N.A. and Bear Stearns Commercial Mortgage, Inc., together with their respective successors and permitted assigns.

“Mezzanine B Loan” shall mean that certain loan made as of the date hereof by Mezzanine B Lender to Mezzanine B Borrower in the original principal amount of Fifty Million Dollars ($50,000,000).

“Mezzanine B Loan Agreement” shall mean that certain Mezzanine B Loan Agreement, dated as of the date hereof, between Mezzanine B Borrower and Mezzanine B Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Mezzanine B Loan Default” shall mean an “Event of Default” under the Mezzanine B Loan.

“Mezzanine B Loan Documents” shall mean all documents evidencing the Mezzanine B Loan and all documents executed and/or delivered in connection therewith.

“Mezzanine B Release Amount” shall mean the “Release Amount” as defined in the Mezzanine B Loan Documents.

“Mezzanine Borrower” shall mean, collectively, as the context may require, Mezzanine A Borrower, Mezzanine B Borrower, and Mezzanine C Borrower, together with their respective successors and permitted assigns.

“Mezzanine C Adjusted Release Amount” shall mean the “Adjusted Release Amount” as defined in the Mezzanine C Loan Documents.

“Mezzanine C Borrower” shall mean, collectively, W-Baltimore Majority Mezz Borrower #3, LLC, W-Baltimore Minority Mezz Borrower #3, LLC, PAH Batterymarch Realty Company Mezz Borrower #3, LLC, Conquistador Mezzanine #3 (SPE), Inc., El San Juan Mezz Borrower #3, Inc., Casa Marina Mezz Borrower #3, LLC, Key West Mezz Borrower #3, LLC, Atlanta American Mezz Borrower #3, LLC and Wyndham Fort Lauderdale Airport Mezz Borrower #3, LLC, together with their respective successors and permitted assigns.

“Mezzanine C Debt Service Account” shall have the meaning ascribed to such term in the Cash Management Agreement.

“Mezzanine C Lender” shall mean, collectively, JPMorgan Chase Bank, N.A. and Bear Stearns Commercial Mortgage, Inc., together with their respective successors and permitted assigns.

“Mezzanine C Loan” shall mean that certain loan made as of the date hereof by Mezzanine C Lender to Mezzanine C Borrower in the original principal amount of One Hundred Million Dollars ($100,000,000).

“Mezzanine C Loan Agreement” shall mean that certain Mezzanine C Loan Agreement, dated as of the date hereof, between Mezzanine C Borrower and Mezzanine C Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Mezzanine C Loan Default” shall mean an “Event of Default” under the Mezzanine C Loan.

“Mezzanine C Loan Documents” shall mean all documents evidencing the Mezzanine C Loan and all documents executed and/or delivered in connection therewith.

“Mezzanine C Release Amount” shall mean the “Release Amount” as defined in the Mezzanine C Loan Documents.

“Mezzanine Lenders” shall mean, collectively, Mezzanine A Lender, Mezzanine B Lender and Mezzanine C Lender, or individually, a “Mezzanine Lender” shall mean any of Mezzanine A Lender, Mezzanine B Lender or Mezzanine C Lender, together with their respective successors and permitted assigns.

“Mezzanine Loan Agreements” shall mean, collectively, the Mezzanine A Loan Agreement, the Mezzanine B Loan Agreement and the Mezzanine C Loan Agreement.

“Mezzanine Loan Default” shall mean a Mezzanine A Loan Default, a Mezzanine B Loan Default and a Mezzanine C Loan Default.

“Mezzanine Loan Documents” shall mean, collectively, the Mezzanine A Loan Documents, the Mezzanine B Loan Documents and the Mezzanine C Loan Documents.

“Mezzanine Loans” shall mean, collectively, the Mezzanine A Loan, the Mezzanine B Loan and the Mezzanine C Loan or individually, a “Mezzanine Loan” shall mean any of Mezzanine A Loan, Mezzanine B Loan or Mezzanine C Loan.

“Mezzanine Release Amounts” shall mean each of the “Release Amounts” as such terms are defined in the Mezzanine Loan Documents.

“Minimum Aggregate Cap Ex Amount” shall mean $35,000,000, as such amount may be reduced in accordance with the provisions of Section 5.1.22(c) hereof.

“Minority Interest Debt” shall mean, for each Minority Interest Property, the Minority Interest Property Pro-Rata Debt applicable to such Minority Interest Property, together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of such portion of the Loan under the Note, this Agreement, the Mortgages and the other Loan Documents

“Minority Interest Property” shall mean each of the Casa Marina Individual Property, the Reach Individual Property and the Atlanta Individual Property. Notwithstanding the foregoing or anything to the contrary contained herein or in the other Loan Documents, with respect to any Minority Interest Property, in the event all the interests of all minority interest holders (which shall not be Affiliates of Guarantor) of an entity that is an indirect owner of such Minority Interest Property are redeemed in accordance with the applicable provisions set forth in Section 5.2.10(d) hereof, then such Minority Interest Property shall become a Non-Minority Property and shall no longer be deemed to be a Minority Interest Property for all purposes under the Loan Documents.

“Minority Interest Property Pro-Rata Debt” shall mean the product of (a) the quotient obtained by dividing the Release Amount for such Minority Interest Property by the sum of the Release Amount for all Properties subject to the Lien of the Mortgages, and (b) the outstanding principal balance of the Loan.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean (a) with respect to each Individual Property (other than the Baltimore Individual Property, the El Con Individual Property and the El San Juan Individual Property), that certain first priority Mortgage (or Deed of Trust or Deed to Secure Debt) and Security Agreement, dated as of the date hereof, executed and delivered by the applicable Individual Borrower as security for the Loan and encumbering such Individual Borrower’s fee estate in such Individual Property, (b) with respect to the Baltimore Individual Property, that certain first priority Indemnity Deed of Trust and Security Agreement, dated as the date hereof, executed and delivered by Baltimore Owner as security for the Baltimore Owner Obligations and encumbering Baltimore Owner’s fee estate in the Baltimore Individual Property, and (c) with respect to the El San Juan Individual Property and the El Con Individual Property, (i) the Mortgage Note Pledge and Security Agreement, dated as of the hereof, executed and delivered by the applicable Individual Borrower as security for the Loan and pursuant to which such Individual Borrower has pledged mortgage notes securing mortgages encumbering such Individual Borrower’s fee estate in the applicable Puerto Rico Property, and (ii) with respect to the El Con Individual Property only, its leasehold interest under the Ground Lease as each such instruments and agreements may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Cash Flow” shall mean, with respect to the applicable Properties, the amount obtained by subtracting Operating Expenses and payments to the Replacement Reserve Fund from Gross Income from Operations during the trailing twelve (12) month period.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b) hereof.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Wins” shall mean, with respect to any Puerto Rico property and for any period, the amount equal to the total of all gaming revenues for such period, less total gaming losses for such period arising from casino operations at such Individual Property; provided that for purposes of Section 7.3.1, Net Wins shall not be less than $0.

“New Mezzanine Borrower” shall have the meaning set forth in Section 9.1.3 hereof.

“New Mezzanine Loan” shall have the meaning set forth in Section 9.1.3 hereof.

“Non-Minority Debt Yield” shall mean, as of any date of determination, the percentage obtained by dividing (a) Net Cash Flow for the Non-Minority Properties by (b) the then outstanding aggregate principal balance of the Loan and the Mezzanine Loan attributable to the Non-Minority Properties. Notwithstanding the foregoing or anything to the contrary contained herein or in the other Loan Documents, in the event all the interests of all minority interest holders (which shall not be Affiliates of Guarantor) of entities that are indirect owners of two (2) Individual Properties which are Minority Interest Properties as of the date hereof are redeemed in accordance with the applicable provisions set forth in Section 5.2.10(d) hereof, then the provisions set forth in this Agreement and the other Loan Documents relating to “Non-Minority Debt Yield” shall thereafter be not applicable.

“Non-Minority Debt Yield Threshold” shall mean eight percent (8.0%).

“Non-Minority Properties” shall mean all of the Properties other than the Minority Interest Properties.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of Four Hundred Seventy-Five Million and No/100 Dollars ($475,000,000),

made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“O&M Agreement” shall mean, with respect to each Individual Property, that certain Operations and Maintenance Agreement, dated as of the date hereof, between Borrower or Baltimore Borrower and Lender given in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Offering Document Date” shall have the meaning set forth in Section 5.1.11(f)(iv) hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by an Individual Borrower which is signed by an authorized senior officer of the general partner or managing member of such Individual Borrower.

“Operating Expenses” shall mean the sum of all costs and expenses of operating, maintaining, directing, managing and supervising the Properties, computed in accordance with GAAP and the Uniform System of Accounts, that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, franchise and management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments, ground rents payable under the Ground Lease, and other similar costs, but excluding depreciation and similar non-cash items, Debt Service, Capital Expenditures and contributions to the Reserve Funds.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Otherwise Rated Insurer” shall have the meaning set forth in Section 6.1(b) hereof.

“Out Parcels” shall mean, collectively, the parcels of real property (each consisting of a portion of an Individual Property) described on Schedule 1.1 attached hereto.

“Parking Lease” shall mean, collectively, that certain Indenture of Lease and that certain ground lease relating to the Individual Property known as Wyndham Atlanta American as more particularly described on Schedule 1.5 hereto.

“Payment Date” shall mean the ninth (9th) day of each month, or if such day is not a Business Day, the immediately succeeding Business Day.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policies (including matters for which affirmative coverage has been provided) relating to such Individual Property or any part thereof, (c) Liens, if any, for Taxes or Other Charges not yet delinquent or being contested in good faith and by appropriate proceedings in accordance with the terms hereof, (d) any and all easements, licenses, covenants, restrictions or other agreements which may hereafter be granted by Borrower or Baltimore Owner in accordance with the terms hereof, (e) rights of existing and future tenants, licensees and concessionaires only, pursuant to Leases in effect as of the date of this Agreement or entered into in accordance with the terms hereof, (f) any lien or security interest expressly permitted by the terms hereof, (g) all Liens of record for which the underlying indebtedness or obligations secured by such Liens have been paid or discharged and which Liens have been insured against under the Title Policies by omission of such Liens from Schedule B thereto and with respect to which Borrower is using commercially reasonable efforts to discharge, and (h) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii) Federal Housing Administration debentures;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated system-wide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must

(A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clauses of the Mortgage with respect to each Individual Property.

“Physical Conditions Report” shall mean, with respect to each Individual Property, a report prepared by a company satisfactory to Lender regarding the physical condition of such Individual Property, satisfactory in form and substance to Lender in its sole discretion.

“Policy” or “Policies” shall have the meaning specified in Section 6.1(b) hereof.

“Prepayment Release Date” shall mean June 1, 2006.

“Prepayment Spread Maintenance Payment” shall mean, with respect to any repayment of any principal amount of the Loan on or prior to the Prepayment Release Date, a payment to Lender in an amount equal to the sum of the present values of each future installment of interest that would be payable under the Loan on the principal amount of the Loan being prepaid from the date of such prepayment through and including the Payment Date occurring in July 2006 (without duplication for any interest paid to Lender in connection with such repayment in accordance with the terms of this Agreement), assuming an interest rate equal to the difference between (a) the Applicable Interest Rate in effect as of the date of such prepayment (taking into account the effect of any floors on such Applicable Interest Rate) and (b) LIBOR in effect as of the date of such prepayment, such future installments of interest to be discounted at an interest rate per annum equal to the Reinvestment Yield.

“Prime Rate” shall mean the annual rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If JPMorgan Chase Bank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-eighth of one percent (0.125%). If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Principal” shall mean, with respect to El Con Borrower, Conquistador Holding (SPE), Inc.; and with respect to El San Juan Borrower, each of W-San Juan Hotel Corp. and W-San Juan Holding Corp.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement.

“Property Account(s)” shall have the meaning set forth in Section 2.6.1 hereof.

“Property Account Agreement” shall mean that certain Deposit Account Control Agreement, dated as of the date hereof, among Borrower, Lender and Property Account Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Property Account Bank” shall mean an Eligible Institution for each Individual Property designated by Borrower.

“Provided Information” shall mean any and all financial and other written information provided to Lender at any time by, or on behalf of, any Indemnifying Person with respect to the Properties, Borrower, Baltimore Owner, Guarantor, Manager, Principal and/or Franchisor.

“Public Company” shall mean a corporation or other Person whose (i) stock or ownership interests or (ii) depository receipts or their equivalent are publicly traded on a nationally recognized stock exchange, including, without limitation, NASDAQ or on the leading recognized stock exchange in Spain, Germany, Italy, Canada, France, Tokyo, Australia, Singapore, England or Hong Kong, or in another country which requires companies publicly traded on such leading exchange to provide public information reasonably comparable to that required in the United States.

“Puerto Rico Business Day” shall mean any day other than a Saturday, Sunday or other day on which national banks in Puerto Rico are not open for business.

“Puerto Rico Properties” shall mean, collectively, the El Con Individual Property and the El San Juan Individual Property.

“Qualified Franchisor” shall mean an entity (a) appearing on Schedule 1.2 attached hereto or (b) an entity that has a national reservation system or global distribution system and which, together with any Affiliates of such entity, franchises at least twenty-five (25) full service upscale and upper upscale urban and resort hotel properties in the United States, provided, that, if such Person is an Affiliate of Borrower, Borrower shall have obtained an Additional Insolvency Opinion. For purposes of clause (b) of this definition, the term “Affiliate” shall mean, with respect to any Person, any other Person that (i) Controls and (ii) owns, directly or indirectly, not less than fifty-one percent (51%) of the legal and beneficial ownership interests in such Person.

“Qualified Manager” shall mean (a) Wyndham International, Inc. or an Affiliate thereof, (b) an entity appearing on Schedule 1.3 attached hereto or (c) an entity that, together with any Affiliates of such entity, operates or manages at least twenty-five (25) full service upscale and upper upscale urban and resort hotel properties in the United States, provided, that, if such Person is an Affiliate of Borrower, Borrower shall have obtained an Additional Insolvency Opinion. For purposes of clause (c) of this definition, the term “Affiliate” shall mean, with respect to any Person, any other Person that (i) Controls and (ii) owns, directly or indirectly, not less than fifty-one percent (51%) of the legal and beneficial ownership interests in such Person.

“Qualified Transferee” shall mean any one of the following Persons:

(a) a pension fund, pension trust or pension account that (i) has total real estate assets of at least $1 billion or (ii) has total real estate assets of at least $500 million that are managed by a Person who controls or manages at least $1 billion of real estate equity assets; or

(b) a pension fund advisor who (i) immediately prior to such transfer, controls or manages at least $1 billion of real estate equity assets and (ii) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (a) of this definition; or

(c) an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (i) with a net worth, as of a date no more than six (6) months prior to the date of the transfer of at least $500 million and (ii) who, immediately prior to such transfer, controls real estate equity assets of at least $1 billion; or

(d) a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (i) with a combined capital and surplus of at least $500 million and (ii) who, immediately prior to such transfer, controls real estate equity assets of at least $1 billion; or

(e) a newly formed real estate fund that has not yet made any acquisitions but otherwise has committed capital of at least $1 billion; or

(f) any Person who (i) has a long-term unsecured debt rating from the Rating Agencies of at least investment grade, or (ii) has a net worth, as of a date no more than six (6) months prior to the date of such transfer of at least $500 million and immediately prior to such transfer controls, together with its affiliates, real estate equity assets of at least $1 billion; or

(g) an entity appearing on Schedule 1.9 attached hereto,

provided that, in each case, such entity is not then subject to a Bankruptcy Action.

“Ratable Share” shall mean, with respect to any Co-Lender, its share of the Loan, or any portion thereof, based on the proportion of the outstanding principal of the Loan advanced by such Co-Lender to the total outstanding principal amount of the Loan.

“Rating Agencies” shall mean, prior to the initial Securitization of the Loan or any portion thereof, each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been designated by Lender and, after the Securitization of the Loan or any portion thereof, shall mean only those of the foregoing that have rated any of the Securities in connection with any such Securitization.

“Reach Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Reach Individual Property” shall mean the Individual Property located in Key West, Florida and knows as the Wyndham Reach Resort.

“Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” during the second full week preceding the date of which the applicable Prepayment Spread Maintenance Payment is payable, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the Prepayment Release Date. In the event Release H.15 is no longer published, Lender shall reasonably select a comparable publication to determine the Reinvestment Yield.

“Release Amount” shall mean for an Individual Property the amount set forth on Schedule 1.4 hereto, as the same may be reduced pursuant to Section 2.4.2.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean, with respect to each Individual Property, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or Baltimore Owner or its agents or employees from any and all sources arising from or attributable to the Individual Property, and proceeds, if any, from business interruption or other loss of income or insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or Baltimore Owner or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Franchise Agreement” shall mean, collectively, (a) either (i) a franchise or license agreement with a Qualified Franchisor substantially in the same form and substance as the applicable Franchise Agreement, or (ii) a franchise or license agreement with a Qualified Franchisor, which franchise or license agreement shall be reasonably acceptable to Lender in form and substance, and (b) a comfort letter substantially in the form of the comfort letter delivered to Lender on the Closing Date (or in such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower or Baltimore Owner, as applicable and such Qualified Franchisor at Borrower’s expense.

“Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Acceptable Counterparty with terms substantially the same as the Interest Rate Cap Agreement except that the same shall be effective in connection with an extension of the terms of the Loan as required by Section 2.7(c) hereof or the replacement of the Interest Rate Cap Agreement following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate cap agreement approved in writing by each of the Rating Agencies with respect thereto.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the applicable Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, and (b) an assignment of management agreement and subordination of management fees substantially in the form of the Assignment of Management Agreement (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower or Baltimore Owner, as applicable and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1(a) hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1(a) hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1(a) hereof.

“Replacements” shall mean replacements of, or additions to, FF&E, and any special projects designed to maintain the current condition of the Improvements.

“Required Earthquake Insurance” shall mean the quotient obtained by multiplying (a) the Full Replacement Cost for an Individual Property and eighteen (18) months of business interruption for such Individual Property, and (b) the probable maximum loss for such Individual Property. The probable maximum loss for the El Con Individual Property is sixteen percent (16%) and for the El San Juan Individual Property is seventeen percent (17%).

“Required Monthly Expenditure” shall have the meaning set forth in Section 7.3.1(a) hereof.

“Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Ground Lease Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, and any other escrow fund established pursuant to the Loan Documents.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration Threshold Amount” shall mean, with respect to each Individual Property, an amount equal to five percent (5%) of the applicable Release Amount.

“Restricted Party” shall mean, collectively (a) any Individual Borrower, Baltimore Owner, Principal, Guarantor, Affiliated Manager and Mezzanine Borrower and (b) any shareholder, partner, member, non-member manager, or direct or indirect legal or beneficial owner of, any Individual Borrower, Baltimore Owner, Principal, Guarantor, Affiliated Manager, non-member manager or Mezzanine Borrower. Notwithstanding the foregoing, the term “Restricted Party” shall not include any Person that is an indirect owner of a Minority Interest Property and that is not an affiliate of Guarantor.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer of a legal or beneficial interest, whether direct or indirect.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Servicer” shall have the meaning set forth in Section 9.6 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.6 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Ship Mortgages” shall mean, collectively, those certain Preferred Ship Mortgages relating to ferryboats owned by either El Con Borrower or Ferryboat Affiliate as more particularly described on Schedule 1.7 hereto.

“Shortfall” shall have the meaning set forth in Section 7.3.1(b) hereof.

“Special Purpose Entity” shall mean a corporation, limited partnership, general partnership or limited liability company which at all times from and after the date such entity is represented as being or is required to be a Special Purpose Entity hereunder and until the Loan is paid in full or, with respect to each Individual Borrower, its Principals, and Baltimore Owner, the earlier release of the liens of the Mortgages encumbering all Properties owned by such Individual Borrower, or Baltimore Owner, as applicable:

(a) is organized solely for the purpose of (i) acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and/or operating the Properties or its Individual Property, entering into the Loan Documents, refinancing the Properties in connection with a permitted repayment of the Loan, and transacting lawful business that is incident and appropriate thereto; or (ii) acting as a general partner of the general or limited partnership that owns the Properties or an Individual Property or managing member of the limited liability company that owns the Properties and transacting lawful business that is incident and appropriate thereto;

(b) is not engaged and will not engage in any business unrelated to (i) the acquisition, leasing, development, ownership, management and/or operation of the Properties or its Individual Property and transacting lawful business that is incident and appropriate thereto; (ii) acting as general partner of the general or limited partnership that owns the Properties or an Individual Property or (iii) acting as a managing member of a limited liability company that owns the Properties or an Individual Property, as applicable;

(c) does not have and will not have any assets other than those related to the Properties or its Individual Property and personal property necessary or incidental to its ownership, leasing, and/or operation of the Properties or its Individual Property or its partnership interest in the general or limited partnership or the member interest in the limited liability company that owns the Properties or an Individual Property or acts as the general partner or managing member thereof, as applicable;

(d) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of all or substantially all of its partnership or membership interests (if such entity is a general partner in a general or limited partnership or a managing member in a limited liability company) or amendment of its partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(e) if such entity is a limited or general partnership, has, as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies;

(f) if such entity is a corporation, has at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two (2) Independent Directors shall have participated in such vote;

(g) if such entity is a limited liability company with more than one (1) member, has at least one (1) member that is a Special Purpose Entity that has at least two (2) Independent Directors or two (2) Independent Managers and that owns at least one percent (1.0%) of the equity of the limited liability company;

(h) if such entity is a limited liability company with only one (1) member, is a limited liability company organized in the State of Delaware that has (i) as its only member a non-managing member, (ii) at least two (2) Independent Managers and has not caused or allowed and will not cause or allow the board of managers of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the managers unless two (2) Independent Managers shall have participated in such vote and (iii) at least two (2) springing members, one (1) of which will become the non-managing member of such entity (which may have a zero economic interest) upon the dissolution of the existing non-managing member;

(i) if such entity is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity will not: (A) dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its assets or the assets of Borrower or an Individual Borrower (as applicable), except as expressly permitted by the Loan Documents; (C) engage in any other business activity not permitted by (a) and (b) above, or amend its organizational documents with respect to the matters set forth in this definition without the consent of the Lender; or (D) without the affirmative vote of two Independent Directors and of all other directors of the corporation (that is such entity or the general partner or managing or co-managing member of such entity), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(j) is and will remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due (except for debts and liabilities being contested in good faith in accordance with the terms of the Loan Documents), and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided that the foregoing shall not require its shareholders, partners or members to make capital contributions to such entity;

(k) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(l) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns separate from those of any other Person, except to the extent that it is required to file consolidated tax returns by law;

(m) has maintained and will maintain its own records, books, resolutions and agreements;

(n) other than as provided in the Cash Management Agreement or in a cash management agreement provided for in a loan document with another institutional lender which will no longer be in effect on or prior to making the Loan and except for collections in the ordinary course of business of Rents derived from the operation of Las Casitas Village and other revenues in which Borrower does not have an interest, (i) has not commingled and will not commingle its funds or assets with those of any other Person and (ii) has not participated and will not participate in any cash management system with any other Person;

(o) has held and will hold its assets in its own name;

(p) has conducted and will conduct its business in its name or in a name owned by it or in which it has rights or in a name franchised or licensed to it by an entity other than an Affiliate or if by an Affiliate that is a Franchisor or Manager or otherwise permitted hereunder, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Borrower or an Individual Borrower;

(q) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity and provided such assets are listed on its own balance sheet;

(r) has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(s) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(t) has had no indebtedness other than that permitted pursuant to the loan documents with other institutional lenders which has been or will be paid off on or prior to making the Loan, and will have no Indebtedness other than (i) the Loan, (ii) with respect to Baltimore Owner, the Baltimore Owner Obligations, (iii) liabilities made in the ordinary course of business with respect to advanced deposits made for guest rooms, banquet and meeting facilities, and other hotel service; (iv) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Properties or its Individual Property and the routine administration of Borrower, an Individual Borrower or Baltimore Owner, in amounts not to exceed four percent (4%) of the principal balance of the Loan (or, in case of an Individual Borrower or Baltimore Owner, four percent (4%) of the Release Amount applicable to the related Individual Property) which liabilities are not more than sixty (60) days past the date incurred (other than deferred compensation for employees in the form of bonuses or other incentive compensation and other than liabilities being contested in good faith in accordance with the terms of the Loan Documents), are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, (v) such other liabilities that were permitted pursuant to the loan documents with other institutional lenders and have been or will be discharged on or prior to the making of the Loan or are permitted pursuant to this Agreement, and (vi) liabilities incurred in connection with Alterations or Restoration to the Properties made in accordance with the provisions of the loan documents with other institutional lenders that have been or will be discharged on or prior to the making of the Loan or made in accordance with the Loan Documents;

(u) has not (with respect to any assumption, guaranty, obligation or holding out which remains outstanding) and, except in connection with the Loan, will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

(v) except for its interests in any Individual Borrower, does not hold and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(w) has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(x) maintains and uses and will maintain and use separate stationery, invoices and checks bearing its name or the name under which it is conducting business as permitted hereunder. The stationery, invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(y) has not pledged (which pledge remains outstanding) and, except pursuant to the Loan Documents, will not pledge its assets to secure the obligations of any other Person;

(z) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name owned by it or in which it has rights, or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower (or if by an Affiliate that is a Franchisor or is otherwise permitted hereunder) and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower or an Individual Borrower;

(aa) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(bb) except loans to any Person or evidence of indebtedness issued by any other Person as contemplated or permitted by any loan document with other institutional lenders which have been or will be paid off on or prior to making the Loan or as permitted by the Loan Documents, has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(cc) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(dd) except for capital contributions and capital distributions permitted under the terms and conditions of its organizational documents and properly reflected on its books and records, has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party which transactions, by definition, shall include those (1) in connection with or required by this Agreement, (2) in connection with the release of Out Parcels in accordance with the provisions hereof, and (3) the Management Agreement and the Franchise Agreement, or any predecessor thereto;

(ee) does not have any outstanding obligation to and will not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Debt and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;

(ff) if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions;

(gg) except for obligations guaranteed by any Affiliate as permitted by any loan document with other institutional lenders which have been or will be paid off on or prior to making the Loan or except for the Loan or as permitted by the Loan Documents, does not and will not have any of its obligations guaranteed by any Affiliate;

(hh) except for its ownership interest in any Individual Borrower, will not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or otherwise) or own equity interests in any other entity; and

(ii) has complied and will comply with all of the terms and provisions contained in its organizational documents and the statement of facts contained in its organizational documents are true and correct and will remain true and correct.

“Spread” shall mean 1.736316%.

“Standard Statements” shall have the meaning set forth in Section 5.1.11(f)(i) hereof.

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Strike Price” shall mean five and fifty one hundredths percent (5.50%), provided that, in connection with any Extension Option, the Strike Price applicable to a Replacement Interest Rate Cap Agreement may be increased (but not decreased) to a rate which results in a debt service coverage ratio (on an aggregate basis) of the Loan and the Mezzanine Loans of not less than 1.05 to 1 based on (a) Net Cash Flow, and (b) an assumed interest rate (which shall be equal to such Strike Price, plus the Spread), together with anticipated principal amortization of the Loan and the Mezzanine Loans over the ensuing twelve (12) month period; provided, further that, in connection with any proposed adjustment of the Strike Price in accordance with the foregoing proviso, the determination by Lender in accordance with the provisions thereof of (i) Net Cash Flow shall be conclusive and binding for all purposes, absent manifest error.

“Subject Month” shall have the meaning set forth in Section 7.3.1(b) hereof.

“Submerged Land Leases” shall mean, collectively, those certain Sovereignty Submerged Lands Leases for submerged land with Florida Department of Environmental Protection as more particularly described on Schedule 1.8 hereto.

“Subsequent Ground Lease Escrow Deposit” shall have the meaning set forth in Section 7.4 hereof.

“Substitute Individual Property” shall have the meaning set forth in Section 2.8 hereof.

“Substitute Release Amount” shall have the meaning set forth in Section 2.8 hereof.

“Substituted Individual Property” shall have the meaning set forth in Section 2.8 hereof.

“Survey” shall mean a survey of the Individual Property in question prepared pursuant to the requirements contained in Section 4.1.27 hereof.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Tempus Documents” shall mean each of the agreements and other documents as set forth on Schedule 2.10 attached hereto.

“Terrorism Losses” shall have the meaning set forth in Section 6.1(a) hereof.

“Title Insurance Policies” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in a form reasonably acceptable to Lender (or, if an Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) issued with respect to such Individual Property and insuring the lien of the Mortgage encumbering such Individual Property.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(f)(iii)(B) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which an Individual Property is located.

“Unavoidable Delays” shall mean delays due to acts of God, government restrictions, stays, judgments, orders, decrees, enemy actions, acts of terrorism, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials, or other causes beyond the reasonable control of Borrower; provided that the lack or insufficiency of funds shall not constitute an Unavoidable Delay.

“Uncontrollable Expenses” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for Hotels as in effect from time to time as adopted by the American Hotel and Motel Association.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

“Variable Expenses” shall have the meaning set forth in Section 5.1.11(d) hereof.

“WKA Ground Lease” shall mean collectively, that certain Agreement dated as of June 30, 2000, as amended on the date hereof, between WKA Development, S.E. and El Con Borrower and that certain Agreement dated as of June 23, 2000, as amended on the date hereof, between WKA Development, S.E. and El Con Borrower.

“Wyndham” shall mean Wyndham International, Inc. and its successors and permitted assigns.

Section 1.2. Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. Wherever a representation, warranty or certificate is based upon the knowledge of any Individual Borrower, Borrower or Baltimore Owner, the knowledge of each Individual Borrower, Borrower or Baltimore Owner shall be imputed to each other Individual Borrower, Borrower and Baltimore Owner, subject to the provisions hereof relating to the Minority Interest Properties.

II.	GENERAL TERMS

Section 2.1. Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note, Mortgages and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgages, the Assignments of Leases and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Properties and/or repay and discharge any existing loans relating to the Properties, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Properties, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, (e) fund any working capital requirements of the Properties and (f) distribute the balance, if any, to Borrower.

Section 2.2. Interest Rate.

2.2.1 Interest Generally. Interest on the outstanding principal balance of the Loan shall accrue from (and including) the Closing Date to the last day of the Interest Period immediately preceding the Maturity Date at the Applicable Interest Rate. Borrower shall pay to Lender on each Payment Date the interest accrued on the Loan for the immediately preceding Interest Period. On or prior to the first (1st) day of the month in which any Payment Date occurs (other than the Payment Date occurring in the month immediately following the Closing Date), Lender shall provide to Borrower a statement setting forth the amount of such accrued interest.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance.

2.2.3 Determination of Interest Rate. (a) The Applicable Interest Rate with respect to the Loan shall be: (i) LIBOR plus the Spread with respect to the applicable Interest Period for a LIBOR Loan or (ii) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions of Section 2.2.3 (c) or (f).

(b) Subject to the terms and conditions of this Section 2.2.3, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the outstanding principal amount of the Loan at LIBOR plus the Spread for the applicable Interest Period. Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the opening of business on the first day on which such change in the Applicable Interest Rate shall become effective. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(c) In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, the related outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Period, to a Prime Rate Loan.

(d) If, pursuant to the terms of this Agreement, any portion of the Loan has been converted to a Prime Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s)

which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Period.

(e) With respect to a LIBOR Loan, all payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof (such non-excluded taxes being referred to collectively as “Foreign Taxes”), excluding income and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein (including Puerto Rico) or any other jurisdiction. If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder (and such Foreign Taxes are not a result of activities of Lender unrelated to the Loan or Borrower), the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such non-excluded Foreign Tax. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence provided, however, in the event that Lender or any successor and/or assign of Lender is not incorporated under the laws of the United States of America or a state thereof upon request Lender agrees that, prior to the first date on which any payment is due such entity hereunder, it will deliver to Borrower (i) two duly completed copies of United State Internal Revenue Service Form W-8BEN or W-8EC1 or successor applicable form, as the case may be, certifying in each case that such entity is entitled to receive payments under the Note, without deduction or withholding of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each entity required to deliver to Borrower a Form W-8BEN or W-8ECI or Form W-9 pursuant to the preceding sentence further undertakes to deliver to Borrower two further copies of the said letter and W-8BEN or W-8ECI or Form W-9, or successor applicable forms, or other matter of certification, as the case may be, on or before the date that any such letter or form expires (which in the case of the Form W-8SECI, is the last day of each U.S. taxable year of the non-U.S. entity) or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to Borrower, and such other extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W-8BENM or W-8ECI that such entity is to receive payments under the Note without deduction or withholding of any United States federal income taxes, unless in any case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such entity from duly completing and delivering to any such letter or form with respect to it and such entity advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax and in the case of a Form W-9, and establishing an exemption from United State backup withholding tax. Notwithstanding the foregoing, if such entity fails to provide a duly completed Form W-8BEN or W-8SECI or other applicable form and, under applicable law, in order to avoid liability for Foreign Taxes, and Borrower is required to withhold on payments made to such entity that has failed to provide the applicable form, Borrower shall be entitled to withhold the appropriate amount of Foreign Taxes. In such event, Borrower shall promptly provide to such entity evidence of payment of such Foreign Taxes to the appropriate taxing authority and shall promptly forward to such entity any official tax receipts or other documentation with respect to the payment of the Foreign Taxes as may be issued by the taxing authority.

(f) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (i) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the next succeeding Payment Date or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, within ten (10) days of Lender’s written demand therefor, any additional amounts necessary to compensate Lender for any reasonable costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Upon written request from Borrower, Lender shall demonstrate in reasonable detail the circumstances giving rise to Lender’s determination and calculation substantiating the Prime Rate Loan and any additional costs by Lender in making the conversion. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(g) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall, if the Loan is a LIBOR Loan, hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(iii) shall, if the Loan is a LIBOR Loan, hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(g), Lender shall provide Borrower with not less than thirty (30) days notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(h) Borrower agrees to indemnify Lender and to hold Lender harmless (without duplication) from any loss or expense which Lender sustains or incurs as a consequence of (i) any Event of Default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not a Payment Date or (B) is a Payment Date but Borrower did not give the prior notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate from LIBOR plus the Spread to the Prime Rate plus the Prime Rate Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at LIBOR plus the Spread on a date other than the Payment Date immediately following the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct, fraud, illegal acts, gross negligence or bad faith. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(i) Lender shall not be entitled to claim compensation pursuant to this Section 2.2.3 for any Foreign Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than the earlier of (i) ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.2.3, which statement shall be conclusive and binding upon all parties hereto absent manifest error or (ii) any earlier date provided that Lender notified Borrower of such change in law or circumstance and delivered the written statement referenced in clause (i) within ninety (90) days after Lender received written notice of such change in law or circumstance.

2.2.4 Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to Lender (including the effect on any Securitization) as determined by Lender in its sole but good faith discretion.

2.2.5 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.6 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7 Interest Rate Cap Agreement. (a) Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender, (ii) shall at all times be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Property Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Properties are transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof, (iv) shall be for a period equal to the term of the Loan, and (v) shall at all times have a notional amount equal to not less than the outstanding principal balance of the Loan. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Property Account) and shall notify the Counterparty of such assignment. At such time as the Loan is repaid in full, all of Lender’s right, title and interest in the Interest Rate Agreement shall terminate and Lender shall promptly execute and deliver at Borrower’s sole cost and expense, such documents as may be required to evidence Lender’s release of the Interest Rate Agreement and to notify the Counterparty of such release.

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Property Account or if the Property Account is not then required to be in effect, into such account as specified by Lender in writing. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty such that the Counterparty is no longer an Acceptable Counterparty (unless there is a guarantor of its obligations as Counterparty, and then as to such guarantor) by any Rating Agency, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of written notice from Lender of such downgrade, withdrawal or qualification.

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender a resolution or consent, as applicable, of the Counterparty authorizing the delivery of the Interest Rate Cap Agreement reasonably acceptable to Lender and an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation or incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii) the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 2.3. Loan Payment.

2.3.1 Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date up to and including June 8, 2005, and (b) on each Payment Date commencing on July 9, 2005 and on each Payment Date thereafter up to and including the Initial Maturity Date, interest only on the outstanding principal balance of Loan for the Interest Period immediately preceding such Payment Date, through the Interest Period immediately preceding the Initial Maturity Date, and (c) during the term of any Extension Option, a monthly payment on each Payment Date of (i) interest on the outstanding principal balance of the Loan for the Interest Period immediately preceding such Payment Date, and (ii) a payment of principal based on a 25-year amortization schedule and an implied interest rate equal to 7.25% as set forth on Schedule 2.3.1 attached hereto, which amortization schedule shall be adjusted in connection with prepayments of the outstanding principal balance of the Loan. Payments under the Loan shall be applied first to interest due for the related Interest Period at the Applicable Interest Rate and then to the principal amount of the Loan due in accordance with this Agreement, and lastly, to any other amounts due and unpaid pursuant to the Loan Documents. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.2 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and/or unpaid interest through and including the last day of the Interest Period immediately preceding the Maturity Date and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents. Notwithstanding anything to the contrary contained herein or in the other Loan Documents, for purposes of payment only (and not for the calculation of interest), if the Maturity Date is not a Business Day, the Maturity Date shall be deemed to be the immediately preceding Business Day.

2.3.3 Late Payment Charge. Except as provided in Section 2.6.3 hereof, if any regularly scheduled payment of Debt Service (other than any payment due on the Maturity Date) is not paid by Borrower on or before the date such payment is due (other than any payment due on the Maturity Date), Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.

2.3.4 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4. Prepayments.

2.4.1 Voluntary Prepayments. Borrower may prepay the Loan in whole or in part, provided that (i) no Event of Default shall have occurred and be continuing; (ii) Borrower gives Lender not less than ten (10) Business Days prior written notice of the amount of the Loan that Borrower intends to prepay; and (iii) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period immediately preceding the Payment Date next occurring following the date of such prepayment, or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest Period immediately preceding such Payment Date; (B) all other sums due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to, the Breakage Costs (if any and without duplication of costs covered by payments made pursuant to this Section 2.4) and all of Lender’s costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment; and (C) if such prepayment is made on or prior to the Prepayment Release Date, the Prepayment Spread Maintenance Payment (except as otherwise provided in Section 2.4.2 hereof). If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.1, the amount designated for prepayment and all other sums required under this Section 2.4 shall be due and payable on the proposed prepayment date; provided, however, Borrower shall have the right to postpone such prepayment upon written notice to Lender on the date immediately prior to the date such prepayment is due so long as Borrower pays Lender and/or Servicer all costs and expenses incurred by Lender or Servicer in connection with such postponement. In the event that any prepayment occurs prior to the applicable Determination Date it may be impossible for Borrower and Lender to calculate with certainty the interest that would have accrued at the Applicable Interest Rate on the amount then prepaid through the end of the Interest Period in which such prepayment occurs. Accordingly, in the event that the Debt is prepaid prior to the Determination Date applicable to the Interest Period in which such prepayment occurs, the interest that would have accrued at the Applicable Interest Rate on the amount then prepaid through the end of the Interest Period in which such prepayment occurs shall be calculated based on an interest rate (the “Assumed Note Rate”) equal to the sum of (i) LIBOR for the Interest Period prior to the Interest Period in which such prepayment occurs, plus (ii) the Spread, plus (iii) one percent (1.00%). Thereafter, on the Determination Date applicable to the Interest Period in which such prepayment occurs, Lender shall determine the Applicable Interest Rate as if such prepayment had not occurred. If it is determined by Lender that the Applicable Interest Rate for the Interest Period in which such prepayment occurs is less than the Assumed Note Rate, Lender shall promptly refund to Borrower, without interest, an amount equal to the difference between the interest paid by Borrower for the Interest Period in which such prepayment occurs calculated at the Assumed Note Rate and the amount of interest for said Interest Period calculated at the actual Applicable Interest Rate. Alternatively, in the event that it is determined that the actual Applicable Interest Rate applicable to the Interest Period in which such prepayment occurs is greater than the Assumed Note Rate, Borrower shall promptly pay to Lender, without additional interest or other late charges or penalties (and in no event later than the fifteen (15th) day of the month in which such prepayment occurs), an amount equal to the difference between the interest paid by Borrower for the Interest Period in which such prepayment occurs on the prepaid amount calculated at the Assumed Note Rate and the amount of interest for said Interest Period calculated at the actual Applicable Interest Rate.

2.4.2 Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of any Individual Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, Borrower shall prepay or authorize Lender to apply such Net Proceeds as a prepayment of all or a portion of the outstanding principal balance of the Loan together with accrued interest and any other sums due hereunder in an amount equal to one hundred percent (100%) of such Net Proceeds; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. Other than following an Event of Default and during the continuation thereof, no Prepayment Spread Maintenance Payment shall be due in connection with any prepayment made pursuant to this Section 2.4.2. The Release Amount with respect to such Individual Property shall be reduced by an amount equal to the principal portion of such prepayment.

2.4.3 Prepayments After Default. If, following an Event of Default and during the continuation thereof, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Reserve Funds), such tender or recovery shall (a) include interest at the Default Rate on the outstanding principal amount of the Debt being tendered or recovered through the last calendar day of the Interest Period within which such tender or recovery occurs and (b) be deemed a voluntary prepayment by Borrower and shall include (i) if such tender or recovery occurs on or prior to the Prepayment Release Date, an amount equal to the applicable Prepayment Spread Maintenance Payment, and (ii) all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period immediately preceding the Payment Date next occurring following the date of such prepayment, or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest Period immediately preceding such Payment Date.

2.4.4 Prepayments to Satisfy Requirements. Borrower may at any time prepay a portion of the Loan to (i) effectuate a Cash Sweep Cure, or (ii) satisfy the Debt Service Coverage Ratio test in connection with a Release, provided Borrower satisfies the requirements of Section 2.4.1 hereof.

2.4.5 Mezzanine Loan Prepayments. Each Mezzanine Borrower shall be permitted to make voluntary prepayments of its applicable Mezzanine Loan in accordance with the applicable Mezzanine Loan Documents without any obligation on Borrower to make a corresponding prepayment of the Loan, notwithstanding any agreement between Lender and one or more Mezzanine Lenders, but provided that the provisions of this Section 2.4.5 shall not be construed to contravene in any manner the restrictions and other provisions regarding releases, Transfers, Sales or Pledges set forth in this Agreement and the other Loan Documents.

Section 2.5. Release of Property. Except as set forth in this Section 2.5 and Section 8.1(c), no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage on any Individual Property.

2.5.1 Release of Individual Property. Borrower may obtain the release of an Individual Property (other than the El Con Individual Property or the El San Juan Individual Property) and after the Prepayment Release Date, Borrower may also obtain the release of the El Con Individual Property and the El San Juan Individual Property from the Lien of the Mortgage thereon (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(a) No Event of Default shall have occurred and be continuing that will not be cured by the release of such Individual Property;

(b) Borrower shall submit to Lender, not less than ten (10) days prior to the date of such release, a release of Lien (and related Loan Documents) for such Individual Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the Individual Property is located and that would be reasonably satisfactory to a prudent lender and that contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);

(c) Subject to the third sentence of this Section 2.5.1(c), after giving effect to such release, the Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Mortgages shall be equal to or greater than the Debt Service Coverage Ratio for all of the then remaining Properties (including the Individual Property to be released) for the twelve (12) full calendar months immediately preceding the release of the Individual Property.

In addition and if the Individual Property to be released is a Non-Minority Property, after giving effect to such release, the Debt Service Coverage Ratio for the Non-Minority Properties then remaining subject to the Liens of the Mortgages shall be equal to or greater than the Debt Service Coverage Ratio for all of the then remaining Non-Minority Properties (including the Individual Property to be released) for the twelve (12) full calendar months immediately preceding the release of the Individual Property. Notwithstanding the provisions set forth in the first sentence of this Section 2.5.1(c), in the event that the Individual Property to be released is the Atlanta Individual Property, then after giving effect to such release, the Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Mortgages shall not be less than the Debt Service Coverage Ratio for all of the then remaining Properties (including the Atlanta Individual Property to be released) for the twelve (12) full calendar months immediately preceding the release of the Atlanta Individual Property, plus 0.01. For purposes of clarification only, if the Debt Service Coverage Ratio for all of the then remaining Properties (including the Atlanta Individual Property to be released) for the applicable period is equal to 1.20 to 1.0, then, after giving effect to the release of the Atlanta Individual Property, the Debt Service Coverage for the Properties then remaining subject to the Liens of the Mortgages must be greater than or equal to 1.21 to 1.0;

(d) The Individual Property to be released shall be conveyed to a Person other than an Individual Borrower or any of its Affiliates, if such Individual Borrower will continue to own Properties not released;

(e) Borrower shall pay to Lender in reduction of the outstanding principal balance of the Loan the Adjusted Release Amount for the applicable Individual Property and the Prepayment Spread Maintenance Payment, if any, due in connection therewith. Notwithstanding anything to the contrary contained in Section 2.4 hereof or the foregoing provisions of this Section 2.5.1(e), Borrower may obtain the release of one (1) Individual Property (other than the El Con Individual Property or the El San Juan Individual Property) with the payment of the Prepayment Spread Maintenance Payment if such prepayment occurs on or prior to October 1, 2005 and without any Prepayment Spread Maintenance Payment thereafter, provided, that no Individual Property has been theretofore released without the payment of the Prepayment Spread Maintenance Payment; and

(f) Concurrently with the payment of the Adjusted Release Amount, each applicable Mezzanine Borrower shall make a partial prepayment of the related Mezzanine Loan equal to the related Mezzanine Adjusted Release Amount applicable to such Individual Property, together with any related interest, fees, prepayment premiums or other amounts payable under the related Mezzanine Loan Documents in connection with such prepayment.

2.5.2 Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Mortgage on each Individual Property not theretofore released, provided, that Borrower shall submit to Lender, not less than thirty (30) days prior to the date of such release, a release of Lien (and related Loan Documents) for each Individual Property not theretofore released for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the applicable Individual

Property is located and that would be satisfactory to a prudent lender and that contains standard provisions, if any, protecting the rights of the releasing lender.

2.5.3 Release on Application of Net Proceeds. In addition to the foregoing provisions, Borrower shall have the right to obtain a release of an Individual Property in accordance with the terms this Section 2.5, at any time whether before or after the Prepayment Release Date, provided (i) Lender has elected to apply the Net Proceeds of a Casualty or Condemnation of the applicable Individual Property towards the reduction of the Debt, (ii) no Event of Default has occurred and shall be continuing which will not be cured by obtaining the release, (iii) Borrower pays all accrued and unpaid interest on the amount of the principal being prepaid through and including the last day of the Interest Period in which such prepayment occurs and (iv) Borrower pays all Breakage Costs, if any, without duplications of the amounts provided for in the immediately preceding clause (iii) above.

Section 2.6. Cash Management.

2.6.1 Property Account. (a) Borrower shall establish and maintain one or more segregated Eligible Accounts (individually, a “Property Account” and collectively, the “Property Accounts”) with a Property Account Bank in trust for the benefit of Lender, which Property Accounts shall be under the sole dominion and control of Lender. Each Property Account shall be entitled “[Name of the applicable Individual Borrower or Baltimore Owner] - JPMorgan Chase Bank, N.A./Bear Stearns Commercial Mortgage, Inc. - Property Account.” Borrower and Baltimore Owner hereby grants to Lender a first priority security interest in each Property Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Property Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Provided that no Event of Default has occurred and is continuing, at any time that is prior to a Cash Sweep Event or after a Cash Sweep Cure, Borrower shall have the sole right to make withdrawals from each Property Account, including, without limitation, the right to sweep the account on a daily basis. Upon the occurrence of a Cash Sweep Event (but prior to a Cash Sweep Cure) or during the continuance of an Event of Default, Lender shall provide notice of such occurrence to the Property Account Bank and thereafter Lender and Servicer shall have the sole right to make withdrawals from the Property Account in accordance with this Agreement and the other Loan Documents. All costs and expenses for establishing and maintaining the Property Accounts shall be paid by Borrower. All monies now or hereafter deposited into the Property Accounts shall be deemed additional security for the Debt.

(b) Borrower shall, or shall cause Manager to, deliver irrevocable written instructions to each of the credit card companies or credit card clearing banks with which Borrower or Manager has entered into merchant’s agreements to deliver all receipts payable with respect to an Individual Property directly to the applicable Property Account. Borrower shall, and shall cause Manager and any Affiliates of Wyndham at the Minority Interest Properties to, deposit all amounts received by Borrower or Manager constituting Rents into a Property Account within one (1) Business Day after receipt thereof.

(c) Borrower shall obtain from each Property Account Bank its agreement that, upon written notice from Lender of the occurrence of a Cash Sweep Event or an Event of Default, the Property Account Bank shall transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Property Account once every Business Day until such time as Property Account Bank receives written notice from Lender of the occurrence of a Cash Sweep Cure or the withdrawal of the related notice of an Event of Default. Such agreement from the Property Account Bank shall contain an agreement that the transfers to the Cash Management Account from the Property Accounts related to each of the Minority Interest Properties shall each be separate from the transfers to the Cash Management Account for every other Individual Property and shall be separately identifiable upon transfer to the Cash Management Account. Bank fees, returned checks and credit card charge-backs may be debited and paid from the Property Account.

(d) Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Property Accounts to the payment of the Debt in any order or priority in its sole discretion; provided, however, Lender agrees that any sums in Property Accounts associated with a Minority Interest Property shall only be applied to the Minority Interest Debt applicable to such Minority Interest Property.

(e) Borrower and Baltimore Owner shall not further pledge, assign or grant any security interest in the Property Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(f) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with a Property Account and/or the applicable Property Account Agreement or the performance of the obligations for which such Property Account was established (unless arising from the bad faith, fraud, illegal acts, gross negligence or willful misconduct of Lender).

(g) In the event that a Minority Interest Property becomes a Non-Minority Property, any amount then on deposit in the Property Accounts attributable to such Individual Property shall no longer be segregated and shall thereafter be deemed to constitute funds attributable to a Non-Minority Property.

2.6.2 Cash Management Account. (a) Borrower and Baltimore Owner shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Servicer in trust for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “W-#2 Baltimore, LLC, W-Boston, LLC, El Conquistador Partnership L.P., S.E., Posadas de San Juan Associates, Ft. Lauderdale Owner, LLC, Atlanta American Owner, LLC, Casa Marina Owner, LLC, Key West Reach Owner, LLC and Travis Real Estate Group Joint Venture - JPMorgan Chase Bank, N.A./Bear Stearns Commercial Mortgage, Inc. - Cash Management Account.” The Cash Management Account shall segregate separately for each Minority Interest

Property any sums received from a Property Account for such Minority Interest Property. Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Borrower and Baltimore Owner will not in any way alter or modify the Cash Management Account without Lender’s consent and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower. In addition, any such withdrawals of the funds separately segregated for a Minority Interest Property may only be applied to reduce the applicable Minority Interest Debt for that Minority Interest Property or to pay Operating Expenses, Extraordinary Expenses or Capital Expenditures associated with such Minority Interest Property.

(b) Provided no Event of Default shall have occurred and be continuing, on each Payment Date after the occurrence of a Cash Sweep Event and prior to the occurrence of a Cash Sweep Cure (or, if such Payment Date is not a Business Day, on the immediately succeeding Business Day) all funds on deposit in the Cash Management Account shall be applied by Lender to the payment of the following items in the order indicated (provided, however, that any funds in the Cash Management Account attributable to a Minority Interest Property may only be applied to the applicable Minority Interest Debt and Operating Expenses, Extraordinary Expenses and Capital Expenditures of such Minority Interest Property):

(i) First, the monthly payment to the Ground Lease Escrow Fund in accordance with the terms and conditions of Section 7.4 hereof;

(ii) Second, the monthly payment to the Tax and Insurance Escrow Fund in accordance with the terms and conditions of Section 7.2 hereof (including the provisions of Section 7.2(b) hereof);

(iii) Third, payment of the monthly Debt Service in accordance with the terms and conditions hereof;

(iv) Fourth, funds sufficient to pay any interest accruing at the Default Rate and late payment charges, if any, shall be deposited in Debt Service Account;

(v) Fifth, funds sufficient to pay the customary and reasonable cash management servicing fees associated with the administration of the Accounts for the calendar month immediately preceding such Payment Date shall be deposited in the Cash Management Servicing Fees Account;

(vi) Sixth, the monthly payment, if any, to the Replacement Reserve Fund in accordance with the terms and conditions of Section 7.3 (including the provisions of Section 7.3.4);

(vii) Seventh, payment to the Lender of any other amounts then due and payable under the Loan Documents;

(viii) Eighth, payment to Borrower of an amount sufficient to pay the monthly Operating Expenses and Capital Expenditures pursuant to the applicable Approved Annual Budget; provided, however, franchise and management fees included in such Operating Expenses shall not exceed the Maximum Allowable Fees;

(ix) Ninth, payment to Borrower of an amount sufficient to pay Extraordinary Expenses, if any, approved by Lender;

(x) Tenth, provided no Event of Default has occurred and is continuing, funds sufficient to pay monthly debt service and the other amounts due and payable under the Mezzanine A Loan, which amount shall be deposited into the Mezzanine A Debt Service Account;

(xi) Eleventh, provided no Event of Default has occurred and is continuing, funds sufficient to pay monthly debt service and the other amounts due and payable under the Mezzanine B Loan, which amount shall be deposited into the Mezzanine B Debt Service Account;

(xii) Twelfth, provided no Event of Default has occurred and is continuing, funds sufficient to pay monthly debt service and the other amounts due and payable under the Mezzanine C Loan, which amount shall be deposited into the Mezzanine C Debt Service Account;

(xiii) Thirteenth, payment to Borrower of an amount sufficient to pay franchise and management fees constituting a portion of monthly Operating Expenses in excess of the Maximum Allowable Fees; provided that such franchise and management fees are payable in favor of franchisors and managers that are not Affiliates of Borrower, Baltimore Owner or Guarantor; and

(xiv) Lastly, payment of all excess amounts (“Excess Cash Flow”) to Lender to be held or applied in accordance with the terms and conditions hereof.

(c) Provided no Event of Default shall have occurred and be continuing, upon the occurrence of a Cash Sweep Cure, the Ground Lease Escrow Fund (other than an amount equal to the amount of the Initial Ground Lease Escrow Deposit or the Subsequent Ground Lease Escrow Deposit, as applicable), the Replacement Reserve Fund, the Tax and Insurance Escrow Fund and any other amounts deposited pursuant to the provisions of this Section 2.6.2 (other than any Cash Sweep Cure Deposit and in each case not otherwise required to be held by Lender in a Reserve Fund pursuant to the provisions of Article VII hereof) and then remaining on deposit in the Cash Management Account (including in the Excess Cash Reserve Account other than any Cash Sweep Cure Deposit) shall be promptly disbursed to the applicable Individual Borrower.

(d) All amounts paid to Lender pursuant to Section 2.6.2(b)(xiv) hereof (and, if applicable, to effect a Cash Sweep Cure pursuant to clause (a) of the definition of the term “Cash Sweep Cure”, including any Letter of Credit) (a “Cash Sweep Cure Deposit”) shall be referred to as the “Excess Cash Reserve Fund” and the account in which such amounts are held shall be referred to as the “Excess Cash Reserve Account”. All amounts deposited in the Excess Cash Reserve Fund shall be treated as a “Reserve Fund” for purposes of Section 7.5 hereof. Provided no Event of Default shall have occurred and be continuing, in the event of a Cash Sweep Cure pursuant to clause (b) or (c) of the definition of the term “Cash Sweep Cure”, the amount then remaining on deposit in the Excess Cash Reserve Account (including any Cash Sweep Cure Deposit) shall be promptly released to the applicable Individual Borrower.

(e) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(f) All funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default may be applied by Lender in such order and priority as Lender shall determine; provided, however, any Excess Cash Flow attributable to a Minority Interest Property may only be applied by Lender to the Minority Interest Debt for such Minority Interest Property or any Operating Expenses, Extraordinary Expenses or Capital Expenditures for such Minority Interest Property.

(g) Borrower and Baltimore Owner hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide written notice thereof to Borrower and Baltimore Owner. In the event that a Minority Interest Property becomes a Non-Minority Property, any amount then on deposit in the Cash Management Account attributable to such Individual Property shall no longer be segregated and shall thereafter be deemed to constitute funds attributable to a Non-Minority Property.

2.6.3 Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, and provided no Event of Default has occurred and is continuing, upon the occurrence of a Cash Sweep Event and prior to the occurrence of a Cash Sweep Cure, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Tax and Insurance Escrow Fund, Required Repair Fund, Replacement Escrow Fund and any other payment reserves established pursuant to this Agreement or any other Loan Document shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account established pursuant to the Cash Management Agreement to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 2.7. Extension of the Initial Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date for five (5) successive terms (each, an “Extension Option”) of one (1) year each (the Initial Maturity Date following the exercise of each such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a) no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and on the date that the applicable extension term is commenced;

(b) Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than six (6) months, and no later than one (1) month, prior to the date the Loan is then scheduled to mature;

(c) if the Interest Rate Cap Agreement is scheduled to mature prior to the applicable Extended Maturity Date, Borrower shall obtain and deliver to Lender not later than ten (10) Business Days prior to the first day of each Extension Option, one or more Replacement Interest Rate Cap Agreements with a LIBOR strike price equal to the then applicable Strike Price from an Acceptable Counterparty which Replacement Interest Rate Cap Agreement shall be effective commencing on the first date of such Extension Option and shall have a maturity date not earlier than the applicable Extended Maturity Date;

(d) Intentionally omitted;

(e) Borrower shall pay to Lender (i) in connection with the exercise of the fourth (4th) Extension Option an extension fee equal to one hundred twenty-five thousandths of one percent (0.125%) of the then outstanding principal amount of the Loan and (ii) in connection with the exercise of the fifth (5th) Extension Option an extension fee equal to two hundred fifty thousandths of one percent (0.250%) of the then outstanding principal amount of the Loan, in each case on or prior to the commencement of the Extension Option, which extension fee shall be deemed earned by Lender and non-refundable upon receipt; and

(f) (i) in connection with the fourth (4th) Extension Option, the Debt Yield of the Properties in the aggregate shall not be less than 10.75% as of the day immediately preceding the commencement date thereof and (ii) in connection with the fifth (5th) Extension Option, the Debt Yield of the Properties in the aggregate shall not be less than 11.25% as of the day immediately preceding the commencement date thereof.

Section 2.8. Substitution of Properties. Subject to the terms and conditions set forth in this Section 2.8, Borrower may obtain a release of the Lien of a Mortgage (and the related Loan Documents) encumbering an Individual Property (a “Substituted Individual Property”) by substituting therefore another full service hotel or resort property of like kind and quality acquired by Borrower or an Affiliate of Borrower (provided, however, if the Substitute Property shall be owned by an Affiliate of Borrower such Affiliate (i) shall become a party to the Loan Documents and shall be bound by the terms and provisions thereof as if it had executed the Loan Documents and shall have the rights and obligations of Borrower thereunder) (a “Substitute Individual Property”), provided that the following conditions precedent are satisfied:

(a) The Maturity Date shall have not occurred. During the term of the Loan, the Borrower’s right to substitute Properties, provided that the sum of the original Release Amount for all Substituted Individual Properties and all Properties released under Section 2.5.1 hereof in no event exceeds thirty percent (30%) of the original principal balance of the Loan.

(b) Lender shall have received at least thirty (30) days’ prior written notice requesting the substitution and identifying the Substitute Individual Property and Substituted Individual Property. If a Substitute Individual Property shall consist, in whole or in part, of a leasehold estate created pursuant to a ground lease such ground lease shall meet all applicable Rating Agency requirements for a financeable ground lease or shall be otherwise acceptable to the Rating Agencies for purposes of subsection (g) below, if applicable, or to Lender for purposes of subsection (g) below, if applicable.

(c) If the applicable Borrower or Baltimore Owner continues to own an Individual Property not released, Lender shall have received a copy of a deed conveying all of the applicable Individual Borrower’s or Baltimore Owner’s right, title and interest in and to the Substituted Individual Property to an entity other than such Individual Borrower or Baltimore Owner pursuant to an arms length transaction and a letter from the applicable Individual Borrower or Baltimore Owner countersigned by a title insurance company acknowledging receipt of such deed and agreeing to record such deed in the real estate records for the county or other appropriate land registry in which the Substituted Individual Property is located.

(d) Lender shall have received an appraisal of each of the Substitute Individual Property and Substituted Individual Property, dated no more than ninety (90) days prior to the substitution date, by an appraiser acceptable to the Rating Agencies.

(e) The fair market value of the Substitute Individual Property is not less than one hundred percent (100%) of the fair market value of the Substituted Individual Property as of the date immediately preceding the substitution, which determination shall be made by Lender based on the appraisals delivered pursuant to subsection (d) above.

(f) After giving effect to the substitution, the Debt Service Coverage Ratio for the Loan for all of the Properties (excluding the Substituted Individual Property and including the Substitute Individual Property) is not less than the Debt Service Coverage Ratio for the Loan for all of the Properties as of the date immediately preceding the substitution.

(g) If the Loan is part of a Securitization, Lender shall have received confirmation in writing from the Rating Agencies to the effect that such substitution will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such substitution for the Securities, or any class thereof, issued in connection with the Securitization that are then outstanding. If the Loan is not part of a Securitization, Lender shall have consented in writing to such substitution, which consent shall not be unreasonably withheld, conditioned or delayed.

(h) No Event of Default shall have occurred and be continuing. Lender shall have received an Officer’s Certificate certifying that, to such officer’s knowledge, the representations and warranties of Borrower and Baltimore Owner contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the substitution with respect to the Substitute Individual Property and containing any other reasonable representations and warranties with respect to the Substitute Individual Property as the Rating Agencies or Lender, as applicable, may require, unless such certificate would be inaccurate, such certificate to be in form and substance reasonably satisfactory to the Rating Agencies or Lender, as applicable.

(i) The applicable Individual Borrower or Baltimore Owner shall (i) have executed, acknowledged and delivered to Lender (A) a Mortgage, an Assignment of Leases and Rents and two (2) UCC-1 Financing Statements with respect to the Substitute Individual Property, together with a letter from such Individual Borrower countersigned by a title insurance company acknowledging receipt of such Mortgage, Assignment of Leases and Rents and UCC-1 Financing Statements and agreeing to record or present for recording or file, as necessary and applicable, such Mortgage, Assignment of Leases and Rents and one of the UCC-1 Financing Statements in the real estate records for the county or other applicable registry in which the Substitute Individual Property is located and to file one of the UCC-1 Financing Statements in the office of the Secretary of State (or other central filing office) of the state of such Individual Borrower’s organization, so as to effectively create upon such recording and filing valid and enforceable Liens upon the Substitute Individual Property, of the requisite priority, in favor of Lender (or such other trustee as may be desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents and (B) an Environmental Indemnity with respect to the Substitute Individual Property and (ii) have caused Guarantor to acknowledge and confirm its obligations under the Loan Documents to which it is a party. The Mortgage, the Assignment of Leases and Rents, the UCC-1 Financing Statements and the Environmental Indemnity shall be the same in form and substance as the counterparts of such documents executed and/or delivered with respect to the related Substituted Individual Property, subject to modifications reflecting only the Substitute Individual Property as the Individual Property that is the subject of such documents and such modifications reflecting the laws of the State in which the Substitute Individual Property is located as shall be recommended for similar transactions by the counsel admitted to practice in such State and delivering the opinion as to the enforceability of such documents required pursuant to subsection (o) below. The Mortgage encumbering the Substitute Individual Property shall secure all amounts evidenced by the Note, provided that in the event that the jurisdiction in which the Substitute Individual Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such Mortgage shall be equal to one hundred twenty percent (120%) of the fair market value of the Substitute Individual Property. The amount of the Loan allocated to the Substitute Individual Property (such amount being hereinafter referred to as the “Substitute Release Amount”) shall equal the Release Amount of the related Substituted Individual Property.

(j) Lender shall have received (i) to the extent available any “tie-in” or similar endorsement to each Title Insurance Policy insuring the Lien of an existing Mortgage as of the date of the substitution with respect to the Title Insurance Policy insuring the Lien of the Mortgage with respect to the Substitute Individual Property and (ii) a Title Insurance Policy (or a marked, signed and redated commitment to issue such Title Insurance Policy) insuring the Lien of the Mortgage encumbering the Substitute Individual Property, issued by the title insurance company that issued the Title Insurance Policies insuring the Lien of the existing Mortgages and dated as of the date of the substitution, with reinsurance and direct access agreements that replace such agreements issued in connection with the Title Insurance Policy insuring the Lien of the Mortgage encumbering the Substituted Individual Property. The Title Insurance Policy issued with respect to the Substitute Individual Property shall (A) provide coverage in the amount of the Substitute Release Amount if the “tie-in” or similar endorsement described above is available or, if such endorsement is not available, in an amount equal to one hundred twenty percent (120%) of the Substitute Release Amount, (B) insure Lender that the relevant Mortgage creates a valid first lien on the Substitute Individual Property encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (C) contain such endorsements and affirmative coverages as are then available and are contained in the Title Insurance Policies insuring the Liens of the existing Mortgages, and (D) name Lender as the insured. Lender also shall have received copies of paid receipts or other evidence showing that all premiums in respect of such endorsements and Title Insurance Policies have been paid.

(k) Lender shall have received a current survey for each Substitute Individual Property, certified to the title insurance company and Lender and their successors and assigns, in substantially the same form and content as the certification of the survey of the Substituted Individual Property prepared by a professional land surveyor licensed in the State in which the Substitute Individual Property is located and acceptable to the Rating Agencies, in accordance with the 1999 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. Such survey shall reflect the same legal description contained in the Title Insurance Policy relating to such Substitute Individual Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Substitute Individual Property (unless such real property has been satisfactorily designated by lot number on a recorded plat). The surveyor’s seal shall be affixed to such survey and, if customary, such survey shall certify whether any portion of the surveyed property or the improvements thereon is located in a “one-hundred-year flood hazard area.”

(l) Lender shall have received valid certificates of insurance indicating that the requirements for the policies of insurance required for an Individual Property hereunder have been satisfied with respect to the Substitute Individual Property and evidence of the payment of all premiums payable for the existing policy period.

(m) Lender shall have received a Phase I environmental report dated not more than 90 days prior to the substitution and otherwise reasonably acceptable to a prudent lender and, if recommended under the Phase I environmental report, a Phase II environmental report acceptable to a prudent lender, which conclude that the Substitute Individual Property does not contain any unacceptable levels of hazardous materials and is not subject to any significant risk of contamination from any off-site hazardous materials. If any such report discloses the presence of any such hazardous materials or the risk of such contamination from any off-site hazardous materials, such report shall include an estimate of the cost of any related remediation and Borrower shall deposit with Lender (which deposit may be made in the form of a Letter of Credit) an amount equal to one hundred twenty-five percent (125%) of such estimated cost, which deposit shall constitute additional security for the Loan and shall be disbursed to pay for the costs of remediation in the manner provided herein for the disbursement of the Required Repair Fund. Any remaining balance of such deposit (or Letter of Credit) shall be released to Borrower upon the delivery to Lender of (i) an update to such report indicating that there is no longer any such hazardous materials on the Substitute Individual Property or any significant risk of contamination from any such off-site hazardous materials that has not been acceptably remediated and (ii) paid receipts or other reasonable evidence indicating that the costs of all such remediation work have been paid.

(n) Borrower shall deliver, or cause to be delivered, to Lender (i) updates certified by Borrower of all organizational documentation related to Borrower and/or the formation, structure, existence, good standing and/or qualification to do business delivered to Lender on the Closing Date; (ii) good standing certificates and/or certificates of qualification to do business in the jurisdiction in which the Substitute Individual Property is located (if required in such jurisdiction); and (iii) resolutions of Borrower authorizing the substitution and any actions taken in connection with such substitution.

(o) Lender shall have received the following opinions of Borrower’s counsel subject to customary qualifications: (i) an opinion or opinions of counsel admitted to practice under the laws of the State in which the Substitute Individual Property is located stating that the Loan Documents delivered with respect to the Substitute Individual Property pursuant to subsection (i) above are valid and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles, and that Borrower is qualified to do business and in good standing under the laws of the jurisdiction where the Substitute Individual Property is located or that Borrower is not required by applicable law to qualify to do business in such jurisdiction; (ii) an opinion of counsel reasonably acceptable to the Rating Agencies, if the Loan is part of a Securitization, or Lender, if the Loan is not part of a Securitization, stating that the Loan Documents delivered with respect to the Substitute Individual Property pursuant to subsection (i) above were duly authorized, executed and delivered by Borrower and that the execution and delivery of such Loan Documents and the performance by Borrower of its obligations thereunder will not cause a breach of, or a default under, any material agreement, document or instrument to which Borrower is a party or to which it or its properties are bound; (iii) an update of the Insolvency Opinion indicating that the substitution does not affect the opinions set forth therein; and (iv) if the Loan is part of a Securitization, an opinion of counsel acceptable to the Rating Agencies that the substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust.

(p) Borrower shall have paid, or be contesting in accordance with terms of the Loan Documents or escrowed with Lender, all Basic Carrying Costs relating to the Substitute Individual Property, including without limitation, (i) accrued and currently due and payable but unpaid insurance premiums relating to the Substitute Individual Property, and (ii) currently due and payable Taxes (including any in arrears) relating to the Substitute Individual Property and (iii) currently due and payable maintenance charges and other impositions relating to the Substitute Individual Property.

(q) Borrower shall have paid or reimbursed Lender for all reasonable costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) in connection with the substitution and Borrower shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution, however, Borrower shall not be required to pay any fee to Lender or Servicer in connection with a substitution. Borrower shall have paid all costs and expenses of the Rating Agencies incurred in connection with the substitution.

(r) Lender shall have received annual operating statements and occupancy statements for the Substitute Individual Property for the most current completed fiscal year and a current operating statement for the Substituted Individual Property, each certified to Lender as being true and correct in all material respects a certificate from Borrower certifying that there has been no material adverse change in the financial condition of the Substitute Individual Property since the date of such operating statements.

(s) Borrower shall have delivered to Lender estoppel certificates from any existing tenants under Material Leases at the Substitute Individual Property. All such estoppel certificates shall be in form used in connection with the original closing of the Loan or otherwise in form and substance reasonably acceptable to an ordinary prudent lender and shall indicate that (i) the subject lease is a valid and binding obligation of the tenant thereunder, (ii) to tenant’s knowledge, there are no defaults under such lease on the part of the landlord or tenant thereunder, (iii) to tenant’s knowledge, the tenant thereunder has no defense or offset to the payment of rent under such leases, (iv) no rent under such lease has been paid more than one (1) month in advance, (v) the tenant thereunder has no option under such lease to purchase all or any portion of the Substitute Individual Property and (vi) all tenant improvement work required under such lease has been completed, or, if an estoppel certificate indicates that all tenant improvement work required under the subject lease has not yet been completed, Borrower shall, if required by the Rating Agencies, deliver to Lender financial statements or other reasonable evidence indicating that Borrower has adequate funds to pay all costs related to such tenant improvement work to be paid to by Borrower under such lease.

(t) Lender shall have received copies of all tenant leases affecting the Substitute Individual Property certified by Borrower as being true and correct.

(u) Lender shall have received subordination, attornment and non-disturbance agreements in form and substance used in connection with the original closing of the Loan or otherwise in form and substance acceptable to an ordinary prudent lender with respect to Material Leases reasonably designated by Lender at the Substitute Individual Property.

(v) Lender shall have received (i) an endorsement to the title insurance policy insuring the Lien of the Mortgage encumbering the Substitute Individual Property insuring that the Substitute Individual Property constitutes a separate tax lot or, if such an endorsement is not available in the State in which the Substitute Individual Property is located, a letter from the title insurance company issuing such Title Insurance Policy stating that the Substitute Policy constitutes a separate tax lot or (ii) a letter from the appropriate taxing authority stating or other evidence reasonably acceptable to Lender evidencing that the Substitute Individual Property constitutes a separate tax lot.

(w) Lender shall have received a Physical Conditions Report with respect to the Substitute Individual Property stating that the Substitute Individual Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and that the Substitute Individual Property is in good condition and repair and free of damage or waste. If compliance with any Legal Requirements are not addressed by the Physical Conditions Report, such compliance shall be confirmed by delivery to Lender of a certificate of an architect licensed in the State in which the

Substitute Individual Property is located, a letter from the municipality in which such Property is located, a certificate of a surveyor that is licensed in the State in which the Substitute Individual Property is located (with respect to zoning and subdivision laws), an ALTA 3.1 zoning endorsement to the Title Insurance Policy delivered pursuant to subsection (j) above (with respect to zoning laws) or a subdivision endorsement to the Title Insurance Policy delivered pursuant to subsection (j) above (with respect to subdivision laws). If the Physical Conditions Report recommends that any repairs be made with respect to the Substitute Individual Property, such Physical Conditions Report shall include an estimate of the cost of such recommended repairs and Borrower shall deposit with Lender (which deposit may be made in the form of a Letter of Credit) an amount equal to one hundred twenty-five percent (125%) of such estimated cost, which deposit shall constitute additional security for the Loan and shall be disbursed to pay for the costs of such recommended repairs in the manner provided herein for the disbursement of the Required Repair Fund. Any remaining balance of such deposit (or Letter of Credit) shall be released to Borrower upon the delivery to Lender of (i) an update to such Physical Conditions Report or a letter from the engineer that prepared such Physical Conditions Report indicating that the recommended repairs were completed in good and workmanlike manner and (ii) paid receipts or other reasonable evidence indicating that the costs of all such repairs have been paid.

(x) In the event the Substituted Individual Property is subject to a Management Agreement along with one or more additional Properties, Lender shall have received a certified copy of an amendment to the applicable Management Agreement reflecting the deletion of the Substituted Individual Property and the addition of the Substitute Individual Property as a property operated pursuant thereto and Manager shall have executed and delivered to Lender an amendment to the applicable Assignment of Management Agreement reflecting such amendment to the related Management Agreement. In the event that the Substituted Individual Property is subject to a Management Agreement relating only to such a Substituted Individual Property, Lender shall receive a certified copy of a new Management Agreement for the Substitute Individual Property on substantially the same terms as the Management Agreement for the Substituted Individual Property or on such other terms as would be reasonably acceptable to an ordinary prudent lender with respect to real estate collateral of similar size, scope and value as the Substitute Individual Property and the Manager thereunder shall have executed and delivered to Lender an Assignment of Management Agreement with respect to such new Management Agreement on substantially the same terms as used in connection with the Substituted Individual Property or on such other terms as would be reasonably acceptable to an ordinary prudent lender with respect to real estate collateral of similar size, scope and value as the Substitute Individual Property.

(y) Lender shall have received a certified copy of an amendment to the applicable Franchise Agreement reflecting the deletion of the Substituted Individual Property and the addition of the Substitute Individual Property as a property operated pursuant thereto and Franchisor shall have executed and delivered to Lender an amendment to the applicable comfort letter reflecting such amendment to the related Franchise Agreement. In the event that the Substituted Individual Property is subject to a Franchise Agreement relating only to such a Substituted Individual Property, Lender shall receive a certified copy of a new Franchise Agreement for the Substitute Individual Property on substantially the same terms as the Franchise Agreement for the Substituted Individual Property or on such other terms as would be reasonably acceptable to an ordinary prudent lender with respect to real estate collateral of similar size, scope and value as the Substitute Individual Property and the Franchisor thereunder shall have executed and delivered to Lender a comfort letter, if the Franchisor is not an Affiliate of the Borrower, with respect to such new Franchise Agreement on substantially the same terms as used in connection with the Substituted Individual Property or on such other terms as would be reasonably acceptable to an ordinary prudent lender with respect to real estate collateral of similar size, scope and value as the Substitute Individual Property.

(z) Lender shall have received evidence acceptable to a prudent lender that (i) each Mezzanine Lender has approved the substitution and (ii) each Mezzanine Loan (or the portion thereof attributable to the Substituted Individual Property, as applicable) has been assumed by an entity reasonably acceptable to Mezzanine Lender, in each case, as and to the extent required under its respective Mezzanine Loan Documents.

(aa) Lender shall have received such other and further approvals, opinions, documents and information in connection with the substitution as reasonably requested by the Rating Agencies if the Loan is part of a Securitization, or the Lender if the Loan is not part of a Securitization.

(bb) Lender shall have received copies of all contracts and agreements relating to the leasing and operation of the Substitute Individual Property (other than the Management Agreement) together with a certification of Borrower attached to each such contract or agreement certifying that the attached copy is a true and correct copy of such contract or agreement and all amendments thereto.

(cc) Borrower shall submit to Lender, not less than fifteen (15) days prior to the date of such substitution, a release of Lien (and related Loan Documents) for the Substituted Individual Property for execution by Lender. Such release shall be in a form appropriate for the jurisdiction in which the Substituted Individual Property is located and that would be reasonably satisfactory to a prudent lender and that contains standard provisions, if any, protecting the rights of the releasing lender.

(dd) Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.8 have been satisfied.

(ee) Upon the satisfaction of the foregoing conditions precedent, Lender will release its Lien from the Substituted Individual Property to be released and the Substitute Individual Property shall be deemed to be an Individual Property for purposes of this Agreement and the other Loan Documents and the Release Amount with respect to such Substitute Individual Property shall be deemed to be the Release Amount with respect to such Substitute Individual Property for all purposes hereunder.

Section 2.9. Release of Out Parcels. Subject to the terms and conditions set forth in this Section 2.9, at any time after the date hereof, Borrower may transfer and obtain a release of an Out Parcel from the Lien of the applicable Mortgage (and Lender shall execute instruments of release in duly recordable form and in the case of the El Con Individual Property or the El San Juan Individual Property, Lender shall release and endorse (without recourse, representation or warranty) to Borrower any mortgage notes securing mortgages on such Properties), provided that the following conditions precedent have been satisfied:

(a) At the time Borrower requests such release and at the time such release is granted there is no continuing Event of Default.

(b) Lender shall have received at least thirty (30) days prior written notice requesting the release and identifying the Out Parcel.

(c) The intended use of such Out Parcel shall not have a material adverse effect on the value, use, operation or occupancy of the applicable Individual Property.

(d) There shall be vehicular ingress and egress to the remainder of the applicable Individual Property from public streets (or from appurtenant easements) and pedestrian ingress and egress to improvements on the remainder of the applicable Individual Property following such release.

(e) Upon the transfer and release of the Out Parcel and after the completion of the standard approval process for tax lot-splits by the applicable municipal authority exercising jurisdiction over the Out Parcel, no part of the remaining applicable Individual Property shall be part of a tax lot which includes any portion of the related Out Parcel.

(f) Each applicable municipal authority exercising jurisdiction over the Out Parcel shall have approved, as part of its standard approval process, a lot-split ordinance or other applicable action under local law dividing the Out Parcel from the remainder of the applicable Individual Property and the required procedures or processes necessary for the assignment of separate tax identification numbers to each shall be initiated concurrently with the release and transfer of the Out Parcel.

(g) All requirements under all Legal Requirements (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements, environmental requirements and wetlands requirements) applicable to the applicable Individual Property necessary to accomplish the lot split shall have been fulfilled, and all necessary variances, if any, shall have been obtained, and evidence thereof shall have been delivered to Lender which in form and substance shall be appropriate for the jurisdiction in which the applicable Individual Property is located.

(h) As a result of the lot split, the remaining applicable Individual Property with all easements appurtenant and other Permitted Encumbrances thereto will not be in violation of any then applicable Legal Requirements (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements, environmental requirements and wetland requirements) and all necessary variances, if any, shall have been obtained and evidence thereof shall have been delivered to Lender which in form and substance shall be appropriate for the jurisdiction in which the applicable Individual Property is located.

(i) Lender shall receive evidence that the single purpose nature and bankruptcy remoteness of Borrower and its shareholders or partners following such release have not been adversely affected and are in accordance with the terms and provisions of the Loan Documents (which requirement may include a “bring-down” of the Insolvency Opinion previously delivered to Lender in connection with the origination of the Loan).

(j) Appropriate reciprocal easement agreements for the benefit and burden of the remaining applicable Individual Property and the Out Parcel regarding the use of common facilities of such parcels, including, but not limited to, roadways, parking areas, utilities and community facilities, in form and substance that would be reasonably acceptable to an ordinary prudent lender with respect to comparable property and which easements will not materially adversely affect the value of the remaining applicable Individual Property, shall be declared and recorded, and the remaining applicable Individual Property and the Out Parcel shall be in compliance with all applicable covenants under all easements and property agreements contained in the Permitted Encumbrances for the applicable Individual Property.

(k) Lender shall have received (i) an appropriate title policy endorsement or other evidence reasonably satisfactory to Lender to the effect that the release of the Out Parcel will not have an adverse affect on the priority of the Lien of the related Mortgage on the remaining applicable Individual Property, provided, however, the Lien of the Mortgage on the remaining applicable Individual Property shall be subordinated to any easements created or access or use agreements entered into in connection with the release of the Out Parcel pursuant to this Section 2.9 in the event such easements or agreements (A) are reasonably necessary to the operation of the Out Parcel and (B) do not, in the aggregate, materially adversely affect (1) the value of the remaining applicable Individual Property or (2) the Borrower’s ability to pay its obligations under the Loan, and (ii) an appropriate title policy endorsement or other evidence reasonably satisfactory to Lender that there are no new or additional subordinate Liens on the remaining applicable Individual Property other than Permitted Encumbrances (which term shall include the easements and agreement entered into in accordance with this Section 2.9).

(l) Lender shall have received surveys of the Out Parcel and of the remaining applicable Individual Property satisfying the requirements set forth in Section 3.1.3(c) hereof.

(m) The transferee of such Out Parcel shall have assumed all of Borrower’s obligations, if any, relating only to the Out Parcel (other than the Loan Documents) arising from and after the release.

(n) Borrower shall reimburse Lender for any out-of-pocket costs and expenses it reasonably incurs arising from the transfer of the Out Parcel and any release of the Out Parcel from the Lien of the applicable Mortgage (including, without limitation, reasonable attorneys’ fees and expenses); however, Borrower shall not be required to pay any fee to Lender or Servicer in connection with the transfer or release. Individual Borrower shall have paid all recording charges, filing fees, taxes or other expenses payable in connection with the release.

(o) Borrower shall pay to Lender as a prepayment of the Loan an amount equal to the sum of (i) one hundred twenty percent (120%) of the applicable release price for the Out Parcel, if any, set forth on Schedule 1.1 hereto and (ii) the Prepayment Spread Maintenance

Payment, if any, due in connection therewith. Upon such payment, the Release Amount for the applicable Individual Property shall be reduced by an amount equal to the amount calculated under clause (i) above.

(p) Borrower shall submit to Lender a release of Lien (and related Loan Documents) for the Out Parcel for execution by Lender. Such release shall be in a form appropriate for the jurisdiction in which the applicable Individual Property is located and that would be satisfactory to an ordinary prudent lender and that contains standard provisions, if any, protecting the rights of the releasing lender (and in case at Puerto Rico, will include notation of the release on the mortgage notes secured by the mortgages on such Puerto Rico Properties).

(q) Borrower has delivered an Officer’s Certificate to the effect that, to such officer’s knowledge, the conditions in subsections (a)-(p) hereof have occurred or shall occur concurrently with the transfer and release of the Out Parcel.

(r) Borrower shall deliver an opinion of counsel reasonably acceptable to the Rating Agencies, if the Loan is part of a Securitization, that the release of the Out Parcel does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust.

(s) Borrower shall execute such documents and instruments and obtain such opinions of counsel as are typical for similar transactions and as may be reasonable required by Lender and not inconsistent with the provisions hereof.

Section 2.10. Development at the Property Adjacent to the El Con Individual Property. Lender hereby approves (i) the Borrower’s execution and delivery of the Tempus Documents substantially in the draft forms reviewed by Lender and its counsel and attached hereto as Schedule 2.10 (it being understood and agreed that the final forms of the Tempus Documents shall contain only such changes from the draft forms necessary to further delineate the agreements by the parties thereto and which are in substance reasonably satisfactory to an ordinary prudent lender) and (ii) the various transactions to be consummated thereunder. The Tempus Documents, in the draft forms reviewed by Lender and its counsel, may not be amended, supplemented or otherwise modified in any material respect or in any manner adverse to Lender without the prior written consent of Lender. Reasonably promptly after receipt of Borrower’s written request therefor, Lender shall execute such documents as expressly contemplated by the draft forms of the Tempus Documents heretofore reviewed by Lender, as modified in accordance with this Section 2.10.

III.	CONDITIONS PRECEDENT

Section 3.1. Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date:

3.1.1 Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower and Baltimore Owner contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or an Event of Default shall have occurred and be continuing; and Borrower and Baltimore Owner shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

3.1.2 Loan Agreement and Note. Lender shall have received a copy of this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrower and Baltimore Owner, as applicable.

3.1.3 Delivery of Loan Documents; Title Insurance; Reports; Leases.

(a) Mortgages, Assignments of Leases. Lender shall have received from Borrower and Baltimore Owner, as applicable, fully executed and acknowledged counterparts of the Mortgages and the Assignments of Leases and evidence that counterparts of the Mortgages (and delivery of any related mortgage notes) and Assignments of Leases have been delivered to the title insurance company for recording to the extent necessary, in the reasonable judgment of Lender, so as to effectively create upon such recording (or in the case of the Puerto Rico Properties, delivery of the mortgage notes) valid and enforceable Liens upon each Individual Property, of the requisite priority, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Lender shall have also received from Borrower and Baltimore Owner, as applicable, fully executed counterparts of the other Loan Documents.

(b) Title Insurance. Lender shall have received Title Insurance Policies issued by a title insurance company acceptable to Lender and dated as of the Closing Date, with reinsurance and direct access agreements reasonably acceptable to Lender. Such Title Insurance Policies shall (i) provide coverage in amounts reasonably satisfactory to Lender, (ii) insure Lender that the relevant Mortgage creates a valid lien on the Individual Property encumbered thereby of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured. The Title Insurance Policies shall be assignable. Lender also shall have received evidence that all premiums in respect of such Title Insurance Policies have been paid.

(c) Survey. Lender shall have received a current Survey for each Individual Property, certified to the title insurance company and Lender and their successors and assigns, in form and content reasonably satisfactory to Lender and prepared by a professional and properly licensed land surveyor reasonably satisfactory to Lender in accordance with the Accuracy Standards for ALTA/ACSM Land Title Surveys as adopted by ALTA, American Congress on Surveying & Mapping and National Society of Professional Surveyors in 1999. Each such Survey shall reflect the same legal description contained in the Title Insurance Policies relating to such Individual Property in all material respects (except in the case of the El Con Individual Property and the El San Juan Individual Property for which such descriptions shall be substantially the same to the extent customary and usual in Puerto Rico) and shall include, among other things, a metes and bounds description of the real property comprising part of such Individual Property reasonably satisfactory to Lender (unless such real property is legally described by reference to a recorded plat of subdivision). The surveyor’s seal shall be affixed to each Survey and the surveyor shall provide a certification for each Survey in form and substance acceptable to Lender.

(d) Insurance. Lender shall have received valid certificates of insurance for the Policies required hereunder, satisfactory to Lender in its reasonable discretion, and evidence of the payment of all Insurance Premiums payable for the existing policy period.

(e) Environmental Reports. Lender shall have received a Phase I environmental report (and, if recommended by the Phase I environmental report, a Phase II environmental report) in respect of each Individual Property, in each case reasonably satisfactory in form and substance to Lender.

(f) Zoning. With respect to each Individual Property, Lender shall have received, at Lender’s option, either (A) letters or other evidence with respect to each Individual Property from the appropriate municipal authorities (or other Persons such as Urban Concepts or PZR) concerning applicable zoning and building laws, (B) an ALTA 3.1 zoning endorsement for the applicable Title Insurance Policy or (C) a zoning opinion letter, in each case in substance reasonably satisfactory to Lender.

(g) Encumbrances. Borrower and Baltimore Owner shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date with respect to each Mortgage on the applicable Individual Property, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

3.1.4 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to Lender, and shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof, certified to the extent reasonably required by Lender.

3.1.5 Delivery of Organizational Documents. Borrower shall deliver or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to Borrower and Baltimore Owner and/or the formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its reasonable discretion, including, without limitation, amendments (as reasonably requested by Lender), good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

3.1.6 Opinions of Borrower’s Counsel. Lender shall have received opinions from Borrower’s counsel with respect to non-consolidation and the due execution, authority, enforceability of the Loan Documents and such other matters as Lender may reasonably require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their reasonable discretion.

3.1.7 Budgets. Borrower shall have delivered, and Lender shall have approved, the Annual Budget for the current Fiscal Year.

3.1.8 Basic Carrying Costs. Borrower shall have paid all Basic Carrying Costs relating to the Properties which are in arrears (other than those being contested in accordance with the provisions of the Loan Documents), including without limitation, (a) accrued but unpaid Insurance Premiums, (b) currently due Taxes (including any in arrears) and (c) currently due Other Charges, which amounts shall be funded with proceeds of the Loan.

3.1.9 Completion of Proceedings. All organizational and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be reasonably satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

3.1.10 Payments. All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

3.1.11 Tenant Estoppels. Lender shall have received an executed tenant estoppel letter from the tenants under Material Leases identified by Lender to deliver an estoppel certificate.

3.1.12 Transaction Costs. Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of environmental reports, Physical Conditions Reports, appraisals and other reports, the reasonable fees and costs of Lender’s outside counsel and all other third party out-of-pocket expenses incurred in connection with the origination of the Loan.

3.1.13 Intentionally Omitted.

3.1.14 Leases and Rent Roll. Lender shall have received copies of all Leases and the Ground Lease, which Leases and the Ground Lease shall be certified by Borrower as being true and correct.

3.1.15 Intentionally Omitted.

3.1.16 Tax Lot. Lender shall have received evidence that each Individual Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.

3.1.17 Physical Conditions Reports. Lender shall have received Physical Conditions Reports with respect to each Individual Property, which reports shall be issued by an engineer selected by Lender and shall be reasonably satisfactory in form and substance to Lender.

3.1.18 Management Agreement. Lender shall have received a copy of the Management Agreement with respect to each Individual Property which shall be satisfactory in form and substance to Lender.

3.1.19 Appraisal. Lender shall have received an appraisal of each Individual Property from an appraiser selected by Lender, which appraisal shall be satisfactory in form and substance to Lender.

3.1.20 Financial Statements. Lender shall have received a balance sheet with respect to each Individual Property for the two (2) most recent Fiscal Years and statements of income and statements of cash flows with respect to each Individual Property for the three (3) most recent Fiscal Years, each in form and substance satisfactory to Lender.

3.1.21 Franchise Agreement. Lender shall have received a copy of the Franchise Agreement with respect to each Individual Property, which shall be satisfactory in form and substance to Lender.

3.1.22 Interest Rate Cap Agreement. Lender shall have received the Interest Rate Cap Agreement, in form reasonably acceptable to Lender, from an Acceptable Counterparty.

3.1.23 Further Documents. Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

IV.	REPRESENTATIONS AND WARRANTIES

Section 4.1. Borrower Representations. Each Individual Borrower or Baltimore Owner represents and warrants (as to itself in each instance where the representation or warranty relates to Borrower, Individual Borrower or Baltimore Owner and as to its Individual Property where the representation or warranty relates to the Properties or Individual Property) as of the Closing Date that:

4.1.1 Organization. Each of Borrower and Baltimore Owner has been duly organized and is validly existing and in good standing in the jurisdiction in which it is organized with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each of Borrower and Baltimore Owner is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each of Borrower and Baltimore Owner possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower and Baltimore Owner is the ownership, management and operation of the Properties. The ownership interests of Borrower and Baltimore Owner are as set forth on the organizational chart attached hereto as Schedule 4.1.1.

4.1.2 Proceedings. Each of Borrower and Baltimore Owner has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and/or Baltimore Owner and constitute legal, valid and binding obligations of Borrower and/or Baltimore Owner enforceable against Borrower and/or Baltimore Owner in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and Baltimore Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower and Baltimore Owner pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s and Baltimore Owner’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower and Baltimore Owner or any of Borrower’s and Baltimore Owner’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower and Baltimore Owner of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. Except as disclosed on Schedule 4.1.4 hereto, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened against or affecting Borrower, Baltimore Owner, Principal, Guarantor or any Individual Property, which actions, suits or proceedings, if determined against Borrower, Baltimore Owner, Principal, Guarantor or any Individual Property, would reasonably be expected to materially adversely affect the condition (financial or otherwise) or business of Borrower, Baltimore Owner, Principal, Guarantor or the condition or ownership of any Individual Property.

4.1.5 Agreements. Neither Borrower nor Baltimore Owner is a party to any agreement or instrument or subject to any restriction which would reasonably be expected to materially and adversely affect Borrower, Baltimore Owner or any Individual Property, or Borrower’s or Baltimore Owner’s business, properties or assets, operations or condition, financial or otherwise. Except as disclosed in Schedule 4.1.5 hereto, neither Borrower nor Baltimore Owner is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Baltimore Owner or any of the Properties is bound which would reasonably be expected to materially and adversely affect Borrower, Baltimore Owner or any Individual Property. Neither Borrower nor Baltimore Owner has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or Baltimore Owner, as applicable, is a party or by which Borrower, Baltimore Owner or any of the Properties is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (t) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, (b) obligations under or permitted under the Loan Documents, and (c) the Permitted Encumbrances.

4.1.6 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of each Individual Property (other than the Baltimore Property) and good title to the balance of such Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Baltimore Owner has good, marketable and insurable title to the real property comprising the Baltimore Property and good title to the balance of such Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances with respect to any Individual Property in the aggregate do not materially and adversely affect the value, operation or use of such Individual Property (as currently used) or Borrower’s and Baltimore Owner’s ability to repay the Loan. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the applicable Individual Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting the Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents except those which are Permitted Encumbrances or otherwise permitted by the Loan Documents.

4.1.7 Solvency. Borrower and Baltimore Owner have (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. The fair saleable value of each Individual Borrower’s and Baltimore Owner’s assets exceeds and will, immediately following the making of the Loan, exceed such Individual Borrower’s and Baltimore Owner’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of each Individual Borrower’s and Baltimore Owner’s assets is and will, immediately following the making of the Loan, be greater than such Individual Borrower’s and Baltimore Owner’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Each Individual Borrower’s and Baltimore Owner’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Neither Borrower nor Baltimore Owner intends to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and Baltimore Owner and the amounts to be payable on or in respect of obligations of Borrower and Baltimore Owner). No petition in bankruptcy has been filed against Borrower or Baltimore Owner or any constituent Person, and neither Borrower, Baltimore Owner nor any constituent Person has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower, Baltimore Owner nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s or Baltimore Owner’s assets or properties, and Borrower nor Baltimore Owner has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower or Baltimore Owner in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower or Baltimore Owner which has not been disclosed to Lender which materially adversely affects, nor as far as Borrower or Baltimore Owner can foresee, would reasonably be expected to materially adversely affect, any Individual Property or the business, operations or condition (financial or otherwise) of Borrower or Baltimore Owner.

4.1.9 No Plan Assets. Neither Borrower nor Baltimore Owner sponsors, nor is obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower or Baltimore Owner constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) neither Borrower nor Baltimore Owner is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower and/or Baltimore Owner are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including, but not limited to the exercise by Lender of any of its rights under the Loan Documents.

4.1.10 Compliance. Except as disclosed in any physical condition reports, PZR reports, Urban Concepts reports, environmental reports or Surveys received by Lender, Borrower, Baltimore Owner and the Properties (and the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Neither Borrower nor Baltimore Owner is in any material respect in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or Baltimore Owner or, to Borrower’s or Baltimore Owner’s knowledge, any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s or Baltimore Owner’s obligations under any of the Loan Documents.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower, the Baltimore Owner and the Properties as of the date of such reports in all material respects, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, neither Borrower nor Baltimore Owner has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower or Baltimore Owner and reasonably likely to have a materially adverse effect on any Individual Property or the operation thereof as a full service hotel or resort, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower or Baltimore Owner from that set forth in said financial statements except as disclosed in writing to Lender and acknowledged by Lender in writing.

4.1.12 Condemnation. Except as disclosed in Schedule 4.1.12 hereto or on any Survey or Title Insurance Policy, no Condemnation or other proceeding has been commenced or, to Borrower’s or Baltimore Owner’s best knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. Each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the Title Insurance Policies. All roads necessary for the use of each Individual Property for their current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities or are located in recorded easements servicing such Individual Property and such easements are set forth in and insured by the Title Insurance Policy.

4.1.15 Not a Foreign Person. Neither Borrower nor Baltimore Owner is a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16 Separate Lots. Each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.17 Assessments. Except as disclosed in Schedule 4.1.17 hereto or on any survey or Title Insurance Policy, there are no pending or, to the knowledge of Borrower and Baltimore Owner, proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor, to the knowledge of Borrower and Baltimore Owner, are there any contemplated improvements to any Individual Property that may result in such special or other assessments.

4.1.18 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Baltimore Owner or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and Borrower, Baltimore Owner and Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20 Insurance. Borrower has obtained and has delivered to Lender certified copies (or other evidence reasonably acceptable to Lender) of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Except as disclosed on Schedule 4.1.20 hereto, no material claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower nor Baltimore Owner nor to Borrower’s or Baltimore Owner’s knowledge, any other Person has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21 Use of Property. Each Individual Property is used exclusively as a full service hotel or resort and other appurtenant and related uses.

4.1.22 Certificate of Occupancy; Licenses. Except as set forth in a physical condition report, environmental report, Urban Concepts reports, PZR report, Title Insurance Policy or Survey received by Lender, all material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits and any applicable liquor license required for the legal use, occupancy and operation of each Individual Property as a full service hotel or resort (collectively, the “Licenses”), have been obtained and are in full force and effect. Borrower and Baltimore Owner, as applicable, shall keep and maintain all material Licenses necessary for the operation of each Individual Property as a full service hotel or resort. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property.

4.1.23 Flood Zone. Except as shown on a Survey, none of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to each such Individual Property.

4.1.24 Physical Condition. Except as set forth in a physical condition report received by Lender, each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise that would have a material adverse effect on such Individual Property, and neither Borrower nor Baltimore Owner has received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Boundaries. Except as set forth in an Urban Concepts report, PZR report or a Survey received by Lender, all of the improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon such Individual Property, and no easements or other encumbrances upon the applicable Individual Property encroach upon any of the improvements, so as to materially and adversely affect the value or marketability of the applicable Individual Property except those which are insured against by the Title Insurance Policy.

4.1.26 Leases. The Properties are not subject to any Leases other than the Leases described in Schedule 4.1.26 attached hereto and made a part hereof. Borrower and Baltimore Owner, as applicable, are the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases. Except as disclosed on Schedule 4.1.26, to Borrower’s and Baltimore Owner’s knowledge, the current Leases are in full force and effect and to Borrower’s and Baltimore Owner’s knowledge there are no material defaults thereunder by either party and to Borrower’s and Baltimore Owner’s knowledge there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder. Except for security deposits, no Rent has been paid more than one (1) month in advance of its due date. Except as disclosed on Schedule 4.1.26, to Borrower’s and Baltimore Owner’s knowledge, all work to be performed by Borrower or Baltimore Owner, as applicable, under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower or Baltimore Owner to any tenant has already been received by such tenant. There is no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. Except as disclosed on Schedule 4.1.26, to Borrower’s and Baltimore Owner’s knowledge, no tenant listed on Schedule 4.1.26 has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. Except as disclosed on Schedule 4.1.26, no tenant, to Borrower’s and Baltimore Owner’s knowledge, under any Lease has any right or option for additional space in the Improvements. To Borrower’s and Baltimore Owner’s knowledge, no hazardous wastes or toxic substances, as defined by applicable federal, state or local statutes, rules and regulations, have been disposed, stored or treated by any tenant under any Lease on or about the leased premises nor does Borrower or Baltimore Owner have any knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any toxic or hazardous chemical, material, substance or waste in violation of applicable law.

4.1.27 Survey. The Survey for each Individual Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting such Individual Property or the title thereto.

4.1.28 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Baltimore Borrower is organized under the laws of the State of Texas, El San Juan Borrower is organized under the laws of the State of New York and each other Individual Borrower is organized under the laws of the State of Delaware.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Properties to Borrower and Baltimore Owner have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid.

4.1.30 Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, or with respect to an Individual Borrower, the earlier release of the liens of the Mortgages on all Properties owned by such Individual Borrower, each of the Individual Borrowers and the Baltimore Owner hereby represents, warrants and covenants that (i) it is, shall be and shall continue to be a Special Purpose Entity, and (ii) Principal is, shall be and shall continue to be a Special Purpose Entity.

(b) All of the facts and all of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and all of the facts and all of the assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. Each Individual Borrower and Baltimore Owner has complied and will comply with, and Principal has complied and each Individual Borrower will cause Principal to comply with, all of the assumptions made with respect to such Individual Borrower, Baltimore Owner and Principal in the Insolvency Opinion. Each Individual Borrower and Baltimore Owner will have complied and will comply with all of the assumptions made with respect to such Individual Borrower, Baltimore Owner and Principal in any Additional Insolvency Opinion. Each entity other than an Individual Borrower, Baltimore Owner and Principal with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.

4.1.31 Management Agreement. The Management Agreement with respect to each Individual Property is in full force and effect and there is no material default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a material default thereunder.

4.1.32 Illegal Activity. No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. All information submitted by or on behalf of Borrower and Baltimore Owner to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower and Baltimore Owner in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or would reasonably be expected to materially and adversely affect the use, operation or value of the Properties or the business operations or the financial condition of Borrower or Baltimore Owner. Borrower and Baltimore Owner have disclosed to Lender all material facts and has not failed to disclose any material fact that would reasonably be expected to cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. Neither Borrower nor Baltimore Owner is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Baltimore Owner, Guarantor or Principal shall constitute property of, or are beneficially owned, directly or indirectly, by any Person subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (each such Person, an “Embargoed Person”) with the result that the investment in Borrower, Baltimore Owner, Principal or Guarantor, as applicable (whether directly or indirectly), is or would be prohibited by law or the Loan made by the Lender is or would be in violation of law; (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower, Baltimore Owner, Guarantor or Principal, as applicable, with the result that the investment in Borrower, Baltimore Owner, Guarantor or Principal, as applicable (whether directly or indirectly), is or would be prohibited by law or the Loan is or would be in violation of law; and (c) none of the funds of Borrower, Baltimore Owner, Guarantor or Principal, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower, Baltimore Owner, Guarantor or Principal, as applicable (whether directly or indirectly), is or would be prohibited by law or the Loan is or would be in violation of law.

4.1.36 Cash Management Account. (a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Property Account and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower and Baltimore Owner. Other than in connection with the Loan Documents and except for Permitted Encumbrances, neither Borrower nor Baltimore Owner has sold, pledged, transferred or otherwise conveyed the Property Account and Cash Management Account;

(b) Each of the Property Account and Cash Management Account constitute “deposit accounts” within the meaning of the Uniform Commercial Code of the State of New York);

(c) Pursuant and subject to the terms hereof, the Property Account Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower or Baltimore Owner, directing disposition of the Property Account, the Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d) The Property Account and Cash Management Account are not in the name of any Person other than Borrower or Baltimore Owner, as pledgor, or Lender, as pledgee. Neither Borrower nor Baltimore Owner has consented to the Property Account Bank and Agent complying with instructions with respect to the Property Account and Cash Management Account from any Person other than Lender.

4.1.37 Inventory. Borrower or Baltimore Owner is the owner (or lessee pursuant to leases permitted hereunder) of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgages) located on or at each Individual Property and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Properties in the manner required hereunder and in the manner in which they are currently operated.

4.1.38 SPE Prior Act Representation.

(a) Except with respect to the requirement that there be at least two (2) springing members, Boston Borrower hereby represents that it is and has been a Special Purpose Entity from the date of its formation to the present.

(b) El Con Borrower hereby represents that its general partner is and has been a Special Purpose Entity from the date of such general partner’s formation to the present.

(c) El San Juan Borrower hereby represents that each of the its general partners is and has been a Special Purpose Entity from the date of such general partner’s formation to the present.

(d) Ft. Lauderdale Borrower hereby represents that, except with respect to the requirement that there be at least two (2) springing members, it is and has been a Special Purpose Entity from the date of its formation to the present.

(e) (i) Baltimore Owner hereby represents that (A) except with respect to the requirement that there be at least two (2) springing members, it is and since July 18, 2001 has always been a Special Purpose Entity, (B) since the date of its acquisition by Wyndham and its Affiliates in September 30, 1997, the following are the following are true and correct, and (C) prior to September 30, 1997, the following are true and correct to the best of Baltimore Owner’s knowledge. Baltimore Owner:

1.	is and always has been duly formed, validly existing, and in good standing in the state of its incorporation and in all other jurisdictions where it is qualified to do business except where the failure to do so has been remedied;

2.	has no unpaid judgments or liens of any nature against it except for the Permitted Encumbrances;

3.	subject to Sections 4.1.10 and 4.1.22, is in compliance in all material respects with all laws, regulations, and orders applicable to it and has (except where the failure to do so has been remedied) received all material permits necessary for it to operate;

4.	is not involved in any dispute with any taxing authority that is still outstanding;

5.	has paid all taxes still due, owed and outstanding;

6.	except for its ownership of that certain property commonly known as the Holiday Inn Austin in Austin, Texas, which property was conveyed out in September 29, 1995 (the “Conveyed Parcel”) in exchange for the Baltimore Individual Property, has never owned any real property other than the Baltimore Individual Property and personal property necessary or incidental to its ownership or operation of the Baltimore Individual Property, and has never engaged in any business other than the ownership and operation of the Baltimore Individual Property, and lawful business incident and appropriate thereto;

7.	subject to Section 4.1.4, is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending which if adversely determined against Baltimore Borrower would reasonably be expected to materially adversely effect the condition (financial as otherwise) or business of Baltimore Borrower, or that resulted in a judgment against it that has not been paid in full;

8.	has provided Lender with complete financial statements that are true, correct and complete in all material respects and reflect a fair and accurate view in all material respects of the entity’s financial condition;

9.	has received a Phase One environmental audit for the Baltimore Individual Property which has been received by lender and does not indicate any material environmental concern;

10.	has no material contingent or actual obligations not related to the Baltimore Individual Property, including but not limited to any liability (environmental or otherwise) in connection with the Conveyed Parcel; and

(ii) Baltimore Owner hereby represents from September 30, 1997 to July 18, 2001 that it:

1.	has not entered into any contract or agreement with any Affiliates, except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party which includes those agreements in connection with the conveyance of the Conveyed Parcel;

2.	has paid all of its debts and liabilities from its assets;

3.	has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence;

4.	has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person;

5.	has not had its assets listed as assets on the financial statement of any other Person except as required by GAAP;

6.	has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law or except to the extent it is required to file consolidated tax returns by law);

7.	has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate);

8.	has corrected any known misunderstanding regarding its status as a separate entity;

9.

has conducted all of its business in its own name or in a name owned by it or in which it has rights or in a name franchised or licensed to it by an entity other than an Affiliate, or if by an Affiliate pursuant to the Management Agreement or the Franchise Agreement or a predecessor thereto with the parties thereto or pursuant to a business management services agreement with an Affiliate which complies with (ii)(1) above, and has held all of its assets in its own name;

10.	has not identified itself or any of its Affiliates as a division or part of the other;

11.	has maintained and utilized separate stationery, invoices and checks bearing its own name or the name under which it has conducted business as provided in (ii)(1) above or an entity clearly designated as being the Baltimore Borrower’s agent;

12.	has not commingled its assets with those of any other Person and has held all of its assets in its own name except for any cash collateral accounts in the name of lenders which have been released or discharged and except for collections in the ordinary course of business of revenues in which Borrower does not have an interest;

13.	has not guaranteed or become obligated for the debts of any other Person, except pursuant to the cross-collateralization and pledge of assets to secure loans which have been either released or discharged or will be released or discharged as a result of the closing of the Loan;

14.	has not held itself out as being responsible for the debts or obligations of any other Person;

15.	has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

16.	has not pledged its assets to secure the obligations of any other Person, except pursuant to the cross-collateralization and pledge of assets to secure loans which have been either released or discharged or will be released or discharged as a result of the closing of the Loan;

17.	has maintained adequate capital in light of its contemplated business operations;

18.	has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;

19.	has not owned any subsidiary or any equity interest in any other entity;

20.	has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents;

21.	has not had any of its obligations guaranteed by an Affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan) or guarantees that are expressly contemplated by the Loan Documents; and

22.	other than Baltimore Borrower, none of the tenants holding leasehold interests with respect to the Baltimore Individual Property are affiliated with Baltimore Owner.

(f) (i) El Con Borrower hereby represents that (A) it is and since June 30, 2000 has always been a Special Purpose Entity, (B) since the date of its acquisition by Wyndham and its Affiliates in July, 1998 the following are true and correct, and (C) prior to such acquisition date, the following are true and correct to El Con Borrower’s actual knowledge and belief:

1.	is and always has been duly formed, validly existing, and in good standing in the state of its organization and in all other jurisdictions where it is qualified to do business except where the failure to do so has been remedied;

2.	has no unpaid judgments or liens of any nature against it except for the Permitted Encumbrances;

3.	subject to Sections 4.1.10 and 4.1.22 is in all material respects in compliance with all laws, regulations, and orders applicable to it and, has (except where the failure to do so has been remedied) received all material permits necessary for it to operate;

4.	is not involved in any dispute with any taxing authority that is still outstanding;

5.	has paid all taxes still due, owed and outstanding;

6.	except for its ownership of certain parcels of raw land now commonly known as Las Casitas I and Las Casitas II condominiums, which raw land was conveyed out in 1993 and 2000, respectively, has never owned any real property other than the El Con Individual Property and personal property necessary or incidental to the ownership or operation of the El Con Individual Property, and has never engaged in any business other than the ownership and operation of the El Con Individual Property, and lawful business incident and appropriate thereto;

7.	subject to Section 4.1.4 is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending, which if adversely determined against El Con Borrower would reasonably be expected to materially adversely affect the condition (financial or otherwise) or business of El Con Borrower, or that resulted in a judgment against it that has not been paid in full;

8.	has provided Lender with complete financial statements that are true, correct and complete in all material respects and reflect a fair and accurate view in all material respects of the entity’s financial condition;

9.	has received a Phase One environmental audit for the El Con Individual Property which has been received by Lender and does not indicate any material environmental concern;

10.	has no material contingent or actual obligations not related to the El Con Individual Property, including but not limited to any liability (environmental or otherwise) in connection with the El Con Individual Property Conveyed Parcels that are still outstanding; and

(ii) El Con Borrower hereby represents from July, 1998 to June 30, 2000 that it:

1.	has not entered into any contract or agreement with any Affiliate, except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party which includes those agreements in connection with the conveyance of the El Con Individual Conveyed Parcels;

2.	has paid all of its debts and liabilities from its assets;

3.	has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence;

4.	has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person;

5.	has not had its assets listed as assets on the financial statement of any other Person except as required by GAAP;

6.	has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law or except to the extent it is required to file consolidated tax returns by law);

7.	has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate);

8.	has corrected any known misunderstanding regarding its status as a separate entity;

9.

has conducted all of its business in its own name or in a name owned by it in which it has rights or in a name franchised or licensed to it by an entity other than an Affiliate, or if by an Affiliate pursuant to the Management Agreement or the Franchise Agreement or a predecessor thereto with the parties thereto or pursuant to a business management services agreement with an Affiliate which complies with (ii)(1) above, and has held all of its assets in its own name;

10.	has not identified itself or any of its Affiliates as a division or part of the other;

11.	has maintained and utilized separate stationery, invoices and checks bearing its own name or the name under which it has conducted business as provided in (ii)(1) above or of an entity clearly designated as being the El Con Borrower’s agent;

12.	has not commingled its assets with those of any other Person and has held all of its assets in its own name except for any cash collateral accounts in the name of lenders which have been released or discharged and except for collection in the ordinary course of business of Rents derived from the operation of Las Casitas Village and other revenues in which Borrower does not have an interest;

13.	has not guaranteed or become obligated for the debts of any other Person; except pursuant to the cross-collateralization and pledge of assets to secure loans which have been either released or discharged or will be released or discharged as a result of the closing of the Loan;

14.	has not held itself out as being responsible for the debts or obligations of any other Person;

15.	has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

16.	has not pledged its assets to secure the obligations of any other Person, except pursuant to the cross-collateralization and pledge of assets to secure loans which have been either released or discharged or will be released or discharged as a result of the closing of the Loan;

17.	has maintained adequate capital in light of its contemplated business operations;

18.	has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;

19.	has not owned any subsidiary or any equity interest in any other entity;

20.	has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents;

21.	has not had any of its obligations guaranteed by an Affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan) or guarantees that are expressly contemplated by the Loan Documents; and

22.	none of the tenants holding leasehold interests with respect to the El Con Individual Property are affiliated with El Con Borrower.

(g) (i) El San Juan Borrower hereby represents that (A) it is and since July 18, 2001, has always been a Special Purpose Entity, (B) since the date of its acquisition by Wyndham and its Affiliates in July, 1998 the following are true and correct, and (C) prior to such acquisition date, the following are true and correct to El San Juan Borrower’s actual knowledge and belief:

1.	is and always has been duly formed, validly existing, and in good standing in the state of its organization and in all other jurisdictions where it is qualified to do business except where the failure to do so has been remedied;

2.	has no unpaid judgments or liens of any nature against it except for the Permitted Encumbrances;

3.	subject to Sections 4.1.10 and 4.1.22, is in all material respects in compliance with all laws, regulations, and orders applicable to it and, has (except where the failure to do so has been remedied) received all material permits necessary for it to operate;

4.	is not involved in any dispute with any taxing authority that is still outstanding;

5.	has paid all taxes still due, owed and outstanding;

6.	except for its ownership of Isla Verde Tourism Parking Corp., a Puerto Rico corporation properly dissolved in 2001 under Puerto Rico law, whose sole business was leasing and operating a parking lot across the street from the El San Juan Individual Property has never owned any real property other than the El San Juan Individual Property and personal property necessary or incidental to the ownership or operation of the El San Juan Individual Property, and has never engaged in any business other than the ownership and operation of the El San Juan Individual Property, and lawful business incident and appropriate thereto;

7.	subject to Section 4.1.4, is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending, which if adversely determined against El San Juan Borrower would reasonably be expected to materially adversely affect the condition (financial or otherwise) or business of El San Juan Borrower, or that resulted in a judgment against it that has not been paid in full;

8.	has provided Lender with complete financial statements that are true, correct and complete in all material respects and reflect a fair and accurate view in all material respects of the entity’s financial condition;

9.	has received a Phase One environmental audit for the El San Juan Individual Property which has been received by Lender and does not indicate any material environmental concern;

10.	has no material contingent or actual obligations not related to the El San Juan Individual Property, including but not limited to any liability (environmental or otherwise) in connection with the El San Juan Individual Property Conveyed Parcels that are still outstanding; and

(ii) El San Juan Borrower hereby represents from July, 1998 to July 18, 2001 that it:

1.	has not entered into any contract or agreement with any Affiliate, except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party;

2.	has paid all of its debts and liabilities from its assets;

3.	has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence;

4.	has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person;

5.	has not had its assets listed as assets on the financial statement of any other Person except as required by GAAP;

6.	has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law or except to the extent it is required to file consolidated tax returns by law);

7.	has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate);

8.	has corrected any known misunderstanding regarding its status as a separate entity;

9.

has conducted all of its business in its own name or in a name owned by it or in which it has rights or in a name franchised or licensed to it by an entity other than an Affiliate, or if by an Affiliate pursuant to the Management Agreement or the Franchise Agreement or a predecessor thereto with the parties thereto or pursuant to a business management services agreement with an Affiliate which complies with (ii)(1) above, and has held all of its assets in its own name;

10.	has not identified itself or any of its Affiliates as a division or part of the other;

11.	has maintained and utilized separate stationery, invoices and checks bearing its own name or the name of which it has concluded business or provide in (ii)(1), above or of an entity clearly designated as being an El San Juan Borrower agent;

12.	has not commingled its assets with those of any other Person and has held all of its assets in its own name except for any cash collateral account in the name of lenders which have been released or discharged and except for collections in the ordinary course of business of revenues in which Borrower does not have an interest;

13.	has not guaranteed or become obligated for the debts of any other Person except pursuant to the cross-collateralization and pledge of assets to secure loans which have been either released or discharged or will be released or discharged as a result of the closing of the Loan;

14.	has not held itself out as being responsible for the debts or obligations of any other Person;

15.	has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

16.	has not pledged its assets to secure the obligations of any other Person except pursuant to the cross-collateralization and pledge of assets to secure loans which have been either released or discharged or will be released or discharged as a result of the closing of the Loan and no such pledge remains outstanding except in connection with the Loan;

17.	has maintained adequate capital in light of its contemplated business operations;

18.	has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;

19.	has not owned any subsidiary or any equity interest in any other entity other than Isla Verde Tourism Parking, Inc.;

20.	has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents;

21.	has not had any of its obligations guaranteed by an Affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan) or guarantees that are expressly contemplated by the Loan Documents; and

22.	none of the tenants holding leasehold interests with respect to the El San Juan Individual Property are affiliated with El San Juan Borrower.

4.1.39 Franchise Agreement. The Franchise Agreement with respect to each Individual Property is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or giving of notice, would constitute a default thereunder.

4.1.40 Ground Lease. El Con Borrower hereby represents and warrants to Lender the following with respect to the Ground Lease:

(a) Recording; Modification. The Ground Lease has been duly recorded. The Ground Lease permits the interest of El Con Borrower to be encumbered by a mortgage or the Ground Lessor has approved and consented to the encumbrance of the applicable Individual Property by the related Mortgage. There have not been amendments or modifications to the terms of the Ground Lease since recordation of the Ground Lease, with the exception of written amendments or modifications, copies of which have been delivered to Lender. The Ground Lease may not be terminated, surrendered or amended without the prior written consent of Lender; provided that Ground Lessor shall not be prevented from exercising its remedies in accordance with the Ground Lease if the obligations of El Con Borrower under the Ground Lease are not performed as provided in the Ground Lease.

(b) No Liens. Except for the Permitted Encumbrances and other encumbrances of record, El Con Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the applicable Mortgage other than the Ground Lessor’s related fee interest.

(c) Ground Lease Assignable. El Con Borrower’s interest in the Ground Lease is assignable without the consent of the Ground Lessor to Lender, the purchaser at any foreclosure sale or the transferee under a deed or assignment in lieu of foreclosure in connection with the foreclosure of the Lien of the related Mortgage or transfer of El Con Borrower’s leasehold estate by deed or assignment in lieu of foreclosure. Thereafter, the Ground Lease is further assignable by such transferee and its successors and assigns without the consent of the Ground Lessor.

(d) Default. As of the date hereof, the Ground Lease is in full force and effect and no default by Borrower or, to Borrower’s knowledge, Ground Lessor has occurred and is continuing under the Ground Lease and there is no existing condition which, but for the passage of time or the giving of notice, would reasonably be expected to result in a default under the terms of the Ground Lease by Borrower or, to Borrower’s knowledge, by Ground Lessor.

(e) Notice. The Ground Lease requires the Ground Lessor to give notice of any default by El Con Borrower to Lender prior to exercising its remedies thereunder.

(f) Cure. Lender is permitted the opportunity to cure any default under the Ground Lease, which is curable after the receipt of notice of the default before the Ground Lessor thereunder may terminate the Ground Lease as set forth in Paragraph Seventeen (iii) thereof.

(g) Term. The term of the Ground Lease expires on November 30, 2022.

(h) New Lease. The Ground Lease requires the Ground Lessor to enter into a new lease upon termination (prior to expiration of the term thereof) of the Ground Lease for any reason, including rejection or disaffirmation of the Ground Lease in a bankruptcy proceeding.

(i) Insurance Proceeds. Under the terms of the Ground Lease and the Mortgage, taken together, any related insurance and condemnation proceeds that are paid or awarded with respect to the leasehold interest will be applied either to the repair or restoration of all or part of the El Con Individual Property, with Lender having the right to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon.

(j) Subleasing. The Ground Lease permits subleasing subject to the limitations set forth in the Ground Lease.

4.1.41 WKA Ground Lease. Borrower hereby represents and warrants to Lender the following with respect to the WKA Ground Lease: (i) the WKA Ground Lease permits the interest of the respective Borrower to be encumbered by a mortgage; (ii) the WKA Ground Lease may not be terminated, surrendered or amended without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; provided that WKA Ground Lessor shall not be prevented from exercising its remedies in accordance with the WKA Ground Lease if the obligations of Borrower under the WKA Ground Lease are not performed as provided in the WKA Ground Lease, subject, however, to the rights of Lender (x) to cure any default that is curable by Lender, and (y) to receive a new lease on substantially the same terms as the WKA Ground Lease in the case of a default that is not susceptible of cure by Lender; and (iii) as of the date hereof, the WKA Ground Lease is in full force and effect and no default has occurred under the WKA Ground Lease and there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of the WKA Ground Lease.

4.1.42 Submerged Land Lease. Borrower hereby represents and warrants to Lender the following with respect to the Submerged Land Lease relating to the Reach Individual Property: (i) Borrower has heretofore provided Lender with a true and correct copy of the Submerged Land Lease; (ii) there have not been amendments or modifications to the terms of the Submerged Land Lease other than pursuant to written instruments, copies of which have been previously provided to Lender; (iii) except for the Permitted Encumbrances and other encumbrances of record, Borrower’s interest in the Submerged Land Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the Mortgage; (iv) Borrower’s interest in the Submerged Land Lease, as a result of a comfort letter delivered to Lender by the lessor under the Submerged Land Lease is assignable without the consent of the lessor thereunder to Lender in the event Lender acquires title to the riparian upland property adjacent to the submerged land described in the Submerged Land Lease and Lender assumes the duties and responsibilities of Borrower under the Submerged Land Lease; and (v) as of the date hereof, the Submerged Land Lease is in full force and effect and no default by Borrower, or to the best knowledge of Borrower, any other party thereto has occurred under the Submerged Land Lease and there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of the Submerged Land Lease.

4.1.43 Concession Agreements. Borrower hereby represents and warrants to Lender the following with respect to each of the Concession Agreements: (i) Borrower has heretofore provided Lender with a true and correct copy of the Concession Agreement; (ii) there have not been amendments or modifications to the terms of the Concession Agreements other than pursuant to written instruments, copies of which have been previously provided to Lender; (iii) Borrower’s interests in the Concession Agreements are not subject to any Liens or encumbrances superior to, or of equal priority with, the Mortgage; and (iv) as of the date hereof, each of the Concession Agreements is in full force and effect and no default by Borrower, or to the best knowledge of Borrower, any other party thereto has occurred under either of the Concession Agreements and there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of either the Concession Agreements.

4.1.44 Parking Lease. Borrower hereby represents and warrants to Lender the following with respect to the Parking Lease: (i) Borrower has heretofore provided Lender with a true and correct copy of the Parking Lease; (ii) the Parking Lease permits the interest of Borrower to be encumbered by a mortgage (provided that the mortgage is at all times subject and subordinate to the Parking Lease); (iii) there have not been amendments or modifications to the terms of the Parking Lease other than pursuant to written instruments, copies of which have been previously provided to Lender; (iv) except for the Permitted Encumbrances and other encumbrances of record, Borrower’s interest in the Parking Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the Mortgage; (v) Borrower’s interest in the Parking Lease for Land Lot 78 is assignable upon a sale, lease or transfer of the Atlanta Individual Property without the consent of the Parking Lessor; and (vi) as of the date hereof, the Parking Lease is in full force and effect and no default by Borrower, or to the best knowledge of Borrower, any other party thereto has occurred under the Parking Lease and there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of the Parking Lease.

4.1.45 Ferryboat Charters. (a) Borrower hereby represents and warrants the following with respect to each of the Ferryboat Charters: (i) Borrower has heretofore provided Lender with a true and correct copy of the Ferryboat Charter; (ii) there have not been amendments or modifications to the terms of the Ferryboat Charter other than pursuant to written instruments, copies of which have been previously provided to Lender; (iii) Borrower’s interests in the Ferryboat Charters are not subject to any Liens or encumbrances superior to, or of equal priority with, the Ship Mortgages; and (iv) as of the date hereof, each of the Ferryboat Charters is in full force and effect and no default by Borrower or Ferryboat Affiliate has occurred under either of the Ferryboat Charters and there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of any of the Ferryboat Charters.

(b) Borrower hereby represents and warrants that El Con Borrower or Ferryboat Affiliate own the ferryboats encumbered by the Ship Mortgages, free and clear of all Liens whatsoever except the Liens created by the Loan Documents and all Liens of record for which the underlying indebtedness or obligations secured by such Liens have been paid or discharged and with respect to which Borrower or El Con Borrower is using commercially reasonable efforts to discharge.

Section 4.2. Survival of Representations. Borrower and Baltimore Owner agree that all of the representations and warranties of Borrower and Baltimore Owner set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower and Baltimore Owner. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower and Baltimore Owner shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V.	BORROWER COVENANTS

Section 5.1. Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower and Baltimore Owner under the Loan Documents or the earlier release of the Liens of all Mortgages encumbering the Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents (or with respect to any Individual Borrower, Baltimore Owner and their Principals, the earlier release of the Lien of the Mortgages encumbering the Individual Property owned by such Individual Borrower or Baltimore Owner), Borrower and Baltimore Owner hereby covenant and agree with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower and Baltimore Owner shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, and its material rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to Borrower and the Properties, including, without limitation, Prescribed Laws. There shall never be committed by Borrower or Baltimore Owner and neither Borrower nor Baltimore Owner shall permit any other Person in occupancy of or involved with the operation or use of the Properties to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s or Baltimore Owner’s obligations under any of the Loan Documents. Borrower and Baltimore Owner hereby covenant and agree not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower and Baltimore Owner shall at all times maintain, preserve and protect all material franchises and trade names and preserve all the material remainder of its property used or useful in the conduct of its business and shall keep the Properties in good working order and repair in all material respects, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgages. Borrower and Baltimore Owner shall keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Borrower and Baltimore Owner shall operate any Individual

Property that is the subject of an O&M Agreement in accordance with the terms and provisions thereof in all material respects. After prior notice to Lender, Borrower and Baltimore Owner, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower, Baltimore Owner or any Individual Property or any alleged violation of any Legal Requirement, provided that (a) no Event of Default has occurred and remains uncured; (b) Borrower or Baltimore Owner is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the applicable Mortgage; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any material instrument to which Borrower or Baltimore Owner is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower and/or Baltimore Owner, as applicable, shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (f) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or Baltimore Owner and the applicable Individual Property; and (g) Borrower or Baltimore Owner shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Subject to Borrower’s right to contest the same in accordance with the terms of this Section 5.1.2, Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower and Baltimore Owner comply with the terms and provisions of Section 7.2 hereof. Borrower will deliver to Lender receipts for payment or other evidence reasonably satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof. Except for Permitted Encumbrances, Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay for all utility services provided to the Properties. After prior notice to Lender, Borrower or Baltimore Owner, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Event of Default has occurred and remains uncured; (b) Borrower or Baltimore Owner is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the applicable Mortgage; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or Baltimore Owner is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower and/or Baltimore Owner shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (g) Borrower or Baltimore Owner shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is finally established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.3 Litigation. Borrower shall give prompt notice to Lender after obtaining knowledge of any litigation or governmental proceedings pending or threatened against Borrower, Baltimore Owner and Principal which might materially adversely affect Borrower’s, Baltimore Owner’s or Principal’s condition (financial or otherwise) or business or any Individual Property.

5.1.4 Access to Properties. Borrower and Baltimore Owner shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice, subject to the rights of tenants, licensees, concessionaires, patrons or guests.

5.1.5 Notice of Default. Borrower and Baltimore Owner shall promptly advise Lender of any material adverse change in Borrower’s, Baltimore Owner’s or Principal’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower or Baltimore Owner has knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower and Baltimore Owner shall cooperate reasonably with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower and Baltimore Owner shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower and Baltimore Owner.

5.1.8 Award and Insurance Benefits. Borrower and Baltimore Owner shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds to which Lender is entitled under the Loan Documents and which is lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements) out of such Insurance Proceeds or Award.

5.1.9 Further Assurances. Borrower and Baltimore Owner shall, at Borrower’s and Baltimore Owner’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower and Baltimore Owner pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower and Baltimore Owner under the Loan Documents, as Lender may reasonably require, including, without limitation, the execution and delivery of all such writings necessary to transfer any liquor licenses with respect to any Individual Property into the name of Lender or its designee after the occurrence and during the continuance of an Event of Default; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Mortgage Taxes Paid. Borrower and Baltimore Owner represent that they have paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgages.

5.1.11 Financial Reporting. (a) Borrower and Baltimore Owner will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and Baltimore Owner and all items of income and expense in connection with the operation on an individual basis of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or Baltimore Owner or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower and Baltimore Owner shall pay any reasonable out-of-pocket costs and expenses incurred by Lender to examine Borrower’s and Baltimore Owner’s accounting records with respect to the Properties, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower and Baltimore Owner will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s and Baltimore Owner’s annual financial statements audited by a “Big Four”

accounting firm or other independent certified public accountant reasonably acceptable to Lender in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Properties on a combined basis for such Fiscal Year and containing statements of profit and loss for Borrower, Baltimore Owner and the Properties and a balance sheet for Borrower and Baltimore Owner. Such statements shall set forth the financial condition and the results of operations for the Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Such statements shall also been accompanied by a certification from each Individual Borrower or Baltimore Owner setting forth the results of its applicable Individual Property. Borrower’s and Baltimore Owner’s annual financial statements shall be accompanied by (i) an unaudited comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year certified by Borrower and Baltimore Owner, (ii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, (iii) a list of tenants, if any, under Material Leases, (iv) a schedule audited by such independent certified public accountant reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant, and (v) an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of Borrower and Baltimore Owner and the Properties being reported upon in all material respects and that such financial statements have been prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP and as of the date thereof, to Borrower’s and Baltimore Owner’s knowledge, whether in any material respect there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower and Baltimore Owner, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Borrower and Baltimore Owner will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar month the following items, accompanied by an Officer’s Certificate stating that, to Borrower’s and/or Baltimore Owner’s knowledge, such items are true, correct, accurate, and complete in all material respects and fairly present in all material respects the financial condition and results of the operations of Borrower, Baltimore Owner and the Properties on an Individual Property basis (subject to normal year-end adjustments) as applicable: (i) an occupancy report for the subject month, including an average daily rate in a separate schedule; (ii) monthly and year-to-date unaudited operating statements (including Capital Expenditures on a separate schedule) prepared for each calendar month, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund), and, upon Lender’s reasonable request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) (and at least $50,000) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender; (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such month; and (iv) a Net Cash Flow Schedule.

In addition, such Officer’s Certificate shall also state, to Borrower’s and Baltimore Owner’s knowledge, that the representations and warranties of Borrower and Baltimore Owner set forth in Section 4.1.30 are true and correct in all material respects as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days or such longer period of time as permitted under clause (t) in the definition of the term “Special Purpose Entity” or under any other provision of this Agreement, or shall set forth any deviations from such statement that may exist. On or before thirty (30) days after the end of each calendar month, Borrower and Baltimore Owner also will furnish, or cause to be furnished, to Lender the most current Smith Travel Research Reports in the form of Schedule 5.1.11 hereto then available to Borrower and Baltimore Owner reflecting market penetration and relevant hotel properties competing with each Individual Property.

(d) For the partial year period commencing on the date hereof Borrower and Baltimore Owner have submitted, and for each Fiscal Year thereafter, Borrower and Baltimore Owner shall submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s reasonable approval (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower and Baltimore Owner, Lender shall advise Borrower and Baltimore Owner of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower and Baltimore Owner a reasonably detailed description of such objections) and Borrower and Baltimore Owner shall promptly revise such Annual Budget and resubmit the same to Lender. If Lender does not approve or object to Borrower’s and Baltimore Owner’s proposed Annual Budget within such fifteen (15) day period, Borrower and Baltimore Owner shall re-submit such proposed Annual Budget to Lender (with appropriate notification on such resubmission that failure to respond will constitute approval) and if Lender again fails to approve or object to such re-submitted proposed Annual Budget after an additional fifteen (15) day period, such proposed Annual Budget shall be deemed approved by Lender. Lender shall advise Borrower and Baltimore Owner of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower and Baltimore Owner a reasonably detailed description of such objections) and Borrower and Baltimore Owner shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. If Lender does not approve or object to any revised Annual Budget within such ten (10) day period, Borrower shall resubmit such proposed revised Annual Budget to Lender (with appropriate notification on such resubmission), and if Lender again fails to approve or object to such resubmitted revised Annual Budget after an additional ten (10) day period, such revised proposed Annual Budget shall be deemed approved by Lender. Until such time that Lender approves or is deemed to have approved a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that such Approved Annual Budget shall be adjusted to reflect (x) matters in the proposed Annual Budget approved by Lender and (y) as to matters in the proposed Annual Budget not yet approved by Lender (“Disapproved Budget Category”) (i) increases for expenses actually incurred which vary in relation to gross revenues (“Variable Expenses”) in an amount equal to the percentage increase of actual fiscal year-to-date gross revenues over estimated fiscal year-to-date gross revenues for the period in question set forth in the most recent Approved Annual Budget (“Gross Revenues Percentage Increase”) through the date of the actual expenditure and (ii) expenses actually incurred which are beyond the reasonable control of Borrower such as Taxes, Insurance Premiums and costs of Utilities

(“Uncontrollable Expenses”). Notwithstanding anything in any of the Loan Documents to the contrary, expenditures shall be deemed in compliance with and made pursuant to the Approved Annual Budget even though such expenditures exceed the amount budgeted therefore in the Approved Annual Budget if such expenditures are (i) Uncontrollable Expenses and (ii) Variable Expenses which exceed the amounts budgeted therefore by not more than the Gross Revenues Percentage Increase. Lender acknowledges that the Annual Budget for Fiscal Year 2005 is satisfactory to Lender for purposes of this Section 5.1.11(d).

(e) In the event that Borrower or Baltimore Owner must incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget (each, an “Extraordinary Expense”), then Borrower or Baltimore Owner shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval. Lender shall respond to Borrower’s or Baltimore Owner’s request for approval of an Extraordinary Expense not later than and in the manner provided for in subparagraph (d) above; and if Lender fails to do so, the Extraordinary Expense shall be deemed approved.

(f) If requested by Lender, Borrower and Baltimore Owner shall provide Lender, promptly upon request, with the following financial statements if, at the time a Disclosure Document is being prepared for a Securitization, it is expected that the principal amount of the Loan together with any Affiliated Loans at the time of Securitization may, or if the principal amount of the Loan together with any Affiliated Loans at any time during which the Loan and any Affiliated Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in such Securitization:

(i) A balance sheet with respect to each Individual Property for the two most recent fiscal years, meeting the requirements of Section 210.3-01 of Regulation S-X of the Securities Act and statements of income and statements of cash flows with respect to each Individual Property for the three most recent fiscal years, meeting the requirements of Section 210.3-02 of Regulation S-X, and, to the extent that such balance sheet is more than one hundred thirty-five (135) days old as of the date of the document in which such financial statements are included, interim financial statements of each Individual Property meeting the requirements of Section 210.3-01 and 210.3-02 of Regulation S-X (all of such financial statements, collectively, the “Standard Statements”); provided, however, that with respect to each Individual Property (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) that has been acquired by Borrower from an unaffiliated third party (each such Individual Property, “Acquired Property”), as to which the other conditions set forth in Section 210.3-14 of Regulation S-X for provision of financial statements in accordance with such Section have been met, in lieu of the Standard Statements otherwise required by this Section, Borrower and/or Baltimore Owner shall instead provide the financial statements required by such Section 210.3-14 of Regulation S-X (“Acquired Property Statements”).

(ii) Not later than thirty (30) days after the end of each fiscal quarter following the date hereof, a balance sheet of each Individual Property as of the end of such fiscal quarter, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of each Individual Property for the period commencing following the last day of the most recent fiscal year and ending on the date of such balance sheet and for the corresponding period of the most recent fiscal year, meeting the requirements of Section 210.3-02 of Regulation S-X (provided, that if for such corresponding period of the most recent fiscal year Acquired Property Statements were permitted to be provided hereunder pursuant to clause (i) above, Borrower and/or Baltimore Owner shall instead provide Acquired Property Statements for such corresponding period).

(iii) Not later than seventy-five (75) days after the end of each fiscal year following the date hereof, a balance sheet of each Individual Property as of the end of such fiscal year, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of the each Individual Property for such fiscal year, meeting the requirements of Section 210.3-02 of Regulation S-X.

(iv) Within ten (10) Business Days after notice from Lender in connection with the Securitization of this Loan, such additional financial statements, such that, as of the date (each, an “Offering Document Date”) of each Disclosure Document, Borrower and Baltimore Owner shall have provided Lender with all financial statements as described in subsection (f)(i) above; provided, that the fiscal year and interim periods for which such financial statements shall be provided shall be determined as of such Offering Document Date.

(g) If requested by Lender, Borrower and Baltimore Owner shall provide Lender, promptly upon request, with summaries of the financial statements referred to in Section 5.1.11(f) hereof if, at the time a Disclosure Document is being prepared for a Securitization, it is expected that the principal amount of the Loan and any Affiliated Loans at the time of Securitization may, or if the principal amount of the Loan and any Affiliated Loans at any time during which the Loan and any Affiliated Loans are included in a Securitization does, equal or exceed ten percent (10%) (but is less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in such Securitization. Such summaries shall meet the requirements for “summarized financial information,” as defined in Section 210.1-02(bb) of Regulation S-X, or such other requirements as may be determined to be necessary or appropriate by Lender.

(h) All financial statements provided by Borrower and Baltimore Owner hereunder pursuant to Sections 5.1.11(f) and (g) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-X and other applicable legal requirements. All financial statements referred to in Sections 5.1.11(f)(i) and 5.1.11(f)(iii) above shall be audited by independent accountants of Borrower and Baltimore Owner acceptable to Lender in accordance with Regulation S-X and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-X and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial statements (audited or unaudited) provided by Borrower and Baltimore Owner under Sections 5.1.11(f) and (g) shall be accompanied by an Officer’s Certificate, which shall state that such financial statements meet the requirements set forth in the first sentence of this Section 5.1.11(h).

(i) If requested by Lender, Borrower and Baltimore Owner shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation S-X or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any filing under or pursuant to the Exchange Act in connection with or relating to a Securitization (hereinafter, an “Exchange Act Filing”) or as shall otherwise be reasonably requested by the Lender.

(j) In the event Lender determines, in connection with a Securitization, that the financial statements required in order to comply with Regulation S-X or other legal requirements are other than as provided herein, then notwithstanding the provisions of Sections 5.1.11(f), (g) and (h) hereof, Lender may request, and Borrower and Baltimore Owner shall promptly provide, such combination of Acquired Property Statement and/or Standard Statements or such other financial statements as Lender determines to be necessary or appropriate for such compliance.

(k) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s and Baltimore Owner’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Provided Lender is complying with applicable laws, Borrower and Baltimore Owner agree that Lender may disclose information regarding the Properties, Borrower and Baltimore Owner that is provided to Lender pursuant to this Section 5.1.11(k) in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12 Business and Operations. Borrower and Baltimore Owner will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Borrower and Baltimore Owner will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties. Borrower and Baltimore Owner shall at all times during the term of the Loan, continue to own (or lease as permitted hereunder) all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgages) which are necessary to operate the Properties in the manner required hereunder and in the manner in which it is currently operated, as modified by any changes in operations permitted hereunder. At the request of Lender, Borrower and Baltimore Owner shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower or Baltimore Owner intends to operate each Individual Property, and representing and warranting that neither Borrower nor Baltimore Owner does business under any other trade name with respect to such Individual Property.

5.1.13 Title to the Properties. Borrower and Baltimore Owner will warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgages and the Assignments of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower and Baltimore Owner shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that any Mortgage encumbering any Individual Property is foreclosed in whole or in part or that any such Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Mortgage encumbering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Baltimore Owner or any of their constituent Persons or an assignment by Borrower, Baltimore Owner or any of their constituent Persons for the benefit of its creditors, Borrower, Baltimore Owner, and their successors or assigns, shall be chargeable with and agrees to pay all reasonable costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower or Baltimore Owner in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. (a) After written request by Lender, but not more than twice in any calendar year (unless requested in connection with a Securitization), Borrower and Baltimore Owner shall within fifteen (15) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Applicable Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any then known offsets or defenses to the payment of the Debt or the payment of the other obligations under the Loan Documents, if any, and (vi) that the Note, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) Borrower and Baltimore Owner shall use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial tenant leasing space at the Properties under a Material Lease in form and substance reasonably satisfactory to Lender provided that Borrower and Baltimore Owner shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

(c) After written request by Borrower and Baltimore Owner, but not more than twice in any calendar year, Lender shall within fifteen (15) days furnish Borrower, Baltimore Owner and their designees with a statement setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Applicable Interest

Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, and (v) to the knowledge of Lender, no Event of Default exists.

5.1.16 Loan Proceeds. Borrower and Baltimore Owner shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Performance by Borrower and Baltimore Owner. Borrower and Baltimore Owner shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower and Baltimore Owner, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower and Baltimore Owner without the prior consent of Lender.

5.1.18 Confirmation of Representations. Borrower and Baltimore Owner shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying to the knowledge of Borrower and Baltimore Owner, as to the accuracy of all representations made by Borrower and Baltimore Owner in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions (or if any such representations are no longer accurate, providing an explanation as to the reason for such inaccuracy), and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Baltimore Owner and Principal as of the date of the Securitization.

5.1.19 No Joint Assessment. Neither Borrower nor Baltimore Owner shall suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.

5.1.20 Leasing Matters. Borrower and Baltimore Owner shall have the right, without the consent of Lender, to enter into any Lease (other than a Material Lease). Upon request, Borrower and Baltimore Owner shall furnish Lender with executed copies of all Leases. All proposed Material Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage encumbering the applicable Individual Property and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower and Baltimore Owner (a) shall observe and perform the obligations imposed upon the lessor under the Material Leases in a commercially reasonable manner; (b) shall have the right, without the consent of Lender, to amend, modify, or waive the provisions of any Lease (other than a Material Lease except to the extent required pursuant to the terms of an existing Material Lease and provided Lender receives notice thereof) or terminate, reduce rents under, accept the surrender of space under, or shorten the term of, any Lease (other than a Material Lease) or of any guaranty, letter of credit or other credit support with respect thereto, so long as such action does not have a material adverse affect on the value of the applicable Individual Property taken as a whole, provided, however, that a termination of a Lease (other than a Material Lease) with a tenant who is in default beyond applicable notice and cure periods shall not be considered an action which has a material adverse affect on the value of the Individual Property taken as a whole; (c) shall enforce the terms, covenants and conditions contained in the Material Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved; (d) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (e) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (f) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (g) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Lender shall not unreasonably withhold, condition or delay its consent with respect to the entering into, renewal, extension, amendment, modification, waiver of provisions of, termination, reduction of rents under, acceptance of a surrender of space or the shortening of the term of any Material Lease. Notwithstanding anything to the contrary contained herein, neither Borrower nor Baltimore Owner shall enter into a lease of all or substantially all of any Individual Property without Lender’s prior consent, which consent may be withheld or conditioned in Lender’s sole discretion. To the extent Lender’s prior written approval is required pursuant to this Section 5.1.20, Lender shall have fifteen (15) days from receipt of written request and any and all reasonably required information and documentation relating thereto in which to approve or disapprove such request and such written request shall state thereon in bold letters of 14 point font or larger that action is required by Lender and Lender’s consent will be deemed given if there is no response by Lender. If Lender fails to approve or disapprove the request within such fifteen (15) days, Lender’s approval shall be deemed given. Should Lender fail to approve any such request, Lender shall give Borrower and Baltimore Owner written notice setting forth in reasonable detail the basis for such disapproval. Lender shall not unreasonably withhold, condition or delay approval of the execution of any subordination and non-disturbance or similar recognition agreement requested by any tenant under a lease provided (i) Lender has approved such lease, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) such agreement is in form, scope and substance reasonably acceptable to Lender.

5.1.21 Alterations. Borrower and Baltimore Owner shall obtain Lender’s prior consent to any alterations to any Improvements, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on any Individual Borrower’s or Baltimore Owner’s financial condition, the value of the applicable Individual Property or the Net Operating Income, provided that such alterations with respect to the applicable Individual Property (a) are made in connection with tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof or any Lease executed after the date hereof in accordance with the terms of this Agreement, (b) related solely to furniture, fixtures and equipment, (c) have been provided for in the Approved Annual Budget, (d) do not adversely affect any structural component of any Improvements on the applicable Individual Property, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and the aggregate cost thereof does not exceed the lesser of One Million and 00/100 Dollars ($1,000,000) or three percent (3%) of the Release Amount attributed to such Individual Property or (e) are performed in connection with the Restoration of an Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement. To the extent Lender’s prior written approval is required pursuant to this Section 5.1.21, Lender shall have thirty (30) days from receipt of written request and any and all reasonably required information and documentation relating thereto in which to approve or disapprove such request and such written request shall state thereon in bold letters of 14 point font or larger that action is required by Lender and Lender’s consent will be deemed given if there is no response by Lender. If Lender fails to approve or disapprove the request within such thirty (30) days, Lender’s approval shall be deemed given. Should Lender fail to approve any such request, Lender shall give Borrower and Baltimore Owner written notice setting forth in reasonable detail the basis for such disapproval. If the total unpaid amounts due and payable with respect to alterations to the Improvements at any Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases or from Reserves) shall at any time exceed the lesser of One Million and 00/100 Dollars ($1,000,000) or three percent (3%) of the Release Amount attributed to such Individual Property (the “Alteration Threshold Amount”), Borrower and Baltimore Owner shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s and Baltimore Owner’s obligations under the Loan Documents any of the following: (A) cash or a Letter of Credit, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that the Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, or (D) a completion and payment bond issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is reasonably acceptable to Lender and that, if required by Lender, the Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization. Such security shall be, and shall be adjusted from time to time to be, in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases or Reserves) over the Alteration Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

5.1.22 Operation of Property; Minimum Capital Expenditure. (a) Borrower and Baltimore Owner shall cause the Properties to be operated, in all material respects, in accordance with the Management Agreements (or Replacement Management Agreements, as applicable). In the event that any Management Agreement expires or is terminated (without limiting any obligation of Borrower and Baltimore Owner to obtain Lender’s consent to any termination or modification of any Management Agreement in accordance with the terms and provisions of this Agreement), the applicable Individual Borrower shall promptly enter into a Replacement Management Agreement with Manager or Qualified Manager, as applicable. In the event that any Franchise Agreement expires or is terminated (without limiting any obligation of Borrower or Baltimore Owner, as the case may be, to obtain Lender’s consent to any termination or modification of any Franchise Agreement in accordance with the terms and provisions of this Agreement), the applicable Individual Borrower or Baltimore Owner, as the case may be, shall promptly enter into a Replacement Franchise Agreement with Franchisor or Qualified Franchisor, as applicable.

(b) Borrower and Baltimore Owner shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreements and the Franchise Agreements and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under any Management Agreement or Franchise Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under any Management Agreement; and (iv) enforce the performance and observance in all material respects of the covenants and agreements required to be performed and/or observed by Manager under each Management Agreement, in a commercially reasonable manner.

(c) Subject to the receipt of any required lender approvals (provided that Borrower and Baltimore Owner shall have acted in good faith to obtain such approvals in a timely manner) and Unavoidable Delays, Borrower and Baltimore Owner shall expend for Capital Expenditures (including the Capital Expenditures identified in Section 5.1.22(d) below, but exclusive of any Capital Expenditures financed with the proceeds of any (1) Net Proceeds, (2) Required Repair Fund or (3) Replacement Reserve Fund except as provided in the next sentence) not less than, with respect to all Properties in the aggregate, the Minimum Aggregate Cap Ex Amount on or prior to the Initial Maturity Date. Any amounts financed with the proceeds of Replacement Reserve Fund shall be credited against the Minimum Aggregate Cap Ex Amount to be expended in accordance with this Section 5.1.22(c), provided that such credit shall be limited to an amount not to exceed two percent (2%) of the Gross Income from Operations for the period from the Closing Date through and including the Initial Maturity Date In the event that Borrower and Baltimore Owner have not expended such amount by the Initial Maturity Date, then prior to or contemporaneously with the extension of the term pursuant to Section 2.7, Borrower and Baltimore Owner shall deposit with Lender cash or cash equivalents (including a Letter of Credit) in an amount equal to the amount of such deficiency and upon such deposit (but subject to Section 5.1.22(d)), Borrower and Baltimore Owner shall be deemed not to be in default of this Section 5.1.22(c). The amount so deposited (or the proceeds of such Letter of Credit) shall constitute a Reserve Fund hereunder and, in connection with a Capital Expenditure (other than a Capital Expenditure financed with the proceeds of any Net Proceeds or Required Repair Funds) during the applicable Extension Option shall be released to Borrower and Baltimore Owner in accordance with and subject to the same terms and conditions applicable to disbursements from the Replacement Reserve Account set forth in Section 7.3.2 hereof. Notwithstanding anything to the contrary contained in the foregoing provisions of this Section 5.1.22(c), in the event of a release of an Individual Property in accordance with Section 2.5.1 hereof, (i) the Minimum Aggregate Cap Ex Amount shall be reduced by an amount equal to the product of (A) the Minimum Aggregate Cap Ex Amount immediately prior to such release and (B) a ratio determined by dividing the Release Price of such Individual Property by the aggregate Release Price of all Properties (including such Individual Property) and (ii) the aggregate amount expended by Borrower and Baltimore Owner on Capital Expenditures relating to the Properties shall be calculated for purposes of this Section 5.1.22(c) without regard to any amounts expended by Borrower and Baltimore Owner on Capital Expenditures relating to such released Individual Property.

(d) Subject to Unavoidable Delays, Borrower shall expend (i) $650,000 for elevator repairs at the Baltimore Individual Property within twelve (12) months of the date hereof, (ii) $2,500,000 to replace back-up generators at the El Con Individual Property within eighteen (18) months of the date hereof and (iii) $1,200,000 to replace back-up generators at the El San Juan Individual Property within eighteen (18) months of the date hereof.

5.1.23 Ground Lease. (a) El Con Borrower shall, at its sole cost and expense, promptly and timely perform and observe all the material terms, covenants and conditions required to be performed and observed by El Con Borrower as lessee under the Ground Lease (including, but not limited to, the payment of all rent, additional rent, percentage rent and other charges required to be paid under the Ground Lease).

(b) If El Con Borrower shall be in default in any material respect under the Ground Lease, then, subject to the terms of the Ground Lease, El Con Borrower shall grant Lender the right (but not the obligation), to cause such default or defaults under the Ground Lease to be remedied and otherwise exercise any and all rights of El Con Borrower under the Ground Lease, as may be necessary to prevent or cure any such default provided such actions are necessary to protect Lender’s interest under the Loan Documents, and Lender shall have the right to enter all or any portion of the applicable Individual Property at such times and in such manner as Lender deems necessary, to prevent or to cure any such default.

(c) The actions or payments of Lender to cure any default by El Con Borrower under the Ground Lease shall not remove or waive, as between El Con Borrower and Lender, the default that occurred under this Agreement by virtue of the default by El Con Borrower under the Ground Lease. However, it will not be a default by El Con Borrower if there are sufficient funds in the Ground Lease Reserve to pay rent under the Ground Lease and such funds are not promptly paid to the lessor under the Ground Lease. All sums expended by Lender to cure any such default shall be paid by El Con Borrower to Lender, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the related Mortgage.

(d) El Con Borrower shall notify Lender promptly in writing after obtaining knowledge thereof of the occurrence of any material default by the lessor under the Ground Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a material default by the lessor under the Ground Lease, and the receipt by El Con Borrower of any notice (written or otherwise) from the lessor under the Ground Lease noting or claiming the occurrence of any default by El Con Borrower under the Ground Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by El Con Borrower under the Ground Lease. El Con Borrower shall promptly deliver to Lender a copy of any such written notice of default.

(e) Within ten (10) days after receipt of written demand by Lender, but not more than once in any calendar year, El Con Borrower shall use reasonable efforts to obtain from the lessor under the Ground Lease and furnish to Lender the estoppel certificate of such lessor stating the date through which rent has been paid and whether or not to the knowledge of such lessor there are any defaults thereunder and specifying the nature of such claimed defaults, if any.

(f) El Con Borrower shall promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be required to permit Lender, subject to the terms of the Ground Lease, to cure any default under the Ground Lease or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to the leasehold estate under the Ground Lease. Upon the occurrence and during the continuance of an Event of Default, El Con Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to preserve any rights of El Con Borrower under or with respect to the Ground Lease, including, without limitation, the right to effectuate any extension or renewal of the Ground Lease, or to preserve any rights of El Con Borrower whatsoever in respect of any part of the Ground Lease (and the above powers granted to Lender are coupled with an interest and shall be irrevocable until the Loan is paid in full).

(g) Notwithstanding anything to the contrary contained in this Agreement with respect to the Ground Lease:

(i) The lien of the related Mortgage attaches to all of El Con Borrower’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, including, without limitation, all of El Con Borrower’s rights, as debtor, to remain in possession of the applicable Individual Property.

(ii) El Con Borrower shall not, without Lender’s written consent, elect to treat the Ground Lease as terminated under subsection 365(h)(l) of the Bankruptcy Code. Any such election made without Lender’s prior written consent shall be void.

(iii) As security for the Debt, El Con Borrower unconditionally assigns, transfers and sets over to Lender all of El Con Borrower’s claims and rights to the payment of damages arising from any rejection by the lessor under the Ground Lease under the Bankruptcy Code. Lender and El Con Borrower shall proceed jointly or in the name of El Con Borrower in respect of any claim, suit, action or proceeding relating to the rejection of the Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of lessor under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Debt shall have been satisfied and discharged in full. Any amounts received by Lender or El Con Borrower as damages arising out of the rejection of the Ground Lease as aforesaid shall be made available to El Con Borrower for the replacement of the amenities lost as a result of such rejection, subject to reasonable terms and conditions, with any excess applied to the Debt in accordance with the applicable provisions of this Agreement.

(iv) If, pursuant to subsection 365(h) of the Bankruptcy Code, El Con Borrower seeks to offset, against the rent reserved in the Ground Lease, the amount of any damages caused by the nonperformance by the lessor of any of its obligations thereunder after the rejection by lessor of the Ground Lease under the Bankruptcy Code, then El Con Borrower shall not effect any offset of the amounts so objected to by Lender. If Lender has failed to object as aforesaid within ten (10) days after notice from El Con Borrower in accordance with the first sentence of this subsection, El Con Borrower may proceed to offset the amounts set forth in El Con Borrower’s notice.

(v) If any action, proceeding, motion or notice shall be commenced or filed in respect of any lessor of all or any part of the applicable Individual Property subject to the Ground Lease in connection with any case under the Bankruptcy Code, Lender and El Con Borrower shall cooperatively conduct and control any such litigation with counsel agreed upon between El Con Borrower and Lender in connection with such litigation. El Con Borrower shall, upon demand, pay to Lender all out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) actually paid or actually incurred by Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the lien of the related Mortgage.

(vi) El Con Borrower shall promptly, after obtaining knowledge of such filing notify Lender orally of any filing by or against the lessor under the Ground Lease of a petition under the Bankruptcy Code. El Con Borrower shall thereafter promptly give written notice of such filing to Lender, setting forth any information available to El Con Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. El Con Borrower shall promptly deliver to Lender any and all notices, summonses, pleadings, applications and other documents received by El Con Borrower in connection with any such petition and any proceedings relating to such petition.

5.1.24 WKA Ground Leases. (a) Borrower shall, at its sole cost and expense, promptly and timely perform and observe all the material terms, covenants and conditions required to be performed and observed by Borrower as lessee under the WKA Ground Lease (including, but not limited to, the payment of all rent, additional rent, percentage rent and other charges required to be paid under the WKA Ground Lease).

(b) If Borrower shall be in default in any material respect under the WKA Ground Lease, then, subject to the terms of the WKA Ground Lease, Borrower shall grant Lender the right (but not the obligation), to cause the default or defaults under the WKA Ground Lease to be remedied and otherwise exercise any and all rights of Borrower under the WKA Ground Lease, as may be necessary to prevent or cure any default provided such actions are necessary to protect Lender’s interest under the Loan Documents, and Lender shall have the right to enter all or any portion of the WKA Ground Lease Property at such times and in such manner as Lender deems necessary, to prevent or to cure any such default. All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, upon demand, with interest on such sum at the Default Rate from the date such sum is expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the Mortgage.

(c) Borrower shall notify Lender promptly in writing of the occurrence of any material default by the lessor under the WKA Ground Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a material default by the lessor under the WKA Ground Lease, and the receipt by Borrower of any notice (written or otherwise) from the lessor under the WKA Ground Lease noting or claiming the occurrence of any default by Borrower under the WKA Ground Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Borrower under the WKA Ground Lease. Borrower shall promptly deliver to Lender a copy of any such written notice of default.

(d) Borrower shall promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be required to permit Lender to cure any default under the WKA Ground Lease or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to the WKA Ground Lease Property. Upon the occurrence and during the continuation of an Event of Default, Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower under or with respect to the WKA Ground Lease, including, without limitation, the right to effectuate any extension or renewal of the WKA Ground Lease, or to preserve any rights of Borrower whatsoever in respect of any part of the WKA Ground Lease (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

(e) In the event that the WKA Ground Lease is terminated, Borrower shall promptly provide for replacement employee parking and a water cistern to the extent necessary for the operation of the hotel and the related facilities on the El Con Individual Property, the location and construction of which shall be subject to Lender’s reasonable approval and consent.

5.1.25 Submerged Land Leases. The Borrower hereby covenants and agrees with Lender with respect to the Submerged Land Leases as follows:

(a) Borrower shall not, without Lender’s prior written consent, materially amend, modify or supplement, or consent to or suffer the material amendment, modification or supplementation of the Submerged Land Leases;

(b) Borrower shall pay all charges and other sums to be paid by Borrower pursuant to the terms of the Submerged Land Leases, if any, as the same shall become due and payable and prior to the expiration of any applicable grace period therein provided;

(c) Borrower shall comply, in all material respects, with all of the terms, covenants and conditions on the Borrower’s part to be complied with pursuant to terms of the Submerged Land Leases;

(d) Borrower shall not, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, terminate or surrender, the Submerged Land Leases;

(e) Borrower shall promptly furnish to Lender any notice of default or other communication delivered in connection with the Submerged Land Leases by any party to the Submerged Land Leases other than routine correspondence and invoices;

(f) Borrower shall not assign (other than to Lender) or encumber its rights under the Submerged Land Leases;

(g) If Lender, its nominee, designee, successor, or assignee acquires title and/or rights of Borrower under the Submerged Land Leases by reason of foreclosure of the Mortgage, deed-in-lieu of foreclosure or otherwise, such party shall (x) succeed to all of the rights of and benefits accruing to Borrower under the Submerged Land Leases, and (y) be entitled to exercise all of the rights and benefits accruing to Borrower under the Submerged Land Leases. At such time as Lender shall request, Borrower agrees to execute and deliver to Lender such documents as Lender and its counsel may reasonably require in order to insure that the provisions of this section will be validly and legally enforceable and effective against Borrower and all parties claiming by, through, under or against Borrower.

5.1.26 Concession Agreements. Borrower shall (a) cause the parking to be operated pursuant to the related Concession Agreements; (b) promptly perform and/or observe in all material respects all of the covenants, agreements and obligations required to be performed and observed by Borrower under the Concession Agreements and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (c) promptly notify Lender of any default under any Concession Agreements upon becoming aware of the same; (d) to the extent reasonably requested by Lender, promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by Borrower under the Concession Agreements; and (e) promptly enforce to the extent commercially reasonable the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Operator under the Concession Agreements.

5.1.27 Parking Lease. (a) Borrower shall, at its sole cost and expense, promptly and timely perform and observe in all material respects all the terms, covenants and conditions required to be performed and observed by Borrower as lessee under the Parking Lease (including, but not limited to, the payment of all rent and other charges required to be paid under the Parking Lease).

(b) If Borrower shall be in default in any material respect under the Parking Lease, then, subject to the terms of the Parking Lease, Borrower shall grant Lender the right (but not the obligation), to cause the default or defaults under the Parking Lease to be remedied and otherwise exercise any and all rights of Borrower under the Parking Lease, as may be necessary to prevent or cure any default provided such actions are necessary to protect Lender’s interest under the Loan Documents, and Lender shall have the right to enter all or any portion of the Parking Lease Property at such times and in such manner as Lender deems necessary, to prevent or to cure any such default. All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the Mortgage.

(c) Promptly upon becoming aware thereof, Borrower shall notify Lender in writing of the occurrence of any material default by the lessor under the Parking Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a material default by the lessor under the Parking Lease, and the receipt by Borrower of any notice (written or otherwise) from the lessor under the Parking Lease noting or claiming the occurrence of any default by Borrower under the Parking Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Borrower under the Parking Lease. Borrower shall promptly deliver to Lender a copy of any such written notice of default.

(d) Borrower shall promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be required to permit Lender to cure any default under the Parking Lease or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to the Parking Lease. Upon the occurrence and during the continuation of an Event of Default, Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower under or with respect to the Parking Lease, including, without limitation, the right to effectuate any extension or renewal of the Parking Lease, or to preserve any rights of Borrower whatsoever in respect of any part of the Parking Lease (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

5.1.28 Tax Exemption Decrees. El Con Borrower, at its sole cost and expense, shall (a) timely submit all required documentation with the applicable governmental and/or taxing authority having jurisdiction over the El Con Individual Property, and perform all acts necessary in connection therewith, in order to effectuate an extension of that certain Tax Exemption Decree currently in effect and issued in connection with the El Con Individual Property (the “El Con Tax Decree”); (b) timely submit an application for such extension and submit reasonably satisfactory evidence thereof to Lender and promptly upon receipt of said extension, deliver to Lender reasonably satisfactory evidence of such extension and (c) subject to Unavoidable Delays, timely comply and perform in all material respects with all terms and conditions or requirements under the El Con Tax Decree currently in effect or as extended or renewed, as applicable, and provide and deliver to Lender reasonably satisfactory evidence of such compliance. El San Juan Borrower, at its sole cost and expense, shall (i) timely submit all required documentation with the applicable governmental and/or taxing authority having jurisdiction over the El San Juan Individual Property, and perform all acts necessary in connection therewith, in order to effectuate the continuance of that certain Tax Exemption Decree currently in effect and issued in connection with the El San Juan Individual Property (the “El San Juan Tax Decree”); and (ii) subject to Unavoidable Delays, timely comply with all terms and conditions set forth in the El San Juan Tax Decree and provide and deliver to Lender reasonably satisfactory evidence of such compliance.

5.1.29 Ferryboat Charters; Ferryboats.

(a) Borrower shall, at its sole cost and expense, promptly and timely perform and observe all the material terms, covenants and conditions required to be performed and observed by Borrower as lessee under the Ferryboat Charters (including, but not limited to, the payment of all rent and other charges required to be paid under the Ferryboat Charters).

(b) If Borrower shall be in default in any material respect under any of the Ferryboat Charters, then, subject to the terms of such Ferryboat Charter, Borrower shall grant Lender the right (but not the obligation), to cause the default or defaults under the Ferryboat Charter to be remedied and otherwise exercise any and all rights of Borrower under the Ferryboat Charter, as may be necessary to prevent or cure any default provided such actions are necessary to protect Lender’s interest under the Loan Documents, and Lender shall have the right to board or otherwise take possession of the applicable ferryboat at such times and in such manner as Lender deems necessary, to prevent or to cure any such default. All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the Loan Documents.

(c) Promptly upon becoming aware thereof, Borrower shall notify Lender in writing of the occurrence of any material default by the lessor under any of the Ferryboat Charters or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a material default by the lessor under any of the Ferryboat Charters, and the receipt by Borrower of any notice (written or otherwise) from the lessor under any of the Ferryboat Charters noting or claiming the occurrence of any default by Borrower under such Ferryboat Charter or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Borrower under any of the Ferryboat Charters. Borrower shall promptly deliver to Lender a copy of any such written notice of default.

(d) Borrower shall promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be required to permit Lender to cure any default under the Ferryboat Charters or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to the Ferryboat Charters. Upon the occurrence and during the continuation of an Event of Default, Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower under or with respect to the Ferryboat Charters, including, without limitation, the right to effectuate any extension or renewal of the Ferryboat Charters, or to preserve any rights of Borrower whatsoever in respect of any of the Ferryboat Charters (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

(e) Borrower shall use, or cause Ferryboat Affiliate to use, commercially reasonable efforts to discharge all Liens of record relating to the ferryboats encumbered by the Ship Mortgages, with respect to which Liens the underlying indebtedness or obligations secured by such Liens have been paid or discharged.

(f) In the event any Ferryboat Charter is terminated, Borrower shall promptly provide for a replacement of the ferryboat subject thereto to the extent necessary for the operation of the hotel and related facilities on the El Con Individual Property, such replacement to be reasonably acceptable to Lender.

Section 5.2. Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower and Baltimore Owner under the Loan Documents or the earlier release of the Liens of all Mortgages in accordance with the terms of this Agreement and the other Loan Documents (or with respect to any Individual Borrower, Baltimore Owner and their Principals, the earlier release of the Lien of the Mortgages encumbering the Individual Property owned by such Individual Borrower or Baltimore Owner), each of Borrower and Baltimore Owner covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of Property. (a) Neither Borrower nor Baltimore Owner shall, without Lender’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate, cancel, or amend or modify in any material respect any Management Agreement; provided, that Borrower and Baltimore Owner may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) surrender, terminate, cancel, amend or modify in any material respect any Franchise Agreement; provided, that Borrower and Baltimore Owner may, without Lender’s consent, replace the Franchisor so long as the replacement franchisor is a Qualified Franchisor pursuant to a Replacement Franchise Agreement; (iii) reduce or consent to the reduction of the term of any Management Agreement or Franchise Agreement; (iv) increase or consent to the increase of the amount of any charges under any Management Agreement or Franchise Agreement; or (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Management Agreement or Franchise Agreement in any material respect.

(b) Notwithstanding anything to the contrary contained in this Agreement, Borrower and Baltimore Owner shall have the right, without Lender’s consent, to change the brand of any hotel or resort at any Individual Property to a brand of a Qualified Franchisor.

(c) Following the occurrence and during the continuance of an Event of Default, Borrower and Baltimore Owner shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under any Management Agreement or Franchise Agreement without the prior consent of Lender, which consent may be withheld or conditioned in Lender’s sole discretion.

5.2.2 Liens. Neither Borrower nor Baltimore Owner shall create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except:

(i)	Permitted Encumbrances;

(ii)	Liens created by or permitted pursuant to the Loan Documents; and

(iii)	Liens for Taxes or Other Charges not yet delinquent.

5.2.3 Dissolution. Neither Individual Borrower nor Baltimore Owner shall (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of its Individual Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of its properties or assets except to the extent permitted by the Loan Documents, (d) modify, amend or waive any provision or term of its organizational documents not permitted to be modified, amended or waived, (e) terminate its organizational documents or its qualification and good standing in any jurisdiction where it is required hereunder to be qualified and in good standing, or (f) cause Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of incorporation or bylaws (or other organizational documents) of Principal, in each case, without obtaining the prior consent of Lender, which shall not be unreasonably withheld, conditioned or delayed.

5.2.4 Change in Business. Borrower and Baltimore Owner shall not enter into any line of business other than the ownership and operation of the Properties and business that is incident and appropriate thereto.

5.2.5 Debt Cancellation. Borrower and Baltimore Owner shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower and Baltimore Owner by any Person, except for adequate consideration or as is prudent and commercially reasonable and in the ordinary course of Borrower’s and Baltimore Owner’s business.

5.2.6 Zoning. Borrower and Baltimore Owner shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

5.2.7 Intentionally Omitted.

5.2.8 Principal Place of Business and Organization. Neither Borrower nor Baltimore Owner shall change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender thirty (30) days prior notice. Neither Borrower nor Baltimore Owner shall change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. Upon Lender’s written request, Borrower and Baltimore Owner shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.

5.2.9 ERISA. (a) Neither Borrower nor Baltimore Owner shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan

Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower and Baltimore Owner further covenant and agree to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) no Individual Borrower nor Baltimore Owner sponsors, is obligated to contribute to or is itself an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) no Individual Borrower nor Baltimore Owner is subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in Individual Borrower and Baltimore Owner are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Individual Borrower or Baltimore Owner is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C) Individual Borrower and Baltimore Owner each qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10 Transfers. (a) Borrower and Baltimore Owner acknowledge that Lender has examined and relied on the experience of Borrower, Baltimore Owner and their general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s and Baltimore Owner’s ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents. Borrower and Baltimore Owner acknowledge that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower and/or Baltimore Owner default in the repayment of the Debt or the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Properties.

(b) Except in connection with a release of an Individual Property or an Out Parcel pursuant to the terms and conditions set forth in Sections 2.5 and 2.9 hereof, the substitution of an Individual Property pursuant to the terms and conditions set forth in Section 2.8 or the permissible easements provided for in Section 2.10, Borrower and Baltimore Owner shall not sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any part thereof or any legal or beneficial interest therein or permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20 hereof and encumbrances described in Section 5.2.10(d)(vi) below, without (i) the prior written consent of Lender and (ii) if a Securitization has occurred or is pending within thirty (30) days, delivery to Lender of written confirmation from the Rating Agencies that the Transfer will not result in the downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or the proposed rating of any Securities.

(c) A Transfer shall include, but not be limited to: (i) an installment sales agreement wherein any Individual Borrower or Baltimore Owner agrees to sell its Individual Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower and/or Baltimore Owner leasing all or a substantial part of any Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, its right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

(d) Notwithstanding the provisions of Sections 5.2.10(a), (b) and (c) hereof, the following transfers shall not be deemed a Transfer: (i) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party; (ii) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock, general partnership interest or managing membership interest (as the case may be) in a Restricted Party; provided, however, no such transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer, (iii) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer, (iv) transfers, issuances, pledges and redemptions of stock in Wyndham, so long as (A) Wyndham (or its permitted successor) is (or is Controlled by) a Public Company and (B) the surviving entity is primarily involved in, or has a significant business line involving, the ownership and operation of real estate similar to the Properties, (v) the merger or consolidation of Wyndham, provided that the surviving entity of such merger or consolidation is (or is Controlled by) (A) a Public Company, and (B) primarily involved in, or has a significant business line involving, the ownership or operation of real estate similar to the Properties, (vi) the granting of easements, cross-easements, agreements, restrictions, reservations and rights in the ordinary course of business for use, access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such easements, agreements, restrictions or rights shall materially impair the utility and/or operation of any Individual Property or any Individual Borrower’s or Baltimore Owner’s ability to repay the Debt as it becomes due, (vii) transfers of direct or indirect interests in any Individual Borrower, Baltimore Owner or Principal to Affiliates of Wyndham (or its permitted successor) provided that after such transfers (A) Wyndham (or its permitted successor) owns, directly or indirectly, not less than fifty-one percent (51%) of the legal and beneficial ownership interests in such Individual Borrower, Baltimore Owner and Principal and (B) such Individual Borrower, Baltimore Owner and Principal are Controlled, directly or indirectly, by Wyndham (or its permitted successor), (viii) pledges of direct and indirect interests in any Individual Borrower, Baltimore Owner and any Mezzanine Borrower to any Mezzanine Lender as collateral for a Mezzanine Loan and the exercise by any Mezzanine Lender of its remedies under the Mezzanine Loan Documents, (ix) a conversion of Wyndham’s preferred stock to common stock and/or the conversion of Wyndham to a real estate investment trust and (x) the recapitalization of Wyndham and the related transactions contemplated by the Recapitalization and Merger Agreement dated as of April 14, 2005 by and among Wyndham International, Inc., WI Merger Sub, Inc., Apollo Investment Fund IV L.P., AIF/THL PAH LLC, BCP Voting Trust, as Trustee for the Beacon Partners Voting Trust, Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P. and Thomas H. Lee Foreign Fund IV-B, L.P., as the same may be amended, restated, supplemented or otherwise modified from time to time (the “Recap Agreement”). In addition (but not including and in addition to the mergers and consolidations pursuant to the Recap Agreement), on a one time basis, Wyndham may merge or consolidate with a public or private entity or engage in a transaction described in Section 5.2.10(d)(iv) above in which the surviving entity is not, and is not Controlled by, a Public Company provided that (A) after such merger, consolidation, or Sale or Pledge described in Section 5.2.10(d)(iv), each Individual Borrower and Principal shall continue to comply with the terms of Section 4.1.30 hereof, (B) such merger or consolidation or Sale or Pledge is to a Qualified Transferee or to a Person Controlled by a Qualified Transferee which Qualified Transferee shall Control and own, directly or indirectly, not less than 50% of the direct or indirect legal and beneficial ownership interests of each Individual Borrower and Baltimore Owner, and (C) the surviving entity is primarily involved in, or has a significant business line involving, the ownership and operation of real estate similar to the Properties. Furthermore, notwithstanding the provisions of Sections 5.2.10(a), (b) and (c) hereof, in the event that an entity, which is an indirect owner of a Minority Interest Property and which is not a Principal of an Individual Borrower or Baltimore Owner, forms a subsidiary to acquire an asset and thereafter redeems the interests of one or more minority interest holders of such indirect owner (which redeemed minority interest holders shall not be Affiliates of Guarantor) by transferring all or a portion of the direct legal and beneficial interests in such newly formed subsidiary to such minority interest holders (or their designees), such formation, redemption and transfer shall not constitute a Transfer and shall not otherwise be a violation of the terms of this Agreement or require Lender’s consent. In connection with any transfer or merger permitted under this Section 5.2.10, Borrower and/or Baltimore Owner shall deliver an Additional Insolvency Opinion if, after such transfer or merger, more than forty-nine percent (49%) of any direct legal or beneficial interest in any Individual Borrower or Baltimore Owner, as the case may be (or in any constituent entity of any Individual Borrower or Baltimore Owner that is required to comply with the terms of Section 4.1.30 hereof), is owned by a new or successor entity. Such Additional Insolvency Opinion shall be reasonably acceptable to (I) Lender, prior to a Securitization or (II) the Rating Agencies, if a Securitization has occurred. Notwithstanding anything to the contrary contained herein, pledges and hypothecations of indirect equity interests in any Individual Borrower or Baltimore Owner shall be permitted provided (A) Wyndham (or its permitted successors) maintains Control of, and owns, directly or indirectly, not less than fifty-one percent (51%) of the legal and beneficial ownership interests in such Individual Borrower or Baltimore Owner, as the case may be, and (B) any such pledges or hypothecations are in connection with the corporate credit facilities of Wyndham (or its permitted successors) and JPMorgan Chase Bank, N.A., as administrative agent, and Bear Stearns Corporate Lending Inc., as syndication agent, and the lenders party to that certain First-Lien Credit Agreement dated as of the date hereof, and JPMorgan Chase Bank, N.A., as administrative agent, and Bear Stearns Corporate Lending Inc., as syndication agent, and the lenders party to that certain Second-Lien Credit Agreement dated as of the date hereof, as amended, or another credit agreement with an institutional lender or a public bond offering to prepay or refinance in full or in part any such credit facility which an institutional lender or bondholders (or the trustee on their behalf), as applicable, shall be making or holding a loan to Wyndham (or its permitted successors) or its Affiliates (other than any Individual Borrower, Baltimore Owner or its general partner or managing member). A foreclosure sale (or transfer in lieu thereof) of any such pledge or hypothecation to JPMorgan Chase Bank, N.A., or another institutional lender as collateral agent for syndicate lenders or another institutional lender, or the bond trustee, shall be permitted provided (1) Lender is given at least sixty (60) days prior written notice of the proposed foreclosure sale or transfer in lieu thereof; (2) the transferee is a reputable entity or person, creditworthy, with sufficient financial worth considering any obligations assumed and undertaken with respect to the Loan, as evidenced by financial statements and other information reasonably requested by Lender; (3) the Properties at all times shall continue to be managed by a Qualified Manager, and (4) any and all such entities will comply with all of the requirements set forth in the Note, this Agreement, the Mortgages and the other Loan Documents.

(e) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer without Lender’s consent to the extent required hereunder. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer. Notwithstanding anything to the contrary contained in this Section 5.2.10, (i) no transfer (whether or not such transfer shall constitute a Transfer) shall be made to any Prohibited Person and (ii) in the event any transfer (whether or not such transfer shall constitute a Transfer) results in any Person owning in excess of forty-nine percent (49%) of the ownership interest in a Restricted Party, Borrower and Baltimore Owner shall, prior to such transfer, deliver an updated Insolvency Opinion to Lender, which opinion shall be in form, scope and substance reasonably acceptable in all respects to Lender and the Rating Agencies.

(f) Notwithstanding anything to the contrary contained in this Section 5.2.10, Lender shall not withhold its consent to a one-time sale, assignment, or other transfer of all of the Properties provided that (i) Lender receives thirty (30) days prior written notice of such transfer, (ii) no Event of Default has occurred and is continuing and (iii) upon the satisfaction (in the reasonable determination of Lender) of the following matters:

(A) Borrower (or Baltimore Owner, as the case may be) or Transferee shall pay any and all reasonable out-of-pocket costs incurred in connection with the transfer (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes);

(B) The proposed transferee (the “Transferee”) shall be one or more special purpose bankruptcy remote entities, each of which (i) complies with all of the requirements of Section 4.1.30 hereof and whose organizational documents are substantially similar to Borrower’s and Baltimore Owner’s organizational documents, or if not substantially similar, acceptable to the Rating Agencies and (ii) is Controlled by a Qualified Transferee, which Qualified Transferee shall own, directly or indirectly, not less than fifty percent (50%) of the legal and beneficial ownership interests in such Transferee;

(C) Transferee shall assume all of the obligations of Borrower and Baltimore Owner under the Note, this Agreement, the Mortgages and the other Loan Documents in a manner reasonably satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance reasonably satisfactory to Lender and delivering such legal opinions as Lender may reasonably require;

(D) The Properties shall be managed by Manager or a Qualified Manager following such transfer;

(E) The proposed transfer is permitted pursuant to the Franchise Agreements or Franchisor consents to such proposed transfer if Franchisor has the right to consent to such proposed transfer;

(F) To the extent available in the applicable jurisdiction, Transferee shall deliver an endorsement to the existing Title Insurance Policies insuring the Mortgages as modified by the assumption agreement, as a valid first lien on each Individual Property and naming the Transferee as owner of the fee or leasehold estate, as applicable, of each Individual Property, which endorsement shall insure that as of the recording of the assumption agreement, each Individual Property shall not be subject to any additional exceptions or Liens other than Permitted Encumbrances;

(G) Transferee shall deliver to Lender an Additional Insolvency Opinion from an independent law firm with respect to the substantive non-consolidation of Transferee and its constituent entities, which law firm and opinion shall be reasonably satisfactory in all respects to (i) Lender, if prior to a Securitization, or (ii) Lender and the Rating Agencies, if a Securitization has occurred;

(H) Qualified Transferee or another entity reasonably satisfactory to Lender shall have assumed all of the liabilities and obligations of Guarantor under, or enter into, a guaranty in form substantially similar to the Guaranty; and

(I) Lender shall have received such other documents, certificates and opinions as shall be reasonably requested and each shall be in form and substance reasonably satisfactory to Lender.

(g) Notwithstanding anything to the contrary contained in this Section 5.2.10, Lender’s consent shall not be required for the leasing or financing of personal property, including, without limitation, furniture, fixtures and equipment, as to any leases or financings not existing on the date hereof, that is used in connection with the operation of the Properties (“Equipment”), provided Lender has received prior written notification of such Borrower’s or Baltimore Owner’s intent to lease or finance such Equipment, and provided, further, that (i) any such lease or financing is subject to commercially prudent terms and conditions and at market rates, (ii) the Equipment leased or financed is readily replaceable without material interference or interruption to the operation of the Properties as required pursuant to the provisions of this Agreement and the Mortgages and the other Loan Documents, (iii) the aggregate annual payment in respect of such financing for Equipment located on or used in connection with each Individual Property shall be (1) with respect to months 1 through 36 of the Loan, no greater than the larger of the Current Annual Payment Amount identified on Schedule 5.2.10 plus $25,000 and, with respect to the additional amounts allowed for casinos, the Planned Annual Payment identified on Schedule 5.2.10 plus $25,000, or the applicable equipment lease annual threshold amount set forth on Schedule 5.2.10 in the column entitled “Years 1- 3”, (2) with respect to months 37 through 60 of the Loan, no greater than the larger of the applicable equipment lease annual threshold amount set forth on Schedule 5.2.10 in the column entitled “Years 1- 3” plus $25,000 or the applicable equipment lease annual threshold amount set forth on Schedule 5.2.10 in the column entitled “Years 4-5”, and (3) with respect to months 61 through 84 of the Loan, no greater than the larger of the applicable equipment lease annual threshold amount set forth on Schedule 5.2.10 in the column entitled “Years 4- 5” plus $25,000 or the applicable equipment lease annual threshold amount set forth on Schedule 5.2.10 in the column entitled “Years 6-7” and (iv) the financing does not create a lien on any Properties other than the Equipment financed.

(h) Notwithstanding anything to the contrary contained in this Section 5.2.10, Lender shall not withhold its consent to a Transfer of Wyndham Management Corporation (or any of its Affiliates which are managing the Properties in accordance with this Agreement) to a Qualified Manager or to a Qualified Transferee.

5.2.11 Ground Lease. (a) El Con Borrower shall not, without Lender’s written consent, fail to exercise any option or right to renew or extend the term of the Ground Lease in accordance with the terms of the Ground Lease, and shall give immediate written notice to Lender and shall execute, acknowledge, deliver and record any document reasonably requested by Lender to evidence the Lien of the related Mortgage on such extended or renewed lease term; provided, however, El Con Borrower shall not be required to exercise any particular such option or right to renew or extend to the extent El Con Borrower shall have received the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned, or delayed)

allowing El Con Borrower to forego exercising such option or right to renew or extend. If El Con Borrower shall fail to exercise any such option or right as aforesaid, Lender may exercise the option or right as El Con Borrower’s agent and attorney-in-fact as provided above in Lender’s own name or in the name of and on behalf of a nominee of Lender, as Lender may determine in the exercise of its sole and absolute discretion.

(b) El Con Borrower shall not waive, excuse, condone or in any way release or discharge Ground Lessor of or from Ground Lessor’s material obligations, covenants and/or conditions under the Ground Lease without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) El Con Borrower shall not, without Lender’s prior written consent, surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend in a material and adverse manner, the Ground Lease. Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications. Any acquisition of lessor’s interest in the Ground Lease by El Con Borrower or any Affiliate of El Con Borrower shall be accomplished by El Con Borrower in such a manner so as to avoid a merger of the interests of lessor and lessee in the Ground Lease, unless consent to such merger is granted by Lender.

5.2.12 WKA Ground Lease. (a) Borrower shall not waive, excuse, condone or in any way release or discharge the lessor under any WKA Ground Lease of or from such lessor’s material obligations, covenant and/or conditions under the related WKA Ground Lease without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Borrower shall not, without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend in a material or adverse manner, any WKA Ground Lease. Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications. Any acquisition of lessor’s interest in any WKA Ground Lease by Borrower or any Affiliate of Borrower shall be accomplished by Borrower in such a manner so as to avoid a merger of the interests of lessor and lessee in such WKA Ground Lease, unless consent to such merger is granted by Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

5.2.13 Submerged Land Lease. Without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Borrower shall not (a) surrender, terminate or cancel the Submerged Land Lease; (b) reduce or consent to the reduction of the term of the Submerged Land Lease; (c) increase or consent to the increase of the amount of any charges under the Submerged Land Lease; (d) modify, change, supplement, alter or amend in any material respect the Submerged Land Lease or waive or release in any material respect any of Borrower’s rights and remedies under the Submerged Land Lease; or (e) grant its consent or approval as may be requested in connection with the terms and provisions of the Submerged Land Lease except as may be required thereunder.

5.2.14 Concession Agreement. Without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Borrower shall not (a) surrender, terminate or cancel the Concession Agreement; (b) reduce or consent to the reduction of the term of the Concession Agreement; (c) decrease or consent to the decrease of the amount of any charges due by the Operator under the Concession Agreement; or (d) modify, change, supplement, alter or amend, in any material respect the Concession Agreement or waive or release, in any material respect any of Borrower’s rights and remedies under the Concession Agreement;

5.2.15 Parking Lease. (a) Borrower shall not waive, excuse, condone or in any way release or discharge the lessor under any Parking Lease of or from such lessor’s material obligations, covenant and/or conditions under the related Parking Lease without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Borrower shall not, without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend in any materially adverse respect, any Parking Lease. Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications. Any acquisition of lessor’s interest in any Parking Lease by Borrower or any Affiliate of Borrower shall be accomplished by Borrower in such a manner so as to avoid a merger of the interests of lessor and lessee in such Parking Lease, unless consent to such merger is granted by Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

VI.	INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS

Section 6.1. Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower, Baltimore Owner and the Properties providing at least the following coverages:

(i) comprehensive all risk insurance on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount in the aggregate for all of the Properties shall in no event be less than the outstanding principal balance of the Loan and with respect to each Individual Property no less than the outstanding principal balance of the Release Amount for the applicable Individual Property; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Five Hundred Thousand and No/100 Dollars ($500,000) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Individual

Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain: (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the Release Amount for the applicable Individual Property or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; (y) in case of the El Con Individual Property and the El San Juan Individual Property, earthquake insurance an amount equal to the Required Earthquake Insurance and otherwise in form and substance reasonably satisfactory to Lender and providing for no deductible in excess of five percent (5%) of Full Replacement cost for such Individual Property and (z) in case of, coastal windstorm insurance for the Properties in amounts in form and substance satisfactory to Lender and providing for no deductible in excess of five percent (5%) of Full Replacement cost for such Individual Property, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms otherwise consistent with the comprehensive all risk insurance policy required under this clause (i);

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000) in the aggregate and One Million and No/100 Dollars ($1,000,000) per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Mortgages to the extent the same is available;

(iii) business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of eighteen (18) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income on an actual loss sustained basis providing coverage for each Individual Property for a period from the date of such Casualty until the applicable Individual Property is restored and operations resumed (assuming such Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period. Notwithstanding anything to the contrary in Section 2.6 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to (1) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note or (2) Operating Expenses reasonably approved by Lender; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance. Upon restoration of the applicable Individual Property and the return of income to substantially the same level it was at prior to the loss, any proceeds of business income insurance not theretofore applied by Lender to the Debt or Operating Expenses shall be released to Borrower;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) if an Individual Property includes commercial property, worker’s compensation insurance with respect to any employees of Borrower and Baltimore Owner, as required by any Governmental Authority or Legal Requirement;

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) umbrella liability insurance in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000);

(ix) intentionally omitted;

(x) the insurance required under Section 6.1(a) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Section 6.1; provided, however, in the event that losses arising from perils and acts of terrorism (collectively, “Terrorism Losses”) are excluded from the insurance required under Sections 6.1(a) above, then Borrower shall either (i) maintain such coverage through a policy or policies covering multiple locations so long as such coverage is on terms consistent with those required under this Section 6.1(a), or (ii) Borrower shall obtain a stand-alone policy or policies that covers only the Properties against Terrorism Losses, which stand-alone policy or policies shall be on terms consistent with those required under this Sections 6.1(a). Notwithstanding the foregoing, if the Borrower has not obtained coverage for Terrorism Losses through a policy covering multiple locations then Borrower shall not be required to pay annual premiums for a stand-alone policy or policies covering Terrorism Losses for only the Properties (which insures the Full Replacement Cost for the Individual Property with the greatest such replacement cost) in excess of a premium amount equal to 200% of the amount of the premium that would be payable on a comprehensive all risk policy covering only the Properties with eighteen (18) months of business income insurance for the Properties and meeting the requirements of this Section 6.1(a) (and if the cost exceeds such limit, Borrower shall obtain as much coverage as is available at a cost equal to such limit); and

(xi) upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which the Individual Property is located.

(b) All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the reasonable approval of Lender. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A-” or better by S&P (or the equivalent thereof by the Rating Agencies rating the Securities) (provided, however, if five (5) or more insurance companies issue the Policies required hereunder, then at least (1) forty percent (40%) of the applicable insurance coverage required hereunder must be provided by insurance companies having a claims-paying ability rating of “AA-” or better by S&P (or the equivalent thereof by the Rating Agencies rating the Securities), (2) eighty-five percent (85%) of the applicable insurance coverage is provided by insurance companies having a claims-paying ability rating of “A-” or better by S&P (or the equivalent thereof by the Rating Agencies rating the Securities) and (3) one hundred percent (100%) of the applicable insurance coverage is provided by insurance companies having a claims-paying ability rating of “BBB-” or better by S&P (or the equivalent thereof by the Rating Agencies rating the Securities). Notwithstanding the foregoing, Borrower shall be permitted to maintain the Policies required hereunder with insurance companies which do not meet the foregoing requirements (an “Otherwise Rated Insurer”), provided Borrower obtains a “cut-through” endorsement (that is, an endorsement which permits recovery against the provider of such endorsement) with respect to any Otherwise Rated Insurer from an insurance company which meets the claims paying ability ratings required above. The Policies described in Section 6.1(a) (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates for the Policies accompanied by evidence reasonably satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”) shall be delivered by Borrower to Lender and the Policies shall thereafter be promptly delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall specifically allocate to the Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 6.1(a).

(d) All Policies provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.1(a)(v), shall name Borrower and Baltimore Owner as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower and/or Baltimore Owner, or anyone acting for Borrower and/or Baltimore Owner, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ notice to Lender and any other party named therein as an additional insured;

(iii) the issuers thereof shall give notice to Lender if the Policies have not been renewed fifteen (15) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all Policies required hereunder are in full force and effect, Lender shall have the right, without notice to Borrower or Baltimore Owner, to take such reasonable action as Lender deems necessary in good faith to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole but good faith discretion deems appropriate after five (5) Business Days’ written notice to Borrower or Baltimore Owner if the date upon which any such coverage will lapse is five (5) or more Business Days or any time Lender deems necessary (regardless of prior written notice to Borrower) to avoid a lapse of such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the Default Rate.

Section 6.2. Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall with reasonable diligence commence and prosecute the completion of the Restoration of such Individual Property as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.

Section 6.3. Condemnation. Borrower and Baltimore Owner shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower and Baltimore Owner shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower and Baltimore Owner shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower and Baltimore Owner shall with reasonable diligence commence and prosecute the Restoration of the applicable Individual Property or any portion thereof and otherwise comply with the provisions of Section 6.4. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt. Notwithstanding the foregoing, or any other provision herein to the contrary, Borrower’s and Baltimore Owner’s obligation to commence and pursue Restoration of an Individual Property shall not be deemed to obligate Borrower and Baltimore Owner to acquire any additional land to substitute for any portion of any Individual Property which may be taken by Condemnation.

Section 6.4. Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a) In the event that the projected Net Proceeds and the costs of completing the Restoration are each less than the Restoration Threshold Amount, Borrower may settle and adjust any claim without the consent of Lender and agree with the insurance company or companies or the condemnation authority on the amount to be paid upon the loss; provided that such adjustment is carried out in a competent and timely manner. Provided that all of the conditions set forth in clauses (A), (D), (F), (G), (I) and (J) of Section 6.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and satisfactorily complete with due diligence the Restoration in accordance with the terms herein, Borrower is hereby authorized to collect and receive any such Insurance Proceeds or Award and apply them to the costs of the Restoration in accordance with the terms of this Agreement.

(b) In the event that either the projected Net Proceeds or the costs of completing the Restoration are either equal to or exceed the Restoration Threshold Amount,

Borrower may settle and adjust any claim with the prior consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (A) if Borrower has not diligently commenced or diligently pursued the claims process with the applicable insurance company or companies, Lender shall have the right to take over the claims process and Lender may then settle and adjust such claims in a reasonable and expeditious manner and (B) upon the occurrence and during the continuance of an Event of Default, Lender may settle and adjust any claim without the consent of Borrower. In such events, Borrower or Lender, as the case may be, may agree with the insurance company or companies on the amount to be paid on the loss. All reasonable efforts will be made to ensure that the proceeds of any applicable Policy shall be paid solely to Lender but, if for any reason Borrower or Wyndham shall also be a dual payee, then Borrower and/or Wyndham, as applicable, shall endorse and/or deliver to Lender all such proceeds within three (3) Business Days following Borrower’s and/or Wyndham’s, as applicable, receipt thereof, and provided no Event of Default has occurred and is continuing, Lender shall make the Net Proceeds available for the Restoration in accordance with this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received pursuant to Section 6.1(a) as a result of such damage or destruction, after deduction of reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be, plus (in the case of (i) and (ii) above) any interest or other income earned on the investment of the Insurance Proceeds or Condemnation Proceeds pursuant to the terms hereof.

(i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than forty percent (40%) of the total floor area of the Improvements on the Individual Property has been materially damaged, destroyed and rendered unusable for a period of at least thirty (30) calendar days as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no portion of the Improvements is located on such land;

(C) intentionally omitted;

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but, subject to Unavoidable Delays, in no event later than thirty (30) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion (it being understood and agreed that a Restoration shall be deemed to have been commenced upon Borrower’s engagement of an architect if Borrower elects to do so or, if, in the commercially reasonable judgment of Lender, an architect is necessary and the commencing of cleaning of the applicable Individual Property to effectuate Restoration) and in accordance with the terms of the applicable Franchise Agreement;

(E) Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower including funds reasonably anticipated by Lender to be generated from the operation of the Properties during the Restoration;

(F) Lender shall be reasonably satisfied that the Restoration will be substantially completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, or (2) twelve (12) months after the occurrence of such Casualty or Condemnation, or (3) the date required for such completion under the terms of the applicable Management Agreement or (4) the earliest date required for such completion pursuant to the applicable Franchise Agreement, or (5) such time as may be required under applicable Legal Requirements in order to repair and restore the applicable Individual Property as nearly as possible to the condition it was in immediately prior to such Casualty or Condemnation or (6) the expiration of the insurance coverage referred to in Section 6.1(a)(iii) unless Borrower has provided Lender with evidence reasonably acceptable to Lender that Borrower has sufficient funds after the expiration of such insurance to (x) operate the Properties in a manner consistent with the manner in which the Properties were operated immediately prior to such Casualty or Condemnation and (y) pay all sums as they become due under the Loan Documents in a timely manner;

(G) the Individual Property and the use thereof after the Restoration will be in compliance in all material respects with and permitted under all applicable Legal Requirements;

(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements (including, without limitation, all applicable environmental laws) and the terms and condition of the applicable Management Agreement;

(I) such Casualty or Condemnation, as applicable, does not result in the permanent loss of access to any material portion of the Individual Property or the related Improvements;

(J) Lender shall be reasonably satisfied that the projected Debt Service Coverage Ratio for the affected Individual Property for the twelve (12) month period beginning three (3) months after the completion of the Restoration, shall be equal to or greater than the Debt Service Coverage Ratio for such Individual Property for the twelve (12) full calendar months immediately prior to the Closing Date;

(K) if the Net Proceeds or the cost of Restoration is reasonably anticipated by Lender to exceed the Restoration Threshold Amount, Borrower shall deliver, or cause to be delivered, to Lender a signed reasonably detailed initial budget containing Borrower’s reasonable estimates of the cost of completing the Restoration and shall furnish to Lender no less frequently than one time each calendar month an updated budget prepared by Borrower containing all revisions and refinements to such budget and the amounts incurred through the date of such budget. Such initial budget and all subsequent budgets shall be reasonably acceptable to Lender,

(L) the Net Proceeds received and reasonably estimated to be received together with any cash or cash equivalent (including any Letter of Credit received by Lender) deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration and uncompleted Replacements (to the extent provided in the next sentence). If and to the extent that the Restoration includes Replacements which were included in the Approved Annual Budget for the year in which the Casualty or Condemnation occurred or which were or would reasonably be expected to be included in the Approved Annual Budget for the immediately following year in which the Casualty or Condemnation occurred, then Borrower shall be given a credit for having made the actual expenditures for such Replacements as and when such expenditures are made during the course of Restoration;

(M)the applicable Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation shall (1) remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the fire, other casualty or the Restoration or (2) if terminated, shall have been replaced with a Replacement Management Agreement with a Qualified Manager, prior to the opening or reopening of the applicable Individual Property or any portion thereof for business with the public;

(N) intentionally omitted; and

(O) the applicable Franchise Agreement remains in full force and effect during the Restoration and following the completion of the Restoration.

(ii) The Net Proceeds (or the proceeds of any cash or cash equivalents or of any Letter of Credit if and when drawn upon, delivered pursuant to Section 6.4(b)(i)(L) hereof) shall be held by Lender in an interest-bearing Eligible Account and shall bear interest at a money market rate selected by Lender (provided, however, Borrower may instruct Lender to invest the Net Proceeds (or such other proceeds) in Permitted Investments, provided, that, (A) such investments are then regularly offered by Lender for accounts of this size, category and type, (B) such investments are permitted by applicable Legal Requirements, (C) no Event of Default shall have occurred and be continuing and (D) all risks relating thereto shall be borne solely by Borrower) and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds (or such other proceeds) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (1) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (2) there exist no notices of pendency, stop orders, mechanic’s or materialmen’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever (except for Liens being contested in good faith in accordance with the terms hereof or Permitted Encumbrances) on the applicable Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title insurance company issuing the Title Insurance Policy for the applicable Individual Property.

(iii) All plans and specifications (to the extent reasonably required by Borrower) required in connection with a Restoration reasonably anticipated by Lender to cost in excess of $1,000,000 shall be subject to prior review and acceptance in all respects by Lender (which acceptance shall not be unreasonably withheld, conditioned or delayed) and by an independent consulting engineer selected by Lender and reasonably acceptable to Borrower (the “Casualty Consultant”). Borrower may require the Casualty Consultant to execute reasonably requested confidentiality agreements with respect to Borrower’s confidential non-public information provided such agreements are customarily given for similarly situated properties. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen providing work and/or materials in excess of $500,000 in connection with a Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant, such acceptance not to be unreasonably withheld, conditioned or delayed and such acceptance shall be deemed given as to any entity not disapproved within ten (10) Business Days after written request for such acceptance. Any disapproval shall include the reason for such disapproval. All reasonable out-of-pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed; provided, however, to the extent that retainer fees and other advances paid or payable to contractors, consultants and/or engineers constitute an approved loss by the applicable insurance company or companies and Insurance Proceeds have been received with respect to such fees, provided no Event of Default shall have occurred and be continuing, Lender will permit such amounts to be paid or reimbursed to Borrower from the Net Proceeds to the extent such Insurance Proceeds have actually been received by Lender, without any such Casualty Retainage. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialmen engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialmen has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract; the contractor, subcontractor or materialmen delivers the lien waivers and evidence of payment in full of (subject to receipt of the applicable Casualty Retainage) all sums due to the contractor, subcontractor or materialmen as may be reasonably requested by Lender or by the title insurance company issuing the Title Insurance Policy for the applicable Individual Property, and Lender, upon its reasonable request, receives an endorsement to such Title Insurance Policy insuring the continued priority of the Lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialmen.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds or other proceeds more frequently than (A) once every seven (7) calendar days during the first (30) calendar days following a Casualty or Condemnation, (B) once every fourteen (14) calendar days during the next one hundred eighty (180) calendar days and (C) once every thirty (30) calendar days thereafter.

(vi) If at any time the Net Proceeds (including a reasonable estimate of the amount to be received as Restoration progresses) or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration based upon the then current budget for the Restoration, Borrower shall deposit funds sufficient to pay for the deficiency (the “Net Proceeds Deficiency”) or a Letter of Credit in an amount equal to the Net Proceeds Deficiency with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender (or the proceeds of any Letter of Credit delivered pursuant to the preceding sentence of this Section 6.4(b)(vi) if and when drawn upon) shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds (or the proceeds of any Letter of Credit delivered pursuant to Section 6.4(b)(i) hereof), and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds (or cash or cash equivalent or any Letter of Credit or proceeds thereof delivered pursuant to Section 6.4(b)(i)) and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender (or any Letter of Credit or proceeds thereof delivered pursuant to Section 6.4(b)(vi) hereof) after the Casualty Consultant certifies to Lender that the Restoration has been substantially completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.

(c) All Net Proceeds (or other sums or any Letter of Credit or proceeds thereof delivered pursuant to Section 6.4(b)(i) hereof) not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender toward the payment of either (or both) (1) any then outstanding portion of the Debt or (2) the principal balance of the Debt whether or not then due and payable, in either case in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the sole discretion of Lender, the same maybe paid, either in whole or in part, to Borrower for such purposes as Lender shall approve in its sole discretion. If Lender shall receive and retain Net Proceeds (or other sums or the proceeds of any Letter of Credit delivered pursuant to Sections 6.4(b)(i) or (vi) hereof), the Lien of the Mortgages shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.

(d) Notwithstanding the provisions of this Section 6.4 to the contrary and provided no Event of Default has occurred and is continuing, a portion of the Net Proceeds not to exceed (i) $2,500,000 (in case of any Individual Property that is a resort hotel, including, but not limited to, the El Con Individual Property and the El San Juan Individual Property) and (ii) $1,000,000 (in case of any other Individual Property) shall be made available to Borrower after receipt thereof by Lender or Borrower, as applicable, to pay or reimburse Borrower for any immediate and necessary repairs or other work required to be made to the applicable Individual Property (A) to protect the health or safety of any hotel guest or any of Borrower’s employees or agents or (B) to allow the applicable Individual Property to operate as a hotel (collectively, the “Emergency Repairs”) provided (1) Borrower provides written notice to Lender that such casualty has occurred and Emergency Repairs are needed and Lender’s response is required in twenty-four (24) hours; (2) Lender has approved such Emergency Repairs in writing, which approval shall not be unreasonably withheld, conditioned or delayed and such approval shall be deemed given if Lender shall not have disapproved within 24 hours of such notice by Borrower (and any non-approval by Lender shall state the reasons for such non-approval); and (3) the Emergency Repairs are (x) substantially completed and paid for within twenty (20) days after the occurrence of the Casualty and (y) completed in a good and workman like manner and in compliance with all applicable Legal Requirements.

(e) In the event of foreclosure of the Mortgage with respect to any Individual Property, or other transfer of title to any Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower and Baltimore Owner in and to the Policies that are not blanket Policies then in force concerning such Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

VII.	RESERVE FUNDS

Section 7.1. Required Repair Funds.

7.1.1 Deposits. Borrower and Baltimore Owner shall perform the repairs at the Properties, as more particularly set forth on Schedule 7.1.1 hereto (such repairs hereinafter collectively referred to as “Required Repairs”). Subject to Unavoidable Delays, Borrower and Baltimore Owner shall complete the Required Repairs within the time frames set forth on Schedule 7.1.1 hereto. It shall be an Event of Default under this Agreement if subject to Unavoidable Delays, Borrower and Baltimore Owner do not complete the Required Repairs at each Individual Property by the required dates. Upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs at one or more of the Properties or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrower and Baltimore Owner shall deposit with Lender the amount for each Individual Property set forth on such Schedule 7.1.1 hereto to perform the Required Repairs for such Individual Property multiplied by one hundred twenty-five percent (125%) (or a Letter of Credit in lieu thereof). Amounts so deposited with Lender (or the proceeds of any Letter of Credit delivered in lieu thereof) shall be held by Lender in accordance with Section 7.5 hereof. Amounts so deposited (and the proceeds of any Letter of Credit delivered pursuant to this Section 7.1.1) shall hereinafter be referred to as Borrower’s “Required Repair Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account.”

7.1.2 Release of Required Repair Funds. Lender shall disburse to Borrower and Baltimore Owner the Required Repair Funds from the Required Repair Account from time to time, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower and Baltimore Owner of each of the following conditions: (a) Borrower and Baltimore Owner, as applicable, shall submit a written request for payment to Lender at least thirty (30)

days prior to the date on which Borrower and Baltimore Owner, as applicable, request such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that all Required Repairs at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner (or any materials to be reimbursed by the requested disbursement are on site at the Individual Property and are properly secured or in a bonded warehouse or have been installed in the Individual Property) and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs performed at such Individual Property to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement (except for customary retainage), such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender from each Person receiving $50,000 or more in payment, (d) at Lender’s option, a title search for such Individual Property indicating that such Individual Property is free from all liens, claims and other encumbrances not previously approved by Lender which are not Permitted Encumbrances, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs at such Individual Property to be funded by the requested disbursement have been completed (or any materials to be reimbursed by the requested disbursement are on site at the Individual Property and are properly secured or in a bonded warehouse or have been installed in the Individual Property) and are paid for or will be paid upon such disbursement to Borrower (except for customary retainage). Lender shall not be required to make disbursements from the Required Repair Account with respect to any Individual Property unless such requested disbursement is in an amount greater than $25,000 (or a lesser amount if the total amount in the Required Repair Account is less than $25,000, in which case only one (1) disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2 in all material respects. Provided no Event of Default has occurred and is continuing, any funds remaining in the Required Repairs Account after completion of all Required Repairs and the delivery of evidence thereof in accordance with the terms and conditions of this Agreement will be disbursed to Borrower or Baltimore Owner, as applicable. In the event Borrower delivers a Letter of Credit to Lender in lieu of depositing cash into the Required Repair Account, provided Borrower and Baltimore Owner delivers evidence reasonably acceptable to Lender that certain of the applicable Required Repairs have been completed in a good and workman-like-manner and such Required Repairs have been paid for in full, Borrower shall be permitted to deliver a replacement Letter of Credit in an amount equal to 125% of the then remaining outstanding Required Repairs in substitution for the Letter of Creditor previously delivered to Lender.

7.1.3 Repair Fund for Minority Properties. In addition and as a modification of the provisions set forth in this Section 7.1 set forth above, Lender acknowledges and agrees that the deposits to the Required Repair Fund for each of the Minority Interest Properties shall be segregated and separated from the deposits to the Required Repair Fund for all other Properties and disbursements from the Required Repair Fund for each of the Minority

Interest Properties shall only be made from the segregated deposits for such Minority Interest Property and used only for such Minority Interest Property.

Section 7.2. Tax and Insurance Escrow Fund. (a) Borrower and Baltimore Owner shall deposit with Lender on each Payment Date, in cash or cash equivalent (including a Letter of Credit), (i) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (ii) at the option of Lender, if the liability or casualty Policy maintained by Borrower and Baltimore Owner covering the Properties shall not constitute a blanket of Policy, one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (such amounts, together with the proceeds of any Letter of Credit delivered pursuant to this Section 7.2, collectively, the “Tax and Insurance Escrow Fund”). The Tax and Insurance Escrow Fund and the payment of the monthly Debt Service, shall be added together and shall be paid as an aggregate sum by Borrower and Baltimore Owner to Lender. Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower and Baltimore Owner pursuant to Section 5.1.2 hereof and under the Mortgages. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof provided, however, Borrower and Baltimore Owner shall have the right to contest the same in good faith and in accordance with the provisions of the Loan Documents. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, at Borrower’s and Baltimore Owner’s option, return any excess to Borrower and Baltimore Owner or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower and Baltimore Owner. Any amount remaining in the Tax Insurance Escrow Fund allocable to an Individual Property being released in accordance with the provisions hereof shall be returned to the Individual Borrower or Baltimore Owner whose Individual Property is being released. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Properties. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not, or will not be, sufficient to pay Taxes and Insurance Premiums by the dates set forth in the first sentence of this Section 7.2, Lender shall notify Borrower and Baltimore Owner of such determination and Borrower and Baltimore Owner shall increase its monthly payments (or deliver a Letter of Credit in the amount of such increase) by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.

(b) In addition and as a modification of the provisions set forth above in this Section 7.2, Lender acknowledges and agrees that the deposits to Tax and Insurance Escrow Fund for each of the Minority Properties shall be segregated and separated from the deposits to Tax and Insurance Escrow Fund for all other Properties and disbursements from the Tax and

Insurance Escrow Fund for each of the Minority Interest Properties shall only be made from the segregated deposits for such Minority Interest Property and used only for such Minority Interest Property.

Section 7.3. Replacements and Replacement Reserve.

7.3.1 Replacement Reserve Fund. (a) Borrower and Baltimore Owner shall be required, on each Payment Date, to make a payment (or, in lieu of such payment, deliver a Letter of Credit) into an escrow account to accumulate funds to be drawn upon for costs incurred in connection with Replacements at the Properties. Amounts so deposited (or the proceeds of such Letter of Credit) shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts (or proceeds) are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account.” The monthly deposit (the “Replacement Reserve Monthly Deposit”) shall be equal to the positive amount, if any, obtained by subtracting (a) the actual amount (the “Actual Amount”) incurred by Borrower or Baltimore Owner for Replacements at the Properties during the month which is two (2) months prior to the month in which the applicable Replacement Reserve Monthly Deposit is due (the “Applicable Month”) from (b) the Gross Income from Operations from the Properties during the Applicable Month multiplied by four percent (4.0%) (or, in the case of casino revenues, one percent (1.0%) of Net Wins) (the amount determined pursuant to clause (b), the “Required Monthly Expenditure”). Borrower and Baltimore Owner shall have broad discretion to use the Replacement Reserve Fund for legitimate Replacements at the Properties (including furnishings, fixtures and equipment in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, casinos, parking facilities and other public areas), provided that each Individual Borrower or Baltimore Owner shall spend not less than two percent (2%) of the Gross Income from Operations attributable to its Individual Property (or, in the case of casino revenues, one percent (1.0%) of Net Wins) for Replacements at such Individual Property. Notwithstanding the foregoing flexibility to allocate the Replacement Reserve Fund among the Properties, upon the sale of any Individual Property, Borrower and Baltimore Owner shall use a portion of the applicable sale proceeds to make a payment into the Replacement Reserve Account, in an amount equal to the excess, if any, of (i) the aggregate Actual Amount spent for such sold Individual Property from the date of this Agreement until the time of such sale less (ii) the aggregate Required Monthly Expenditures of such sold Individual Property during the same period, provided that such payment into the Replacement Reserve Account shall only be required in the event and to the extent that the aggregate Actual Amount for Replacements at any Individual Property (other than such sold Individual Property or an Individual Property theretofore released pursuant to the provisions of Section 2.5 or 2.8 hereof) is less than the aggregate Required Monthly Expenditures of such Individual property during the corresponding period.

(b) In the event that any Individual Property is released from the Lien of its related Mortgage, any amount held in the Replacement Reserve Account and allocated to such Individual Property shall be released to the applicable Individual Borrower or Baltimore Owner. Borrower and Baltimore Owner covenant and agree to provide Lender evidence reasonably acceptable to Lender, within thirty (30) days after the start of each calendar month, of the Actual Amount for each Individual Property for the immediately preceding calendar month period. (For example, with respect to the Replacement Reserve Monthly Deposit payable on the Payment

Date in June, Borrower and Baltimore Owner shall provide Lender evidence of the Actual Amount for the month of April (the “Subject Month”) by May 30th.) In the event the Actual Amount spent by Borrower and Baltimore Owner in any given Subject Month exceeds the Required Monthly Expenditure (such amount, the “Excess”), Borrower and Baltimore Owner may request payment or reimbursement from the Replacement Reserve Account (or may request a reduction in the amount of any Letter of Credit delivered to Lender in lieu of a cash deposit to the Replacement Reserve Account) for the Excess, up to the amount of funds on deposit in the Replacement Reserve Account (or the undrawn balance of all Letters of Credit delivered pursuant to Section 7.3.1); provided, however, at no time shall Borrower or Baltimore Owner be entitled to receive funds (or reduce the amount of any Letter of Credit) in excess of the Actual Amount for the applicable Subject Month. To the extent the Replacement Reserve Account has no funds on deposit or there are no outstanding Letters of Credit or the aggregate amount of such funds and the undrawn balance of outstanding Letters of Credit is less than the amount of the Excess, Borrower and Baltimore Owner will be permitted to carry forward the amount of the Excess that was not paid or reimbursed (such amount, the “Shortfall”) as a credit against future Replacement Reserve Monthly Deposits until the Shortfall is exhausted. In other words, Borrower and Baltimore Owner shall be reimbursed for the cost of Replacements relating to any Individual Property first by reduction of the current month’s Replacement Reserve Monthly Deposit, second from any funds on deposit in the Replacement Reserve Account (and by reductions in the amount of Letters of Credit delivered to Lender in lieu of cash deposits) (using first the funds and then reductions in the Letters of Credit), and third as an ongoing credit toward future months’ required Replacement Reserve Monthly Deposits until Borrower and Baltimore Owner has been fully reimbursed for the cost of all Replacements from the beginning of the first Subject Month to date.

7.3.2 Disbursements from Replacement Reserve Account. (a) Lender shall make disbursements from the Replacement Reserve Account to pay Borrower and Baltimore Owner only for the costs of the Replacements.

(b) Lender shall, upon written request from Borrower and Baltimore Owner and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower and Baltimore Owner amounts from the Replacement Reserve Account necessary to pay for the actual approved costs of Replacements or to reimburse Borrower and Baltimore Owner therefor, upon completion of such Replacements (or, upon requests for deposits or partial completion in the case of Replacements made pursuant to Section 7.3.2(e) hereof) as determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if a Default or an Event of Default exists.

(c) Each request for disbursement from the Replacement Reserve Account shall be in a form reasonably specified or approved by Lender and shall specify (i) the specific Replacements spent by Borrower and Baltimore Owner for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made. With each request Borrower and Baltimore Owner shall certify that all Replacements have been made in accordance with all applicable Legal Requirements of any

Governmental Authority having jurisdiction over the applicable Individual Property to which Replacements are being provided. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and for all deposits for items or materials or labor or services being purchased and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence reasonably satisfactory to Lender of payment of all such amounts. Except as provided in Section 7.3.2(e) hereof, each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment.

(d) Borrower and Baltimore Owner shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested (i) prior to submitting such request for disbursement from the Replacement Reserve Account or (ii) with funds received from the applicable disbursement from the Replacement Reserve Account, or, at the request of Borrower and Baltimore Owner, Lender will issue joint checks, payable to Borrower (or Baltimore Owner, as applicable) and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. In the case of payments in an amount equal to or greater than $50,000 made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement from the Replacement Reserve Account. In addition, as a condition to any disbursement, Lender may require Borrower and Baltimore Owner to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $50,000 for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied for the applicable Individual Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check or from funds received by Borrower from disbursements from the Replacement Reserve Account, the release of lien shall be effective through the date covered by the previous release of funds request).

(e) If (i) the cost of a Replacement exceeds $50,000, and (ii) the contractor performing such Replacement requires a deposit or periodic payments pursuant to terms of a written contract, a request for reimbursement from the Replacement Reserve Account may be made for such deposit or after completion of a portion of the work under such contract; provided (A) such contract requires such deposit or payment upon completion of such portion of the work, (B) the materials for which the request (other than a request for a deposit) is made are on site at the applicable Individual Property and are properly secured or are in bonded warehouse or have been installed in such Individual Property, (C) all other conditions in this Agreement applicable to disbursement have been satisfied, and (D) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f) Neither Borrower nor Baltimore Owner shall make a request for disbursement from the Replacement Reserve Account more frequently than once in any thirty

(30) day period and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $25,000.

7.3.3 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower nor Baltimore Owner from their obligation to fulfill all applicable preservation and maintenance covenants in the Loan Documents.

7.3.4 Repair Funds for Minority Properties. In addition and as a modification of the provisions set forth above in this Section 7.3, Lender acknowledges and agrees that the deposits to the Replacement Reserve Fund for each of the Minority Interest Properties shall be segregated and separated from the deposits to Replacement Reserve Fund for all other Properties and disbursements from the Replacement Reserve Fund for each of the Minority Interest Properties shall only be made from the segregated deposits for such Minority Interest Property and used only for such Minority Interest Property.

Section 7.4. Ground Lease Escrow Fund. On the Closing Date, Borrower or Baltimore Owner shall deposit with Lender, in cash or cash equivalent (including a Letter of Credit), the Ground Rent which may be due during the month immediately following the month in which the Closing Date occurs (the “Initial Ground Lease Escrow Deposit”). Thereafter, on each Payment Date occurring during a Cash Sweep Period, Borrower or Baltimore Owner shall deposit with Lender, in cash or cash equivalent (including a Letter of Credit), the Ground Rent which may be due during the following month in order to accumulate with Lender sufficient funds to pay such Ground Rent at least ten (10) Business Days prior to the date due (said amount, together with the Initial Ground Lease Escrow Deposit or the Subsequent Ground Lease Escrow Deposit, as applicable, and the proceeds of any Letter of Credit delivered pursuant to this Section 7.4, collectively, the “Ground Lease Escrow Fund”). During any period in which Ground Rent is being escrowed on a monthly basis pursuant to this Section 7.4, Lender will apply the Ground Lease Escrow Fund to payments of the Ground Rent. Upon a Cash Sweep Cure, Borrower or Baltimore Owner shall deposit with Lender in cash or cash equivalent (including a Letter of Credit) to the extent necessary to achieve a balance in the Ground Lease Escrow Fund equal to the Ground Rent which may be due during the month immediately following the month in which monthly escrows are discontinued (the amount then remaining in the Ground Lease Escrow Fund after giving effect to such deposit, the “Subsequent Ground Lease Escrow Deposit”). If the amount of the Ground Lease Escrow Fund (excluding the Initial Ground Lease Escrow Deposit or the Subsequent Ground Lease Escrow Deposit, as applicable) shall exceed the amounts due for Ground Rent, Lender shall, at the option of Borrower or Baltimore Owner, return any excess to Borrower or Baltimore Owner or credit such excess against future payments to be made to the Ground Lease Escrow Fund. Any amount remaining in the Ground Lease Escrow Fund after the Debt has been paid in full or the Individual Property subject to the Ground Lease has been released shall be returned to Borrower (or Baltimore Owner, as applicable). In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the applicable Individual Property. If at any time during a Cash Sweep Period, Lender reasonably determines that the Ground Lease Escrow Fund (excluding the Initial Ground Lease Escrow Deposit or the Subsequent Ground Lease Escrow Deposit, as applicable) is not, or will not be, sufficient to pay the Ground Rent by the date set forth in the second sentence of this Section 7.4, Lender shall notify Borrower of such determination and Borrower or Baltimore Owner shall increase its monthly payment (or deliver a Letter of Credit in the amount of such increase) by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) Business Days prior to the due date of the Ground Rent.

Section 7.5. Reserve Funds, Generally. (a) Borrower and Baltimore Owner grant to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence and during a continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(b) Neither Borrower nor Baltimore Owner shall, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(c) The Reserve Funds shall be held in an Eligible Account and shall bear interest at a money market rate reasonably selected by Lender. All interest or other earnings on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower and Baltimore Owner shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments, provided (i) such investments are then regularly offered by Lender for accounts of this size, category and type, (ii) such investments are permitted by applicable Legal Requirements, (iii) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Fund is required for payment of an obligation for which such Reserve Fund was created, and (iv) no Event of Default shall have occurred and be continuing. Borrower and Baltimore Owner shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds. No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.5. Borrower and Baltimore Owner shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower and Baltimore Owner promptly on demand by Lender. Lender shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments (it being understood and agreed that all risks relating thereto shall be borne solely by Borrower and Baltimore Owner), except for Lender’s or its agents or employees’ gross negligence, bad faith, fraud, illegal acts or willful misconduct.

(d) Borrower and Baltimore Owner shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established except if they arise from Lender’s or its agents’ or employees’ gross negligence, bad faith fraud, illegal acts or willful misconduct. Borrower and Baltimore Owner shall assign to Lender all rights and claims Borrower and Baltimore Owner may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(e) (i) Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Lender’s right to draw on any Letter of Credit and apply the proceeds thereof in accordance with this Section 7.5(e) shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

(ii) In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional right to draw in full any Letter of Credit: (A) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit or cash or other cash equivalent is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (B) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and an extension of such Letter of Credit or a substitute Letter of Credit or cash or other cash equivalent is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (C) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (D) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution and within ten (10) Business Days after Lender notifies Borrower in writing of such circumstance, Borrower and Baltimore Owner shall fail to deliver to Lender a substitute Letter of Credit or cash or other cash equivalent issued by an Eligible Institution. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (A), (B), (C) or (D) above and shall not be liable for any losses sustained by Borrower and Baltimore Owner due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

(f) In the event that a Minority Interest Property becomes a Non-Minority Property, any Reserve Fund (or portion thereof) attributable to such Individual Property shall thereafter be deemed to constitute a Reserve Fund (or portion thereof) attributable to a Non-Minority Property.

VIII.	DEFAULTS

Section 8.1. Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any monthly installment of principal and/or interest due under the Loan Documents or monthly deposit to the Ground Lease Escrow Fund, the Replacement Reserve Fund or the Tax and Insurance Escrow Fund is not paid in full on or before the date on which it is due, or (B) the payment due on the Maturity Date is not paid when due;

(ii) if any of the Taxes or Other Charges are not paid when the same are due and payable, subject to the provisions of Section 5.1.2 hereof;

(iii) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request if and as required pursuant to the provisions hereof;

(iv) if any Individual Borrower or Baltimore Owner Transfers or otherwise encumbers any portion of any Individual Property without Lender’s prior consent in violation of the provisions of this Agreement or Article 6 of the applicable Mortgage;

(v) if any representation or warranty made by any Individual Borrower or Baltimore Owner herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, that if such Individual Borrower or Baltimore Owner did not have actual knowledge at the time of representation or warranty that such representation or warranty was false or misleading in any material respect and the same is susceptible of being cured, the same shall be an Event of Default hereunder only if the same is not cured within thirty (30) days after written notice to Borrower and Baltimore Owner from Lender;

(vi) if any Individual Borrower, Guarantor, Principal or Baltimore Owner shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for any Individual Borrower, Guarantor, Principal or Baltimore Owner or if any Individual Borrower, Guarantor, Principal or Baltimore Owner shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Individual Borrower, Guarantor, Principal or Baltimore Owner, or if any proceeding for the dissolution or liquidation of any Individual Borrower, Guarantor, Principal or Baltimore Owner shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Individual Borrower, Guarantor, Principal or Baltimore Owner, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Borrower or Baltimore Owner breaches any covenant contained in Section 4.1.30 hereof provided, however, such violation or breach shall not constitute an Event of Default in the event that (1) such violation or breach is not knowing and intentional, (2) such violation or breach is immaterial, (3) such violation or breach shall be remedied within a timely manner and (4) within fifteen (15) Business Days of the request of Lender, Borrower or Baltimore Owner, as applicable, delivers to Lender an Additional Insolvency Opinion, or a modification of the Insolvency Opinion, to the effect that such breach or violation shall not change the opinions rendered in the Insolvency Opinion, which opinion or modification and any counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion;

(x) with respect to any term, covenant or provision set forth herein or any other Loan Document which specifically contains a notice requirement or grace period, if Borrower or Baltimore Owner shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xi) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xii) if a material default has occurred and continues beyond any applicable notice and cure period under any Management Agreement (or any Replacement Management Agreement) and if such default permits Manager (or Qualified Franchisor) to terminate or cancel such Management Agreement (or such Replacement Management Agreement);

(xiii) if a material default has occurred and continues beyond any applicable notice and cure period under any Franchise Agreement (including any Replacement Franchise Agreement, as applicable) and if such default permits Franchisor (including any Qualified Franchisor, as applicable), to terminate or cancel such Franchise Agreement (including any Replacement Franchise Agreement, as applicable);

(xiv) if any Individual Borrower or Baltimore Owner ceases to do business as a hotel or resort at its Individual Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with a Restoration of such Individual Property following a Casualty or Condemnation or due to an event or cause described in the definition of the term “Unavoidable Delay”);

(xv) If (A) a breach or default by El Con Borrower in any material respect under any condition or obligation contained in the Ground Lease is not cured within any applicable cure period provided therein, (B) there occurs any event or condition that gives Ground Lessor a right to terminate or cancel the Ground Lease, (C) the leasehold estate of El Con Borrower under the Ground Lease shall be surrendered or the Ground Lease shall be terminated or cancelled for any reason or under any circumstances whatsoever, or (D) any of the material terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the prior written consent of Lender except as may be expressly permitted hereunder;

(xvi) if Borrower or Baltimore Owner fails to comply with the covenants as to Prescribed Laws set forth in Section 5.1.1 hereof;

(xvii) if Borrower or Baltimore Owner shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in clauses (i) to (xvi) above, for ten (10) days after notice to Borrower and Baltimore Owner from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower and/or Baltimore Owner, as applicable, shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower and/or Baltimore Owner, as applicable, in the exercise of due diligence to cure such Default, such additional period not to exceed an additional ninety (90) days; or

(xviii) if any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt under this Agreement or any other Loan Document.

(b) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and Baltimore Owner and in and to any or all of the Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower, Baltimore Owner and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower and Baltimore Owner hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower and Baltimore Owner hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

(c) If an Event of Default occurs, an Individual Borrower or Baltimore Owner owning such Individual Property may obtain a release of such Minority Interest Property notwithstanding the existence or continuance of such Event of Default by payment only of the Debt attributable to such Minority Interest Property due and payable at the time of such payment, subject to compliance with the terms set forth in Section 2.4.3 and clauses (b)(i), (b)(ii), (d), (e) and (f) of Section 2.5.1. If Borrower exercises this right in accordance with the terms and provisions contained herein, such Event of Default shall be cured as a result of Borrower’s exercise of the release only with respect to such Minority Interest Property.

Section 8.2. Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower and Baltimore Owner under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower and Baltimore Owner or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to any or all of the Properties. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing to the extent Borrower and Baltimore Owner may lawfully do so under Applicable Law, Borrower and Baltimore Owner agree that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower, Baltimore Owner and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower or Baltimore Owner default beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Mortgages to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Mortgages as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.

(c) Upon the occurrence and during the continuation of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower and Baltimore Owner shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower and Baltimore Owner hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower and Baltimore Owner ratifying all that its said attorney shall lawfully do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) Business Days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Neither Borrower nor Baltimore Owner shall be obligated to pay any costs or expenses (other than its own attorneys fees) incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower and Baltimore Owner only as of the Closing Date.

(d) Remedies Cumulative; Waivers. Upon the occurrence and during the continuation of an Event of Default, the rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower and/or Baltimore Owner pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower and/or Baltimore Owner shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower and/or Baltimore Owner or to impair any remedy, right or power consequent thereon.

(e) Upon the occurrence and during the continuation of an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and/or Baltimore Owner and without releasing Borrower and Baltimore Owner from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower and Baltimore Owner hereunder in such manner and to such extent as Lender may deem necessary. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act shall bear interest at the Default Rate, for the period after such cost or expense was incurred until the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

IX.	SPECIAL PROVISIONS

Section 9.1. Sale of Notes and Securitization.

9.1.1 General. Borrower and Baltimore Owner acknowledge and agree that the Lender may sell, in one or more transactions, all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower and Baltimore Owner under this Agreement, Borrower and Baltimore Owner shall use reasonable efforts to assist Lender in such Securitization and to provide information not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(a) provide additional and/or updated Provided Information to the extent available to Borrower and Baltimore Owner or within their commercially reasonable control to deliver;

(b) assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, third-party service providers engaged to obtain, collect, and deliver information reasonably requested or reasonably required by Lender, prospective investors or the Rating Agencies;

(c) deliver (i) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to Borrower, Baltimore Owner, Guarantor, Principal and their respective Affiliates and the Loan Documents, and (ii) revised organizational documents for Borrower and/or Baltimore Owner, which counsel opinions and organizational documents shall be reasonably satisfactory to Lender, and the Rating Agencies;

(d) if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Properties, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender, and the Rating Agencies;

(e) make such representations and warranties as of the closing date of the Securitization with respect to the Properties, Borrower, Baltimore Owner, Guarantor, Principal including the representations and warranties made in the Loan Documents consistent with the facts covered by such representations and warranties as they exist on the date thereof;

(f) if requested by Lender, review any information regarding the Properties, Borrower, Baltimore Owner, Guarantor, Principal, Manager, Franchisor and the Loan which is contained in a preliminary or final private placement memorandum, (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and

(g) supply to Lender such documentation, financial statements and reports in form and substance required in order to comply with any securities laws applicable to a private offering of securities to the extent available to Borrower and Baltimore Owner.

9.1.2 Loan Components. Borrower and Baltimore Owner covenant and agree that in connection with any Securitization of the Loan, upon Lender’s request Borrower shall deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same weighted average spread as the original note, but the weighted average spread may subsequently change due to involuntary prepayments or if an Event of Default shall occur), and modify the Cash Management Agreement and/or resize the Interest Rate Cap Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan.

9.1.3 Mezzanine Loans. Notwithstanding the provisions of Section 9.1 to the contrary, Borrower and Baltimore Owner covenant and agree that after the Closing Date and prior to a Securitization, Lender shall have the right to create one or more additional mezzanine loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate the principal balances (including, without limitation, the reallocation of the Release Amounts on a pro rata basis) of each of the Loan, the Mezzanine Loan and any New Mezzanine Loan(s) amongst each other and to require the payment of the Loan, the Mezzanine Loan and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that in no event shall the weighted average spread of the Loan, the Mezzanine Loan and any New Mezzanine Loan(s) following any such reallocation or modification change from the weighted average spread for all in effect immediately preceding such reallocation, modification or creation of any New Mezzanine Loan(s) (but the weighted average spread may subsequently change due to involuntary prepayments or if an Event of Default shall occur). Borrower and Baltimore Owner shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 9.1.3, all in form and substance reasonably satisfactory to Lender and the Rating Agencies, including, without limitation, in connection with the creation of any New Mezzanine Loan, a promissory note and loan documents necessary to evidence such New Mezzanine Loan, and Borrower and Baltimore Owner shall execute such amendments to the Loan Documents and the Mezzanine Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan. In addition, Borrower and Baltimore Owner shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan (each, a “New Mezzanine Borrower”) and the applicable organizational documents of Borrower, Baltimore Owner and Mezzanine Borrower shall be amended and modified as reasonably necessary or required in the formation of any New Mezzanine Borrower. Further, in connection with any New Mezzanine Loan, Borrower and Baltimore Owner shall deliver to Lender opinions of legal counsel with respect to due execution, authority and enforceability of the New Mezzanine Loan and the Loan Documents and

Mezzanine Loan Documents, as amended and an Additional Insolvency Opinion for the Loan and the Mezzanine Loan and a substantive non-consolidation opinion with respect to any New Mezzanine Loan, each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies, but subject to substantially the same qualifications and exclusions as contained in the opinions delivered in connection with the closing of the Loan.

9.1.4 Lender shall pay all costs in connection with complying with Sections 9.1.1, 9.1.2 and 9.1.3, except as set forth in Section 10.13(c) hereof with respect to the Rating Agency review of the initial successful Securitization of the Loan and except that Borrower shall pay the fees of legal counsel employed by Borrower, Baltimore Owner, Guarantor, Principal and/or any of their Affiliates, in connection with any modifications to the Loan Documents or execution of new Loan Document or review of opinions, documents, agreements or similar items which are delivered by Borrower, Baltimore Owner, Guarantor, Principal and/or any of their Affiliates in connection with complying with Section 9.1.1, 9.1.2 or 9.1.3. The limitation on costs and expenses set forth in the foregoing sentence shall in no way affect Borrower’s and Baltimore Owner’s obligation to comply with such sections.

9.1.5 Except as expressly provided for in Sections 9.1 or 9.2 to the contrary, Borrower shall not be required to modify or amend any organizational document or Loan Document if such modification or amendment would (i) cause a change in the Maturity Date or the monthly amortization payments, (ii) cause the aggregate scheduled amortization payments to exceed the monthly scheduled amortization payments, or (iii) modify or amend any other material economic or material non-economic term of the organizational documents or Loan Documents in a manner materially adverse to Borrower or any of its Affiliates.

Section 9.2. Securitization Indemnification. (a) Borrower and Baltimore Owner understand that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower and Baltimore Owner will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) the Indemnifying Persons have carefully examined the Disclosure Documents, including, without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgages,” “Description of the Mortgage Loans and Mortgaged Property,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Mortgage Loan,” and (B) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Properties, Borrower, Baltimore Owner, Guarantor, Principal, Manager, Franchisor (and/or the Loan), other than information regarding other loans and assets in a pool of loans which includes the Loan (collectively with the Provided Information, the “Covered Disclosure Information”) do not (and with respect to any portion of the Disclosure Documents prepared in reliance on the reports of third parties, to the best of their knowledge do not) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying Lender, any Affiliate of Lender that has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as a placement agent or initial purchaser of Securities issued in the Securitization, any other co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including, without limitation, legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading (other than a statement or omission based upon the reports of third parties that do not to the Indemnified Persons knowledge contain any untrue statement or omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading) provided, however, that Indemnified Persons will be liable in any case above but only to the extent that such Liabilities arise out of or are based upon any such untrue statement or omission made thereon in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower, Baltimore Owner and their Affiliates in connection with the preparation of the Disclosure Documents or in connection with the Securitization, including, without limitation, financial statements of Borrower, Baltimore Owner or their Affiliates, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Properties (other than third party reports which to the Borrower’s and Baltimore Owner’s knowledge do not contain any untrue statement or omission of a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading) but excluding any projections made in good faith by Borrower, Baltimore Owner or their Affiliates; and provided that this Section shall not apply to any Liabilities to the extent arising out of any untrue statement, misstatement or omission or alleged untrue statement, misstatement or omission made in reliance upon and in connection with the written information furnished to Borrower, Baltimore Owner or their Affiliates by Lender or any Indemnified Person expressly for use in the Disclosure Documents unless Borrower, Baltimore Owner, Principal, or Guarantor fails to correct any such untrue statement, misstatement or omission that is known to Borrower, Baltimore Owner, Principal or Guarantor or that, with the exercise of customary reasonable efforts, should be known to Borrower, Baltimore Owner, Principal or Guarantor and (iii) agreeing to reimburse each Indemnified Person for any legal or other out-of-pocket expenses reasonably incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. The foregoing indemnity with respect to any untrue statement or misstatement contained in, or omission from, Disclosure Documents shall not inure to the benefit of any Indemnified Person if Borrower, Baltimore Owner or their Affiliates shall sustain the burden of proving that any such loss, liability, claim, damager or expense resulted from the fact that a Person was not provided with a copy of the final Disclosure Documents at or prior to the written confirmation of the sale of such securities to such Person and the loss, liability, claim, damager or expense resulted from an untrue statement or misstatement contained in, or omission from, the preliminary Disclosure Documents that were corrected in the final Disclosure Documents. This indemnity agreement will be in addition to any liability which Borrower and Baltimore Owner may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided.

(c) Intentionally Omitted.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided, further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall be the expense of such Indemnified Person unless: (i) the employment thereof has been specifically authorized by Borrower and Baltimore Owner in writing; or (ii) in such claims or action there is, in the reasonable opinion of independent counsel, a conflict concerning any material issue between the position of Borrower, Baltimore Owner and such Indemnified Person in which case if such Indemnified Person notifies Borrower and/or Baltimore Owner in writing that it elects to employ separate counsel at the expense of Indemnifying Persons, then such counsel shall have the right to assume the defense of such action on behalf of such Indemnified Person; provided, however, that unless, in the reasonable opinion of independent counsel, an actual or potential conflict exists between tow or more Indemnified Persons, Borrower and Baltimore Owner shall not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons. Nothing set forth herein is intended to or shall impair the right of any Indemnified Person to retain separate counsel at its own expense.

The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are reasonable and solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e) Without the prior consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Lender reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld, conditioned or delayed).

(f) The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unenforceable by any Indemnified Person harmless (with respect only to the Liabilities that are the subject of and which would otherwise be indemnifiable under this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unenforceable: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.

(g) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The

Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(h) The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i) Notwithstanding anything to the contrary contained herein, neither Borrower nor Baltimore Owner shall have an obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization. Any Securitization shall be effectuated only by private offerings which are exempt from registration under the Securities Act of 1933.

Section 9.3. Intentionally Omitted.

Section 9.4. Exculpation. (a) Except as otherwise provided herein, Lender shall not enforce the liability and obligation of Borrower or Baltimore Owner to perform and observe the representations warranties and obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or Baltimore Owner, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon its interest in the Note, this Agreement, the Mortgages, the other Loan Documents, and the interest in the Properties, the Rents and any other collateral given to Lender pursuant to the Note, this Agreement, the Mortgages or the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower and Baltimore Owner only to the extent of their interest in the Properties, the Rent and any other collateral given to Lender. In no event shall any Related Party have any personal liability for the payment of the indebtedness or any other sums due hereunder, under the Note, the Mortgages or the other Loan Documents, or for the performance or observance of any other obligation of Borrower or Baltimore Owner other than pursuant to a written instrument executed by such Related Party specifically providing for such liability. Lender, by accepting the Note, this Agreement and the Mortgages, agrees that it shall not, except as otherwise provided herein sue for, seek or demand any deficiency judgment against Borrower, Baltimore Owner and/or any Related Party in any such action or proceeding, under or by reason of or under or in connection with the Note, this Agreement, the Mortgages or the other Loan Documents. The provisions of this Section 9.4 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by the Note, this Agreement, the Mortgages or the other Loan Documents; (ii) impair the right of Lender to name Borrower or Baltimore Owner as a party defendant in any action or suit for judicial foreclosure and sale under the Mortgages; (iii) affect the validity or enforceability of any indemnity (including, without limitation, the Environmental Indemnity), guaranty, master lease or similar instrument made in connection with the Note, this Agreement, the Mortgages or the other Loan Documents, (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases; (vi) impair the right of Lender to enforce the provisions of Sections 4.1.9, 4.1.29, 5.1.10 and 5.2.9 of this Agreement; or (vii) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower or Baltimore Owner if necessary to preserve or enforce its rights and remedies against any collateral given to Lender pursuant to the Loan Documents, including any Awards or Insurance Proceeds to which Lender would otherwise be entitled under this Agreement or the other Loan Documents; provided, however, Lender shall only enforce such judgment against such collateral, including the Awards and/or Insurance Proceeds, as applicable.

(b) Notwithstanding the provisions of this Section 9.4 to the contrary, Borrower and Baltimore Owner shall be personally liable to Lender for the direct, actual losses, damages, costs, expenses, liabilities, claims or other obligations incurred by Lender (collectively, “Losses”) due to: (i) fraud or intentional misrepresentation by any Individual Borrower, Baltimore Owner or any other person or entity in connection with the execution and the delivery of the Note, this Agreement, the Mortgages or the other Loan Documents; (ii) any intentional misapplication or misappropriation of Rents received by any Individual Borrower or Baltimore Owner after the occurrence of an Event of Default; (iii) any intentional misapplication or misappropriation by any Individual Borrower or Baltimore Owner of tenant security deposits or Rents collected more than one (1) month in advance; (iv) the intentional misapplication or the misappropriation of any Awards or Insurance Proceeds; (v) any failure to pay Taxes, Ground Rent, Other Charges, charges for labor or materials or other charges that can create liens on any of the Properties (except to the extent that sums sufficient to pay such amounts have been deposited in the Cash Management Account or are otherwise in escrow with Lender pursuant to the terms of this Agreement) but only to the extent that the Net Operating Income from the Properties available to Borrower or Baltimore Owner was sufficient to permit Borrower or Baltimore Owner to pay the same when due; (vi) any failure by Borrower or Baltimore Owner to return or to reimburse Lender for all Personal Property taken from any of the Properties by or on behalf of Borrower or Baltimore Owner after the occurrence of an Event of Default and in violation of the terms of this Agreement and the other Loan Documents and not replaced with Personal Property of the same utility and of the same or greater value; (vii) any act of actual intentional waste or arson by any Individual Borrower, Baltimore Owner or any affiliate, general partner, managing member or principal thereof or by Guarantor that is not attributable to a lack of sufficient Net Operating Income from the Properties available to Borrower or Baltimore Owner to perform all of Borrower’s, Baltimore Owner’s or such affiliate’s, general partner’s, managing member’s, principal’s, or Guarantor’s obligations under the Note, this Agreement, the Mortgages or the other Loan Documents; (viii) any fees or commissions paid by any Individual Borrower or Baltimore Owner to affiliate, general partner, managing member or principal thereof or Guarantor in violation of the terms of the Note, this Agreement, the Mortgages or the other Loan Documents; (ix) the breach by Borrower or Baltimore Owner or, if applicable, Guarantor of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or of any environmental representation, warranty, covenant or indemnification provision in any Mortgage; or (x) if any Individual Property or any part thereof shall become an asset in any involuntary bankruptcy or insolvency proceeding commenced by any Person (other than Lender) and Borrower and Baltimore Owner fail to use its commercially reasonable efforts to obtain a dismissal of such proceedings.

(c) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect as to Borrower and Baltimore Owner (but not to any other Person other than pursuant to a written instrument executed by such Person specifically providing for such liability) (i) in the event of any Borrower’s and Baltimore Owner’s willful default to provide any financial statement, report or information under Section 5.1.11(b), (c), (d), (f), (g), (h), (i) and (j) hereof, but a failure to provide such financial statements, reports and information shall not be deemed willful if such failure is the result of good faith error and is cured within ten (10) Business Days after written notice is delivered to Borrower and Baltimore Owner; provided, however, that if (A) Borrower and Baltimore Owner is prevented by an unaffiliated third party from delivering such information and (B) Borrower and/or Baltimore Owner uses reasonable efforts (including the reasonable expenditure of money) to obtain such financial statements, report and information, then such failure shall not be deemed willful so long as Borrower and Baltimore Owner continuously endeavors in good faith to obtain the required financial statements, reports and information and delivers same to Lender as soon as it becomes available to Borrower, (ii) in the event of a default under Section 4.1.30 or 4.1.38 of this Agreement such that either (A) such failure was considered by a court as a factor in the court’s finding for a consolidation of the assets of any Individual Borrower or Baltimore Owner with the assets of another person or entity or (B) as a result thereof, Lender suffers any material Losses (including reasonable attorneys’ fees and disbursements, whether or not litigation has commenced); provided, however, that in the absence of an actual consolidation, recourse may be had against Borrower and Baltimore Owner only to the extent of Losses for its failure to comply with the provisions of Section 4.1.30 or 4.1.38 of this Agreement or (iii) in the event of a default under Section 5.2.10 of this Agreement or Article 6 of any Mortgage; provided, however, if an agent or employee of any Individual Borrower or Baltimore Owner or the manager of any Individual Property enters into an Equipment lease or Equipment financing in violation of any Mortgage and without express authorization from an executive officer of such Individual Borrower, Baltimore Owner or Guarantor, then such violation for purposes of this clause (iii) shall not result in a nullification of Section 9.4(a) hereof (but Borrower and Baltimore Owner shall be liable for all Losses related to such violation) so long as such Equipment lease or Equipment financing is terminated and released to Lender’s reasonable satisfaction within ten (10) Business Days of the earlier of (A) Lender’s written notice to Borrower and Baltimore Owner of such violation or (B) the date that any executive officer of any Individual Borrower, Baltimore Owner or Guarantor actually becomes aware of such violation; (iv) if the first full payment of monthly Debt Service is not paid when due or (v) in the event any Individual Property or any part thereof shall become an asset in (A) the filing by any Individual Borrower, Baltimore Owner or Principal of a voluntary petition under any creditors rights laws, (B) any Individual Borrower, Baltimore Owner, Principal or any Affiliate of any Individual Borrower or Principal joining in the filing of, or filing an answer consenting to or otherwise acquiescing in (unless in the opinion of Borrower and Baltimore Owner, upon advice of counsel, there are no valid grounds to contest) an involuntary petition against any Individual Borrower under any creditors rights laws, or (C) any Individual Borrower, Baltimore Owner, Principal or any Affiliate of any Individual Borrower or Principal, Baltimore Owner, soliciting or causing to be solicited petitioning creditors for any such involuntary petition against any Individual Borrower, or Baltimore Owner.

(d) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(6) or 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Mortgages or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with the Note, this Agreement, the Mortgages and the other Loan Documents.

Section 9.5. Matters Concerning Manager. (a) Lender acknowledges that (i) a manager unaffiliated with Borrower and Baltimore Owner may terminate any applicable management agreement if it is not being paid the management fees due under such management agreement and (ii) an affiliated manager (A) shall not be entitled to a management fee but shall be entitled to reimbursement of reasonable out-of-pocket expenses spent by said manager for the operation of the Properties during the continuance of an Event of Default and (B) may terminate any applicable management agreement after Lender takes title to the related Individual Property in the event said manager is not being paid all fees due under such management agreement.

(b) Lender shall have the right to cause Borrower and Baltimore Owner to terminate any management agreement upon the occurrence of any one or more of the following: (i) at any time following the occurrence of and during the continuation of an Event of Default (unless the applicable management agreement to be terminated is then between Borrower (and/or Baltimore Owner) and a Qualified Manager not an Affiliate of the Borrower), (ii) the Manager is subject to a Bankruptcy Action, (iii) the Manager defaults under such management agreement beyond all applicable notice and cure periods and (iv) Lender (or its designee) takes title to the related Individual Property.

Section 9.6. Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee meeting all applicable criteria by the Rating Agencies for a servicer in a Securitization (the “Servicer”) selected by Lender. Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and the Servicer. Notwithstanding the foregoing, (a) Lender shall endeavor not to use, or permit the use of, any servicer identified by Borrower and listed on Schedule 9.6 attached hereto as the initial Servicer and (b) Lender agrees that (i) ORIX Capital Markets, LLC shall not be permitted to service all or any part of the Loan and (ii) Wachovia Securities shall not be the initial primary or special servicer of the Loan. Neither Borrower nor Baltimore Owner shall be responsible for any set-up fees to the Servicer or any other initial costs of the Servicer or Lender relating to or arising under the Servicing Agreement. Neither Borrower nor Baltimore Owner shall be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement.

Section 9.7. Matters Concerning Franchisor. Lender shall have the right to cause Borrower to terminate any Franchise Agreement upon the occurrence of any one or more of the following: (a) at any time following the occurrence of and during the continuation of an Event of Default (unless the applicable Franchise Agreement to be terminated is then between Borrower or Baltimore Owner and a Qualified Franchisor not an Affiliate of Borrower or Baltimore Owner), (b) Franchisor shall become bankrupt or insolvent or (c) Franchisor defaults under any Franchise Agreement beyond all applicable notice and cure periods or (d) Lender (or its designee) takes title to the related Individual Property. Lender acknowledges that a franchisor unaffiliated with Borrower or Baltimore Owner may terminate any applicable franchise agreement if it is not being paid the franchise fees due under such franchise agreement.

X.	MISCELLANEOUS

Section 10.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower and/or Baltimore Owner, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2. Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole but good faith discretion of Lender and if decided in good faith shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from conditioning or delaying such consent or approval. When it is expressly provided herein that Lender act reasonably, Lender shall apply the standards of an ordinary prudent lender with respect to real estate collateral of similar size, scope and value as the Properties.

Section 10.3. Governing Law. (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER AND BALTIMORE OWNER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND BALTIMORE OWNER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT

THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER OR BALTIMORE OWNER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER AND BALTIMORE OWNER WAIVE ANY OBJECTIONS WHICH THEY MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER AND BALTIMORE OWNER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AND BALTIMORE OWNER DO HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY

80 STATE STREET

ALBANY, NEW YORK 12207-2543

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER AND BALTIMORE OWNER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER AND BALTIMORE OWNER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER AND BALTIMORE OWNER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower or Baltimore Owner, shall entitle Borrower or Baltimore Owner to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or under any other instrument given as security therefore, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	JPMorgan Chase Bank, N.A.
c/o ARCap Servicing, Inc.
5605 N. MacArthur Boulevard, Suite 950
Irving, Texas 75038
Attention: Clyde Greenhouse – Director of Administration
Facsimile No.: (972) 580-3888

and

Bear Stearns Commercial Mortgage, Inc.
383 Madison Avenue
New York, New York 10179
Attention: J. Christopher Hoeffel
Facsimile No.: (212) 272-7047

with a copy to:	Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: William P. McInerney, Esq.
Facsimile No.: (212) 504-6666

If to Borrower:	c/o Wyndham International, Inc.
1950 Stemmons Freeway, Suite 6001
Dallas, Texas 75207
Attention: Chief Financial Officer
Facsimile No.: (214) 863-1282

with a copy to:	Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Attention: Carl B. Lee, P.C.
Facsimile No.: (214) 969-4343

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming. To the fullest extent permitted by applicable law, and notwithstanding anything to the contrary contained herein or in any other Loan Document, each Individual Borrower hereby acknowledges and agrees that Lender shall be entitled to rely upon any notice give by any Individual Borrower as constituting a notice by such Individual Borrower or Borrower.

Section 10.7. Trial by Jury. BORROWER AND BALTIMORE OWNER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND BALTIMORE OWNER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND BALTIMORE OWNER.

Section 10.8. Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10. Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower and Baltimore Owner to any portion of the obligations of Borrower and Baltimore Owner hereunder. To the extent Borrower and Baltimore Owner makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11. Waiver of Notice. Borrower and Baltimore Owner hereby expressly waive, and neither Borrower nor Baltimore Owner shall be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and Baltimore Owner and except with respect to matters for which Borrower and Baltimore Owner is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12. Remedies of Borrower and Baltimore Owner. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower and Baltimore Owner agree that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s and Baltimore Owner’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13. Expenses; Indemnity. (a) Except as otherwise expressly provided herein or in any of the other Loan Documents, Borrower and Baltimore Owner covenant and agree to pay or, if Borrower or Baltimore Owner fails to pay, to reimburse, Lender upon receipt of notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower and Baltimore Owner (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) Borrower’s and Baltimore Owner’s ongoing performance of and compliance with Borrower’s and Baltimore Owner’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender in accordance with the terms hereof; (v) securing Borrower’s and Baltimore Owner’s compliance with any requests made pursuant to the provisions of this Agreement and the other Loan Documents; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower and Baltimore Owner, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower and Baltimore Owner under this Agreement, the other Loan Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower and Baltimore Owner shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Property Account.

(b) Borrower and Baltimore Owner shall indemnify, defend and hold harmless Lender from and against any and all direct, actual liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower or Baltimore Owner of their obligations under, or any material misrepresentation by Borrower or Baltimore Owner contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower and Baltimore Owner shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud, bad faith or willful misconduct of Lender, its employees or agents. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower and Baltimore Owner shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c) Borrower and Baltimore Owner covenant and agree to pay for or, if Borrower or Baltimore Owner fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with (i) any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby as a result of the initial successful Securitization of the Loan, or (ii) any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and the Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14. Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower or Baltimore Owner may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower or Baltimore Owner in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16. No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower, Baltimore Owner and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower, Baltimore Owner and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender, Borrower and Baltimore Owner and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower and Baltimore Owner any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17. Publicity. All news releases, publicity or advertising by Borrower or Baltimore Owner or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of their Affiliates shall be subject to the prior reasonable approval of Lender.

Section 10.18. Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets. (a) Borrower and Baltimore Owner acknowledge that (except with respect to and subject to the terms and conditions set forth herein concerning the Minority Interest Properties) Lender has made the Loan to Borrower and Baltimore Owner upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower and Baltimore Owner agree that the Mortgages are and will be cross-collateralized (except with respect to and subject to the terms and conditions set forth herein concerning the Minority Interest Properties) and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of

Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Loan Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage (except with respect to and subject to the terms and conditions set forth herein concerning the Minority Interest Properties) shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance. No Minority Interest Property shall constitute security for the Debt or Obligations attributable to any other Property and no Individual Borrower of a Minority Interest Property shall be liable for the Debt or other Obligations of any other Individual Borrower.

(b) To the fullest extent permitted by law, Borrower and Baltimore Owner, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, Baltimore Owner, Baltimore Owner’s partners and others with interests in Baltimore Owner, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower and Baltimore Owner, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower or Baltimore Owner which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure each of Borrower and Baltimore Owner does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19. Waiver of Counterclaim. Borrower and Baltimore Owner hereby waive the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents, but neither Borrower nor Baltimore Owner waives any right to assert any such claim in a separate action.

Section 10.20. Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower and Baltimore Owner acknowledge that, with respect to the Loan, Borrower and Baltimore Owner shall rely solely on their own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower or Baltimore Owner, and Borrower and Baltimore Owner hereby irrevocably waive the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower and Baltimore Owner acknowledge that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower, Baltimore Owner or their Affiliates.

Section 10.21. Brokers and Financial Advisors. Borrower, Baltimore Owner and Lender each hereby represent that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower and Baltimore Owner hereby agree to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower, Baltimore Owner or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22. Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Commitment Letter dated March 23, 2005 (as amended) between Borrower, Baltimore Owner and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23. Joint and Several Liability. The parties hereto acknowledge that the defined term “Borrower” has been defined to collectively include each Individual Borrower. It is the intent of the parties hereto in determining whether (a) a breach of a representation or a covenant has occurred, (b) there has occurred a Default or Event of Default, or (c) an event has occurred which would create recourse obligations under Section 9.4 of this Agreement, that any such breach, occurrence or event with respect to any Individual Borrower shall be deemed to be such a breach, occurrence or event with respect to each Individual Borrower and that each Individual Borrower need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to each and every Individual Borrower. The obligations and liabilities of each Individual Borrower shall be joint and several, subject to the terms and conditions set forth herein concerning the Minority Interest Properties. In addition, with respect to any indemnities set forth herein or in the other Loan Documents, an Individual Borrower of a Minority Interest Property shall only indemnify Lender for the acts and omissions of such Individual Borrower and the activities and occurrences relating to its Minority Interest Property.

Section 10.24. Co-Lenders. (a) Each of Borrower and Baltimore Owner hereby acknowledges and agrees that notwithstanding the fact that the Loan may be serviced by Servicer, prior to a Securitization of the Loan, all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, each of Borrower and Baltimore Owner shall be required to obtain the consent and approval of each Co-Lender and all copies of documents, reports, requests and other delivery obligations of Borrower and Baltimore Owner required hereunder shall be delivered by Borrower and Baltimore Owner to each Co-Lender.

(b) Following the Closing Date (i) the liabilities of Lender shall be several and not joint, (ii) neither Co-Lender shall be responsible for the obligations of the other Co-Lender, and (iii) each Co-Lender shall be liable to Borrower and Baltimore Owner only for their respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and Baltimore Owner and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.

(c) Each Co-Lender agrees that it has, independently and without reliance on the other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower, Baltimore Owner and their Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon the other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.

Section 10.25. Maximum Principal Indebtedness on Minority Interest Properties. Notwithstanding any provision set forth herein or in the other Loan Documents to the contrary, the maximum amount of principal indebtedness secured by this Agreement and the other Loan Documents with respect to each Minority Interest Property shall be equal to such Minority Interest Property’s Release Amount.

In the event that a Minority Interest Property becomes a Non-Minority Property, then the amount of indebtedness secured by such Individual Property shall not be limited in accordance with the foregoing provisions of this Section 10.25 and such Individual Property shall secure the full amount of the Debt.

Section 10.26. Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) the right to routinely consult with and make suggestions to Borrower’s and Baltimore Owner’s management regarding the significant business activities and business and financial developments of Borrower and Baltimore Owner; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultations and suggestions may occur no more than once each quarter for Lender and all Mezzanine Lenders, together, at times as are reasonably satisfactory to Borrower and if conducted or made in meetings at Guarantor’s principal place of business or such other locations as are reasonably satisfactory to Borrower;

(b) the right, at the Lender’s expense and in accordance with the terms of this Agreement, to examine the books and records of Borrower and Baltimore Owner at any reasonable times upon reasonable advance notice;

(c) the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness as and to the extent provided for by the terms of this Agreement; and

(d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower or Baltimore Owner outside the ordinary course of business of any other significant property (excluding, without limitation, personal property required for the day-to-day operations of any Individual Property), property to be acquired pursuant to any Approved Budget, and property to be acquired pursuant to any alteration or Restoration made pursuant to the terms of this Agreement, which approval shall not be unreasonably withheld, conditioned or delayed.

The rights described above in this Section 10.26 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

W-#2 BALTIMORE, LLC,
a Delaware limited liability company

By:	/s/ Gregory J. Moundas
Name: Gregory J. Moundas
Title: Vice President

W-BOSTON, LLC,
a Delaware limited liability company

By:	/s/ Gregory J. Moundas
Name: Gregory J. Moundas
Title: Vice President

CASA MARINA OWNER, LLC,
a Delaware limited liability company

By:	/s/ Gregory J. Moundas
Name: Gregory J. Moundas
Title: Vice President

KEY WEST REACH OWNER, LLC,
a Delaware limited liability company

By:	/s/ Gregory J. Moundas
Name: Gregory J. Moundas
Title: Vice President

[BORROWER SIGNATURES CONTINUE ON FOLLOWING PAGE]

EL CONQUISTADOR PARTNERSHIP L.P., S.E.,
a Delaware limited partnership

By:	Conquistador Holding (SPE), Inc., a Delaware corporation, its general partner

By:	/s/ Gregory J. Moundas
Name: Gregory J. Moundas
Title: Vice President

POSADAS DE SAN JUAN ASSOCIATES,
a New York general partnership

By:	W-San Juan Hotel Corp., a Delaware corporation, its general partner

By:	/s/ Gregory J. Moundas
Name: Gregory J. Moundas
Title: Vice President

By:	W-San Juan Holding Corp., a Delaware corporation, its general partner

By:	/s/ Gregory J. Moundas
Name: Gregory J. Moundas
Title: Vice President

ATLANTA AMERICAN OWNER, LLC,
a Delaware limited liability company

By:	/s/ Gregory J. Moundas
Name: Gregory J. Moundas
Title: Vice President

FT. LAUDERDALE OWNER, LLC,
a Delaware limited liability company

By:	/s/ Gregory J. Moundas
Name: Gregory J. Moundas
Title: Vice President

BALTIMORE OWNER:

TRAVIS REAL ESTATE GROUP JOINT VENTURE,
a Texas general partnership

By:	W-Baltimore #2 Majority GP, LLC, a Delaware limited liability company, its general partner

By:	/s/ Gregory J. Moundas
Name: Gregory J. Moundas
Title: Vice President

By:	W-Baltimore #2 Minority GP, LLC, a Delaware limited liability company, its general partner

By:	/s/ Gregory J. Moundas
Name: Gregory J. Moundas
Title: Vice President

LENDER:

JPMORGAN CHASE BANK, N.A.,
a national banking association

By:	/s/ Thomas M. Cosenza
Name: Thomas M. Cosenza
Title: Vice President

BEAR STEARNS COMMERCIAL MORTGAGE, INC., a New York corporation

By:	Richard A. Ruffer Jr.
Name: Richard A. Ruffer Jr.
Title: Managing Director